Exhibit 2.1

EXECUTION VERSION

EQUITY AND ASSET PURCHASE AGREEMENT,

BY AND AMONG,

AMERICAN RAILCAR LEASING LLC,

AMERICAN ENTERTAINMENT PROPERTIES CORP.,

AEP RAIL CORP.,

SMBC RAIL SERVICES LLC

AND

SUMITOMO MITSUI BANKING CORPORATION

DATED AS OF DECEMBER 16, 2016

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SCHEDULES AND EXHIBITS

Schedule I	Sellers; Pro Rata Percentage
Schedule II	Net Lease Directive Cars
Exhibit A	Form of Option Assignment and Assumption Agreement
Exhibit B	Form of Company/RemainCo Assignment and Assumption Agreement
Exhibit C	Accounting Principles
Exhibit D	Form of Option Bill of Sale
Exhibit E	Form of Company/RemainCo Bill of Sale
Exhibit F	Form of Instrument of Assignment
Exhibit G	Form of RemainCo Railcar Management Agreement
Exhibit H	Form of Subsequent Closing Certificate
Exhibit I	Form of Option Exercise Notice

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EQUITY AND ASSET PURCHASE AGREEMENT

This Equity and Asset Purchase Agreement (this “Agreement”), dated as of December 16, 2016, is made by and among: (i) American Railcar Leasing LLC, a Delaware limited liability company (the “Company”), (ii) American Entertainment Properties Corp., a Delaware corporation (“AEPC”), (iii) AEP Rail Corp., a Delaware corporation and wholly-owned subsidiary of AEPC (“AEP Rail” and, collectively with AEPC, the “Sellers” and each, a “Seller”), (iv) SMBC Rail Services LLC, a Delaware limited liability company (“Buyer”), and (v) solely for the purposes of Articles I and XI, Sumitomo Mitsui Banking Corporation, a Japanese joint stock company and parent company of Buyer (the “Parent”). Sellers, the Company, Buyer and Parent are sometimes referred to herein collectively as the “Parties”.

WHEREAS, AEP Rail is an indirect, wholly-owned Subsidiary of AEPC;

WHEREAS, Sellers collectively own, beneficially and of record, all of the issued and outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, AEPC directly owns, beneficially and of record, twenty-five percent (25%) of the Membership Interests;

WHEREAS, AEP Rail directly owns, beneficially and of record, seventy-five percent (75%) of the Membership Interests;

WHEREAS, the Company owns, directly or indirectly through one or more wholly-owned Subsidiaries, one hundred percent (100%) of the outstanding Capital Stock of each of the ARL Subsidiaries;

WHEREAS, the Company through the ARL Subsidiaries is engaged primarily in the business of owning, managing, leasing, financing, maintaining, modifying, repairing, servicing and selling railcars (as carried on by the Group Companies, the “Business”);

WHEREAS, Buyer desires to purchase one hundred percent (100%) of the Membership Interests, subject to the terms and conditions hereof, from Sellers;

WHEREAS, Sellers desires to sell one hundred percent (100%) of the Membership Interests, subject to the terms and conditions hereof, to Buyer;

WHEREAS, immediately prior to or substantially contemporaneously with the Initial Closing (as defined below), the Sellers will cause to be transferred to a Subsidiary (as defined below) or Subsidiaries of the Company certain railcars that are subject to the Directive (as defined below) and such Subsidiary or Subsidiaries will be distributed or otherwise transferred by the Company to Sellers or one or more Subsidiaries of Sellers;

WHEREAS, following the Initial Closing, Buyer or either or both Sellers may, on one or more occasions, exercise a put / call option requiring Sellers to sell (or cause to be sold) and Buyer to purchase some or all of such railcars or a newly formed entity owning such railcars on the terms set forth herein;

WHEREAS, at the Initial Closing, the Sellers or one or more Subsidiaries of Sellers and the Company desire to enter into a railcar management agreement providing for the management of such railcars prior to any sale to Buyer pursuant to such put / call option; and

WHEREAS, in connection with the transactions contemplated hereby, as of the date hereof, the Company, ARI and AEPC have entered into a Railcar Management Transition Agreement (the “Transition Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1           Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” means PricewaterhouseCoopers LLP, acting as an expert and not as an arbitrator.

“Accounting Principles” means those accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Group Companies in the preparation of the Reference Balance Sheet that are set forth in Exhibit C, which shall include a detailed example of the Net Book Value calculation.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal for, or indication of interest in, (a) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving any of the Group Companies, (b) any sale, lease, license, transfer, purchase or other disposition of the assets of any of the Group Companies representing twenty percent (20%) or more of the assets, revenues or net income of the Group Companies, taken as a whole, other than pursuant to Section 6.25, or (c) any Capital Stock of any of the Group Companies.

“Action” means any claim, action, cause of action, suit, litigation, controversy, arbitration, investigation, formal inquiry, hearing, charge, complaint, demand or notice of legal, administrative or other proceeding by or before any Governmental Entity or similar Person or body.

“Adjustment Time” means the time immediately prior to the Initial Closing.

“AEP Rail” has the meaning set forth in the introductory paragraph to this Agreement.

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“AEPC” has the meaning set forth in the introductory paragraph to this Agreement.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For the avoidance of doubt, unless otherwise specified herein, the Group Companies shall be deemed Affiliates of Sellers (and vice versa) prior to and at the Initial Closing, and shall be deemed to be Affiliates of Buyer (and vice versa) after the Initial Closing, except that RemainCo shall be deemed to be an Affiliate of Sellers (and vice versa) after the Initial Closing. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Aggregate Purchase Price” means, as of any date, the Definitive Initial Purchase Price, plus the aggregate amount of all Subsequent Closing Purchase Prices paid pursuant to Section 2.3(b) as of such date.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 10.2(b).

“Ancillary Documents” means the Initial Closing Documents and the Subsequent Closing Documents.

“Annual Financial Statements” has the meaning set forth in Section 4.4(a).

“ARI” means American Railcar Industries, Inc. and any of its Subsidiaries, as the context permits.

“ARL II Term Loan Agreement” means that certain Term Loan Agreement, dated October 30, 2015, among ARL II Funding LLC, as borrower, BMO Harris Equipment Finance Company, as lender, and BMO Harris Equipment Finance Company, as agent and secured party.

“ARL Books and Records” means originals or copies of all books and records, documents, data and information (in each case, in whatever form maintained) in the possession or control of Sellers, the Group Companies or any Covered Affiliate of any Seller that pertain or relate to the Assets, liabilities, properties, businesses, conduct and operations of the Group Companies or the Business, including all Permits held by the Group Companies, all corporate records of the Group Companies, statutory filings as required under applicable Law, administrative records, sales records, financial records, Tax records of the Group Companies, compliance records, complaint logs and litigation files and personnel records.

“ARL First Indenture” means that certain Indenture, dated December 17, 2012, by and between ARL First LLC, as issuer of equipment notes, and U.S. Bank National Association, as indenture trustee for the equipment notes.

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“ARL Revolver” means that certain Credit Agreement, Chattel Mortgage and Security Agreement dated December 19, 2014, among the Company, as debtor, the lenders signatory thereto, Citizens Bank, National Association, as a joint lead arranger and as administrative agent, and Credit Agricole Corporate Investment Bank and Santander Bank N.A., as joint lead arrangers and co-syndication agents.

“ARL Subsidiaries” shall mean all of the Subsidiaries of the Company, which are set forth in Section 1.1(a) of the Company Disclosure Schedule.

“Asset Sale Purchase Price” has the meaning set forth in Section 10.2(b).

“Assets” means the assets, properties and rights of every type and description that are owned, leased or licensed by any Group Company or used by any Group Company in connection with the Business.

“BOA 2012 Term Loan Agreement” means that certain Term Loan Agreement, dated July 16, 2012, between the Company, as borrower, and Banc of America Leasing & Capital, LLC, as lender.

“BOA 2014 Term Loan Agreement” means that certain Term Loan Agreement, dated September 26, 2014, between the Company, as borrower, and Banc of America Leasing & Capital, LLC, as lender.

“BOA 2015 Term Loan Agreement” means that certain Term Loan Agreement, dated December 18, 2015, between the Company, as borrower, and Banc of America Leasing & Capital, LLC, as lender.

“BOA Rail Equipment Net Leasing Agreement” means that certain Rail Equipment Net Leasing Agreement No. 18858-90000 dated June 30, 2010, between Banc of America Leasing & Capital, LLC and American Railcar Leasing LLC (Schedule 002).

“Bridge Financing Payoff Letter” has the meaning set forth in Section 6.22.

“Business” has the meaning set forth in the recitals to this Agreement.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in the City of New York, New York, or in Tokyo, Japan, are required or authorized by Law or executive order to be closed.

“Buyer” has the meaning set forth in the introductory paragraph to this Agreement.

“Buyer Confidentiality Agreement” means the confidentiality agreement, dated as of November 25, 2015, by and between the Company and Parent.

“Buyer Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by Buyer to Sellers on the date of this Agreement and identified as the Buyer Disclosure Schedule, and which forms a part of this Agreement.

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“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Section 5.1 (Organization), Section 5.2 (Authority), and Section 5.4 (Brokers).

“Buyer Indemnitee” has the meaning set forth in Section 9.2(a)(i).

“Capital Stock” means any capital stock, limited liability company interest, membership interests or other type of equity, voting, capital, profit or beneficial interest in a Person, and any securities convertible or redeemable into, or exercisable or exchangeable for, any capital stock, limited liability company interest, membership interests or other type of equity, voting, capital, profit or beneficial interest in a Person.

“Cash and Cash Equivalents” means as at a specified date, the aggregate amount of all cash and cash equivalents of the Group Companies required to be reflected as cash and cash equivalents on a consolidated balance sheet of the Group Companies as of such date, prepared in accordance with GAAP. For the avoidance of doubt, (i) Cash and Cash Equivalents may be a positive or negative number and (ii) notwithstanding the foregoing, Restricted Cash shall be included in the calculation of Cash and Cash Equivalents.

“Change of Control Consents” has the meaning set forth in Section 6.18(a)(i).

“Closing Balance Sheet” has the meaning set forth in Section 2.5(b).

“Closing Cash and Cash Equivalents” has the meaning set forth in Section 2.5(b)(i).

“Closing Debt Issuance Cost Adjustment” has the meaning set forth in Section 2.5(b)(iv).

“Closing Former Directive Cars Value” has the meaning set forth in Section 2.5(b)(v).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of the Adjustment Time, determined in accordance with Section 2.5(f); provided, that the calculation of Closing Indebtedness shall include all Payoff Amounts to the extent such amounts are required to be paid at the Initial Closing pursuant to Section 2.3(a)(ii), other than any Prepayment Costs which are required to be borne by Buyer pursuant to Section 6.18(b).

“Closing Net Book Value” has the meaning set forth in Section 2.5(b)(ii).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

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“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, union agreement or similar contract with any labor organization, union or similar employee representative body.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Assignment and Assumption Agreement” means the Assignment and Assumption Agreements, substantially in the form attached hereto as Exhibit B, to be executed by the relevant Group Companies and the Company pursuant to Section 6.25(b).

“Company Bill of Sale” means the Bills of Sale, substantially in the form attached hereto as Exhibit E, to be executed by the relevant Group Companies and the Company pursuant to Section 6.25(b).

“Company Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by the Company to Buyer on the date of this Agreement and identified as the Company Disclosure Schedule, and which forms a part of this Agreement.

“Company’s Fundamental Representations” means the representations and warranties of the Company set forth in Section 4.1(a) and Section 4.1(c) (Organization and Qualification), Section 4.2 (Capitalization of the Group Companies; Subsidiaries), Section 4.3 (Authority) and Section 4.18 (Brokers).

“Company Material Adverse Effect” means any change, development, occurrence, circumstance, effect, event or fact that, individually or in the aggregate, (a) has or would reasonably be expected to have, a material adverse effect upon the financial condition, business, assets, liabilities, or results of operations of the Group Companies (after giving effect to the transactions set forth in Section 6.25(b)), taken as a whole or (b) materially impairs or, other than for purposes of Section 4.9(a), materially delays, the ability of Sellers or the Group Companies to perform their obligations under this Agreement or to consummate the transactions contemplated hereby or thereby; provided, that in the case of the foregoing clauses (a) and (b), in no event shall any adverse change, development, occurrence, circumstance, effect, event or fact arising from: (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) any actual or proposed changes in GAAP, (v) any actual or proposed changes in any Law or other binding directives issued by any Governmental Entity, (vi) any existing event, occurrence or circumstance disclosed in the Company Disclosure Schedule, (vii) any change that is generally applicable to the industries or markets in which the Group Companies operate, (viii) the public announcement of the transactions contemplated by this Agreement, (ix) any material failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement; provided, that any change, effect, event or occurrence that caused or contributed to such failure to meet projections, forecasts or predictions shall not be excluded pursuant to this clause (ix), or (x) the taking of any action contemplated by this Agreement or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby, shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided, that, with respect to a matter described in any of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vii), such matter shall only be excluded so long as such change, development, occurrence, circumstance, effect, event or fact does not have a materially disproportionate effect on the Group Companies, taken as a whole, relative to other comparable entities operating in the industry in which the Group Companies operate.

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“Company Plan” means any Employee Benefit Plan contributed, sponsored or maintained solely by one or more of the Group Companies.

“Confidentiality Agreements” has the meaning set forth in Section 4.8(d).

“Contract” means any agreement, indenture, undertaking, instrument, contract, purchase order, promise, loan, note, lease or other legally binding commitment or obligation, whether written or oral and whether express or implied.

“Covered Affiliate” means, as of the date of measurement, any Person that is Controlled, directly or indirectly, by Carl C. Icahn (“Icahn”), other than (a) (i) any company listed as an issuer on the most recent Schedule 13F filed by Icahn with the SEC as of the date hereof or as of the Initial Closing or any Subsequent Closing or (ii) any other Public Company in which Icahn or any of the Covered Affiliates has an interest as of the date hereof or acquires an interest after the date hereof, including ARI (except, in each case of the foregoing clauses (i) and (ii), to the extent that the applicable company ceases to be a Public Company), or (b) any direct or indirect Subsidiary of any company included within the foregoing clause (a); provided, that, notwithstanding the foregoing, Icahn Enterprises, L.P. shall be considered a Covered Affiliate. For purposes of this definition, “Control” means possession, directly or indirectly, of power to elect a majority of the board of directors or other governing body of an entity (whether through ownership of securities or partnership or other ownership interests, by Contract or otherwise) and, without limiting the generality of the foregoing, (x) a Person who possesses, directly or indirectly, the power to Control the general partner of a limited partnership shall be deemed to Control such limited partnership, and (y) a Person who possesses, directly or indirectly, the power to Control the manager or managing member of a limited liability company shall be deemed to Control such limited liability company. For purposes of this definition, “Public Company” means an entity having securities which are (i) listed on any tier of the New York Stock Exchange or the NASDAQ Stock Market or any other similar national or international securities exchange or (ii) quoted on any tier of the OTC Markets Group (including, without limitation, the OTCQX, OTCQB and OTC Pink marketplaces) or any other similar national or international quotation service. For the avoidance of doubt, none of ARI, Cadus Corporation, CVR Energy, Inc., CVR Partners, LP, CVR Refining, LP, Federal Mogul Holdings Corporation, Tropicana Entertainment Inc., Viskase Companies Inc., Voltari Corporation or any of their respective Subsidiaries shall be considered Covered Affiliates of Sellers unless and until any such Person ceases to be a Public Company or becomes a wholly owned Subsidiary of Icahn.

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“Customer” means a party to any Customer Agreement (other than Sellers or any Group Company) or any other Person (other than Sellers or any Group Company) who guarantees or is otherwise liable for the obligations of any such party under such Customer Agreement.

“Customer Agreements” means, collectively, (i) the lease agreements entered into between any Group Company (or trust in which any Group Company has an interest) as lessor and any lessee (including any lessee who has not yet received a railcar) providing for the lease of railcars, which lease agreements may contain purchase options, and (ii) the ancillary agreements, guarantees or other credit support agreements entered into by the Customers or their Affiliates in favor of any Group Company (or trust in which any Group Company has an interest) in connection with any of the agreements described in clause (i) above.

“Data Backup” has the meaning set forth in Section 6.15(b).

“Deal Communications” has the meaning set forth in Section 11.16(b).

“Debt Issuance Cost Adjustment” means the product of (i) 0.5 and (ii) the positive or negative amount obtained by subtracting the total amount of debt issuance costs reflected on the consolidated balance sheet of the Company as of December 31, 2016, from the total amount of debt issuance costs reflected on the Reference Balance Sheet.

“Declined Option Car” means any Final Directive Car that was included on a Quarterly Option Car Schedule, but in respect of which no Option Exercise Notice was timely delivered by Buyer or Sellers in respect of the relevant Option Quarter.

“Definitive Initial Purchase Price” has the meaning set forth in Section 2.5(d)(i).

“Designated Credit Agreements” means the ARL Revolver, the NCF I Credit Agreement and the NCF II Credit Agreement.

“Designated Credit Agreement Payoff Letter” has the meaning set forth in Section 6.18(b).

“Directive” means the Railworthiness Directive issued by the FRA on November 18, 2016 (Number 2016-01 (Revised)) as in effect as of the date of this Agreement and which revises and supersedes the Railworthiness Directive No. 2016-01 (Directive) issued by the FRA on September 30, 2016.

“Disclosure Schedules” means, collectively, the Buyer Disclosure Schedule, the Company Disclosure Schedule and the Sellers Disclosure Schedule.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other compensation and/or benefit plan, program, policy or arrangement, whether or not subject to ERISA (including, without limitation, each stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, bonus, incentive, deferred compensation, medical, profit sharing, insurance, retirement, supplemental retirement, vacation, fringe benefit and other similar benefit plan, program, policy or arrangement), whether or not in writing and whether or not funded, in each case that is sponsored, maintained or contributed to by Sellers or any of their ERISA Affiliates for the benefit of the current or former employees, directors, consultants or independent contractors of any of the Group Companies or with respect to which Sellers or any of their ERISA Affiliates have any actual or contingent liability with respect to any of the Group Companies.

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“Employee Representative Body” means any labor organization, union or similar employee representative body.

“Enforceability Exceptions” has the meaning set forth in Section 3.3.

“Enterprise Value” means $2,778,000,000.

“Environmental Law” means all Laws and any Governmental Orders, in each case, relating to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or with respect to Hazardous Materials, the protection of human health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to an entity, any trade or business (whether or not incorporated) (i) under common control (within the meaning of Section 4001(b)(1) of ERISA) with such entity or (ii) which, together with such entity, is treated as a single employer under Section 414(t) of the Code.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.5(a).

“Estimated Closing Cash and Cash Equivalents” has the meaning set forth in Section 2.5(a)(i).

“Estimated Closing Debt Issuance Cost Adjustment” has the meaning set forth in Section 2.5(a)(iv).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.5(a)(iii).

“Estimated Closing Net Book Value” has the meaning set forth in Section 2.5(a)(ii).

“Estimated Closing Statement” has the meaning set forth in Section 2.5(a).

“Estimated Former Directive Cars Value” has the meaning set forth in Section 2.5(a)(v).

“Estimated Initial Purchase Price” means an aggregate amount in cash equal to (i) the Enterprise Value, plus (ii) the Estimated Closing Cash and Cash Equivalents, plus (iii) the positive or negative amount, if any (as applicable), determined by subtracting the Target Net Book Value from the Estimated Closing Net Book Value, plus (iv) the Estimated Closing Debt Issuance Cost Adjustment, minus (v) the Estimated Closing Indebtedness, minus (vi) the Outstanding Transaction Expenses, if any, plus (vii) the Estimated Former Directive Cars Value.

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“Final Allocation Schedule” has the meaning set forth in Section 10.2(b).

“Final Closing Indebtedness” has the meaning set forth in Section 2.5(b)(iii).

“Final Closing Statement” means the Initial Closing Statement in the form in which it becomes final and binding in accordance with Section 2.5(c).

“Final Directive Cars” has the meaning set forth in Section 6.26(c).

“Final Directive Cars Schedule” has the meaning set forth in Section 6.26(c).

“Financial Statements” has the meaning set forth in Section 4.4(b).

“Former Directive Car” means any Initial Directive Car that, between the date of the Initial Directive Cars Schedule and the date of the Final Directive Cars Schedule, satisfies any of the criteria listed in clauses (i) through (v) of the definition of “Option Car”.

“Former Directive Cars Value” means the sum of the values of the Former Directive Cars determined as follows: (i) if the Initial Closing occurs on the last day of a calendar quarter, the values of such Former Directive Cars as of the Initial Closing Date set forth in Section 1.1(d) of the Company Disclosure Schedule or (ii) if the Initial Closing does not occur on the last day of a calendar quarter, the values of such Former Directive Cars as of the Initial Closing Date determined by interpolating on a linear basis between the values for such Former Directive Cars on the closest dates before and after the Initial Closing Date appearing in Section 1.1(d) of the Company Disclosure Schedule.

“FRA” means the U.S. Department of Transportation—Federal Railroad Administration.

“Full Payoff Amount” means, with respect to each Designated Credit Agreement and Full Repayment Credit Agreement, without duplication, an amount to be paid to the lenders under such Designated Credit Agreement or Full Repayment Credit Agreement equal to the aggregate amount required to be paid to fully satisfy (i) all outstanding principal and accrued interest with respect thereto through the Initial Closing Date and (ii) the Prepayment Costs associated therewith, in each case, as set forth in the applicable Payoff Letter.

“Full Repayment Credit Agreements” means, collectively, the BOA 2012 Term Loan Agreement, the BOA 2014 Term Loan Agreement, the BOA 2015 Term Loan Agreement and the Talmer Term Loan Agreement.

“Full Repayment Credit Agreement Payoff Letter” has the meaning set forth in Section 6.19(a).

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“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Governmental Approval” means the consent, approval, license, Permit, order, qualification, authorization of, or registration or other action by, or any filing with or notification to, any Governmental Entity.

“Governmental Entity” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), whether foreign or domestic, or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitrator or arbitral tribunal or panel.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Group Companies” means, collectively, the Company and the ARL Subsidiaries.

“Group Company Credit Facilities” has the meaning set forth in Section 4.8(c).

“Group Company IP Rights” has the meaning set forth in Section 4.14(b).

“Group Company Real Property Lease” has the meaning set forth in Section 4.19(a)(ii).

“Group Company Releasee” has the meaning set forth in Section 6.23(a).

“Guarantee Consents” has the meaning set forth in Section 6.18(a).

“Guaranteed Obligations” has the meaning set forth in Section 11.17(b).

“Hazardous Material” means any chemicals, materials or substances defined as or included in the definition of, or regulated as “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any applicable Environmental Law including, without limitation, petroleum, petroleum products, asbestos and asbestos-containing materials.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication: (i) the sum of the unpaid principal amount, or accrued interest, premiums, penalties, make-whole amounts, breakage costs and other fees, costs, expenses (if any), and other payment or other obligations and amounts due (including such amounts that would become due as a result of the consummation of the transactions contemplated by this Agreement), in each case, in respect of (1) all indebtedness for borrowed money of the Group Companies (including pursuant to the Group Company Credit Facilities), (2) indebtedness evidenced by notes, debentures, bonds or other similar instruments, and (3) all obligations with respect to currency or interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to the Group Companies thereunder); (ii) all obligations under capitalized leases with respect to which any Group Company is liable as lessee, determined on a consolidated basis in accordance with GAAP; (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any Group Company; and (iv) all obligations of the type referred to in clauses (i) through (iii) of other Persons for which any Group Company is responsible or liable, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations or any agreement to keep well. For the avoidance of doubt, in no event shall the calculation of Indebtedness include any Outstanding Transaction Expenses actually paid at the Initial Closing or trade payables incurred in the Ordinary Course of Business.

“Indemnified Party” has the meaning set forth in Section 9.3(a).

“Indemnifying Party” has the meaning set forth in Section 9.3(a).

“Initial Closing” has the meaning set forth in Section 2.2(a).

“Initial Closing Date” has the meaning set forth in Section 2.2(a).

“Initial Closing Documents” means the Instrument of Assignment and the RemainCo Railcar Management Agreement.

“Initial Closing Statement” has the meaning set forth in Section 2.5(b).

“Initial Directive Cars” has the meaning set forth in Section 4.6(i).

“Initial Directive Cars Schedule” has the meaning set forth in Section 4.6(i).

“Initial Purchase Price” means an aggregate amount equal to (i) the Enterprise Value, plus (ii) the Closing Cash and Cash Equivalents, plus (iii) the positive or negative amount, if any (as applicable), determined by subtracting the Target Net Book Value from the Closing Net Book Value, plus (iv) the Closing Debt Issuance Cost Adjustment, minus (v) the Final Closing Indebtedness, minus (vi) the Outstanding Transaction Expenses, if any, plus (vii) the Former Directive Cars Value.

“Initial Survival Period” has the meaning set forth in Section 9.1(a).

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“Instrument of Assignment” means the instrument of assignment, substantially in the form attached hereto as Exhibit F, to be entered into by Sellers and Buyer at the Initial Closing.

“Intellectual Property Rights” means all intellectual property rights throughout the world, including all U.S. and foreign patents, patent applications, trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations and applications, Internet domain names, software, trade secrets, and know how, in each case, to the extent protectable by applicable Law.

“Intercompany Agreement” means any Contract between any Group Company, on the one hand, and any Seller or any of Sellers’ respective Affiliates (other than any Group Company), on the other hand, including those pursuant to which any Group Company provides or receives any information, Assets, properties, support or other services (such as billing, financial, tax, accounting, data processing, human resources, administration, legal services, information technology and other corporate overhead matters).

“IRS” means the United States Internal Revenue Service.

“Japanese Banking Act” has the meaning set forth in Section 5.8.

“JFSA” has the meaning set forth in Section 5.8.

“Knowledge of the Company” means the actual knowledge of the following individuals, after reasonable inquiry: John O’Bryan, Steve Unger, Perry Fix, John Stuckey, Steve Johnson, Katy Drechsel, Michele Lesley or Yevgeny Fundler (solely in his capacity as a designee of a consultant to the Company), provided, that, in no event shall Knowledge of the Company include any knowledge of any information constituting confidential, proprietary or privileged information of ARI that has not been disclosed to the Company.

“Law” means any federal, state or local law (including common law), statute, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, decree, interpretation, bulletin, circular letter, published opinion, declaration, arbitration award or agency requirement or directive of, or by, any Governmental Entity.

“Leased Real Property” has the meaning set forth in Section 4.19(a)(ii).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, equitable interest, option, encumbrance, condition, claim, lien, charge, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on transfer or other assignment. For the avoidance of doubt, the term “Lien” shall not be deemed to include any non-exclusive license of Intellectual Property Rights.

“Losses” means any and all losses, damages, settlement payments, awards, judgments, fines, costs and expenses and liabilities (including reasonable fees and expenses of attorneys and accountants) actually suffered or incurred (including in connection with any claim asserting or disputing any right under this Agreement). Notwithstanding the foregoing, “Losses” shall not include consequential (except to the extent such consequential damages are the reasonably foreseeable result of the breach or violation in question), punitive, special or exemplary damages, regardless of form of action, whether in contract, tort, strict liability or otherwise, except to the extent actually awarded to a third party in connection with a Third Party Claim.

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“Management System” has the meaning set forth in Section 6.15(a).

“Management System Escrow Materials” has the meaning set forth in Section 6.15(a).

“Management Term” has the meaning set forth in the RemainCo Railcar Management Agreement.

“Material Contract” has the meaning set forth in Section 4.8(a).

“Material Customer” means any of the Customers of the Group Companies listed on Section 1.1(b) of the Company Disclosure Schedule.

“Material Customer Agreement” means any Customer Agreement with any Material Customer.

“Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Minimum Cash Amount” means fifty million dollars ($50,000,000).

“Minimum Net Worth” means an amount of shareholders’ equity, as determined in accordance with GAAP (except that any Final Directive Cars then owned by RemainCo shall be valued in accordance with Section 1.1(d) of the Company Disclosure Schedule), equal to (i) $75,000,000 less (ii) the aggregate amount of all sums paid by any RemainCo to Owner Indemnified Persons pursuant to Section 13.1 of any RemainCo Railcar Management Agreement; provided, however, that no liability in respect of a pending indemnification claim made by any Owner Indemnified Persons under Section 13.1 of any RemainCo Railcar Management Agreement shall be taken into account in determining the amount of such shareholders equity; provided further that in the event that there are any pending indemnification claims under Section 13.1 of any RemainCo Railcar Management Agreement on the second (2nd) anniversary of the end of the Management Term, then from and after such time, “Minimum Net Worth” shall mean the lesser of (1) the amount determined in accordance with this definition (without regard to this second (2nd) proviso) and (2) such amount as constitutes a reasonable estimate of the amount necessary to satisfy all such pending indemnification claims under Section 13.1 of any RemainCo Railcar Management Agreement assuming all such claims are fully indemnified by RemainCo in accordance with Section 13 of the RemainCo Railcar Management Agreement (and, in the case that any such indemnification claims relate to underlying claims brought by third parties, assuming all such third party claims were resolved in favor of the third party claimants).

“Monthly Option Car Schedule” has the meaning set forth in Section 2.2(b).

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“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“NCF I Credit Agreement” means that certain Credit Agreement, dated February 21, 2014, among NCF I, LLC, as borrower, the Company, as seller, ACF Industries Holding LLC, as guarantor, the lenders party thereto, and Key Equipment Finance, a division of KeyBank National Association, as administrative agent, as amended by Amendment No. 1 to Credit Agreement, dated as of November 10, 2015, Amendment No. 2 and Joinder to Credit Agreement, dated as of February 29, 2016, and Amendment No. 3 and Waiver to Credit Agreement, dated as of April 20, 2016.

“NCF II Credit Agreement” means that certain Term Loan Agreement dated February 25, 2014, among NCF II, LLC, as borrower, the Company, as seller, ACF Industries Holding LLC, as guarantor, the lenders party thereto, and U.S. Bank National Association, as security agent, as amended by First Amendment to Term Loan Agreement dated August 18, 2015 and by Amendment No. 2 and Joinder to Credit Agreement dated February 29, 2016, and as modified by the Waiver to Term Loan Credit Agreement, dated as of April 20, 2016.

“Net Book Value” means, as of the date of determination, the net book value of the Group Companies, as determined in accordance with the methodology reflected in, and giving effect to the adjustments set forth on, Exhibit C. For the avoidance of doubt, in no event shall the calculation of Net Book Value include Cash and Cash Equivalents, any Outstanding Transaction Expenses actually paid at the Initial Closing, any Pre-Closing Tax Refunds, any Indebtedness or any Initial Directive Cars.

“Net Lease Directive Cars” has the meaning set forth in Section 6.26(a).

“Net Lease Directive Cars Schedule” has the meaning set forth in Section 6.26(a).

“New Plans” has the meaning set forth in Section 6.13(a)(ii).

“NewCo” has the meaning set forth in Section 2.1(c).

“Notice of Objections” has the meaning set forth in Section 10.2(b).

“Objection” has the meaning set forth in Section 2.5(c)(i).

“Objection Notice” has the meaning set forth in Section 2.5(c)(i).

“Operating Company” has the meaning set forth in Section 4.1(b).

“Option Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit A, to be executed by RemainCo and Buyer (or its designee) in connection with a Subsequent Closing.

“Option Bill of Sale” means the Bill of Sale, substantially in the form attached hereto as Exhibit D, to be executed by RemainCo and Buyer (or its designee) in connection with a Subsequent Closing.

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“Option Cars” means any rolling stock or railcars identified on the Final Directive Cars Schedule, but only to the extent, and from and after such time as, any such rolling stock or railcar: (i) has undergone inspection, testing and, if necessary, repair, in accordance with Part III, Section 2 of the Directive, or in accordance with any written revision, modification or clarification thereof issued by the FRA, or in accordance with a methodology to which the FRA has consented, concurred or expressly not taken exception to, as evidenced by a writing from the FRA; provided, that, in order for any such rolling stock or railcar to qualify as an Option Car pursuant to this clause (i), any other maintenance, shopping, repair or qualification work that is (A) required in order to put such rolling stock or railcar in interchange condition in accordance with the Interchange Rules promulgated by the Association of American Railroads and (B) set forth on Section 1.1(c) of the Company Disclosure Schedule, is completed with respect to such rolling stock or railcar; (ii) is no longer subject to the Directive, as evidenced by any written revision, modification or clarification thereof issued by the FRA, or as evidenced by a writing to which the FRA has consented, concurred or expressly not taken exception to, as evidenced by a writing from the FRA; (iii) pursuant to any written revision, modification or clarification of the Directive issued by the FRA, or any writing to which the FRA has consented, concurred or expressly not taken exception to, as evidenced by a writing from the FRA, may be inspected, tested and, if necessary, repaired in accordance with such railcar’s routine or regular maintenance, shopping, repair or qualification schedule rather than the mandated testing and inspection timeline set forth in the Directive; (iv) is not subject to the Directive because the Directive has been permanently stayed, withdrawn, cancelled or otherwise overturned, in each case, pursuant to a final non-appealable judgment or decision of a court or tribunal of competent jurisdiction or a final, publicly available amendment of, or official notice or statement with respect to, the Directive formally issued by the FRA; or (v) was included on the Final Directive Cars Schedule in error because such rolling stock or railcar was not at such time, and is not at the time of the determination, subject to the Directive; provided, that, no Final Directive Car included on a Quarterly Option Car Schedule, but in respect of which no Option Exercise Notice was timely delivered by Buyer or Sellers in respect of such Option Quarter, shall be considered an Option Car at any time thereafter. For the avoidance of doubt, for the purposes of this definition (1) Option Cars shall include each and every part, accessory, component and any equipment installed in or attached to any Option Car and (2) a written revision, modification or clarification by the FRA or a writing from the FRA means an official publication, statement or other written notice issued by the FRA or another Governmental Entity acting on behalf of the FRA or an email, letter or other written document from an officer or employee of the FRA or another Governmental Entity acting on behalf of the FRA.

“Option Exercise Date” means the date of delivery of the applicable Option Exercise Notice.

“Option Exercise Notice” has the meaning set forth in Section 2.2(c).

“Option Period” means the period beginning on the Initial Closing Date and ending on the earlier of (i) the date that RemainCo does not own or lease (as lessee) any Owner Cars (as defined in the RemainCo Railcar Management Agreement), (ii) the date that all of the Owner Cars are Declined Option Cars or (iii) 11:59 p.m. New York time on the third (3rd) anniversary of the Initial Closing Date.

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“Option Right” has the meaning set forth in Section 2.2(b).

“Option Quarter” means the period of time (i) beginning on (1) the date of the Final Directive Cars Schedule, in the case of the first (1st) Option Quarter following the Initial Closing, and thereafter (2) the first (1st) calendar day following an Option Quarter, and (ii) ending on (1) in the case of the first (1st) Option Quarter following the Initial Closing, the tenth (10th) Business Day of the earliest succeeding month that is any of June, September, December or March, (2) in the case of all succeeding Option Quarters, other than the final Option Quarter, the tenth (10th) Business Day of the third (3rd) succeeding month thereafter or (3) in the case of the final Option Quarter, the last Business Day of the Option Period.

“Ordinary Course of Business” means an action taken by a Person if such action is consistent with the past practices of such Person and is taken in the normal day-to-day operations of such Person.

“Outside Counsel” has the meaning set forth in Section 11.16(a).

“Outstanding Transaction Expenses” has the meaning set forth in Section 2.5(e).

“Owner Indemnified Persons” has the meaning set forth in the RemainCo Railcar Management Agreement.

“Parent” has the meaning set forth in the introductory paragraph to this Agreement.

“Partial Payoff Amount” means, with respect to each Partial Repayment Credit Agreement, without duplication, an amount to be paid to the lenders under such Partial Repayment Credit Agreement equal to the minimum aggregate amount of principal, interest and/or other amounts required to be paid to (i) permit the release of all Final Directive Cars pledged as collateral under such Partial Repayment Credit Agreement pursuant to its terms, and (ii) to fully satisfy all Prepayment Costs associated with such partial repayment, in each case, as set forth in the applicable Partial Repayment Credit Agreement Payoff Letter.

“Partial Repayment Credit Agreements” means, collectively, the ARL II Term Loan Agreement, the ARL First Indenture, the ARL Revolver, the RCF 2014 Term Loan Agreement and if the Change of Control Consent and Guarantee Consent has been obtained for the NCF I Credit Agreement, the NCF I Credit Agreement.

“Partial Repayment Credit Agreement Payoff Letter” has the meaning set forth in Section 6.20(a).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Payoff Amounts” means the Full Payoff Amounts and the Partial Payoff Amounts.

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“Payoff Letters” means the Designated Credit Agreement Payoff Letters, the Full Repayment Credit Agreement Payoff Letters and the Partial Repayment Credit Agreement Payoff Letters.

“Permits” means permits, licenses, approvals, certificates, governmental qualifications, registrations, orders, variances, waivers and other authorizations of and from all Governmental Entities.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges or levies not yet due and payable as of the Initial Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in the Financial Statements to the extent required by GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (iv) other imperfections of title or Liens, if any, that are not, individually or in the aggregate, material to the Business and that do not, individually or in the aggregate, materially interfere with the current use of any material Asset by the Group Companies or materially detract from the value of any such Asset, (v) Liens granted to any lender at the Initial Closing in connection with any financing by Buyer of the transactions contemplated hereby, (vi) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property, (vii) matters that would be disclosed by an accurate survey or inspection of the real property of the Group Companies or are of record, (viii) Liens that secure debt to the extent the principal amount and accrued interest are reflected on the Reference Balance Sheet, (ix) any Lien or other matter affecting the right, title or interest of a licensor, sublicensor, lessor or sublessor under any license, sublicense, lease or sublease agreement or in the property being licensed, sublicensed, leased or subleased, and any statutory Lien of any licensor, sublicensor, lessor or sublessor under a real property license, sublicense, lease or sublease, (x) any Liens under the Group Company Credit Facilities and (xi) any Liens set forth in Section 1.1(e) of the Company Disclosure Schedule.

“Permitted Ownership Change” means (i) any change in the form of entity of AEP Rail by conversion, merger or any other means by which the resulting entity succeeds by operation of law to all of the assets, rights, obligations and liabilities of the original entity undergoing the change in form of entity, (ii) the transfer of all or a portion of the Membership Interests owned by AEP Rail to AEPC or any Subsidiary of AEPC or the transfer of all or a portion of the Membership Interests owned by AEPC to any Subsidiary of AEPC (including the transfer of Membership Interests owned by AEPC and AEP Rail to a new holding company to hold all of the Membership Interests, as well as a transfer by AEPC and AEP Rail of their equity interests in such new holding company to any Subsidiary of AEPC); provided, that, (1) AEP Rail, AEPC and/or any such successor entities or transferees shall remain, individually or collectively, the owners of 100% the Membership Interests of the Company, (2) as a condition to any such transfer, any transferee of Membership Interests so transferred who is not already a party hereto, shall execute a joinder to this Agreement and become a Seller for all purposes of this Agreement (other than for purposes of the payment accounts as described in Sections 2.3(a)(i), 2.3(a)(ii) and 2.3(b), including Article II, Article III, Article VI and Article IX hereof (and Schedule I hereto shall be amended appropriately to reflect such transfer), (3) Sellers shall furnish Buyer with copies of all documents evidencing any change or transfer of the type contemplated by clauses (i) or (ii) above, including any documents with respect to admission to the Company as a member, and (4) Sellers shall give prompt written notice to Buyer of any action permitted by the foregoing clauses (i) and (ii). Upon any conversion, merger or transfer made pursuant to a Permitted Ownership Change, the resulting successor entity or transferee shall be deemed a Seller for the purposes of this Agreement as of the date of such conversion, merger or transfer and shall have and succeed to all rights and obligations under this Agreement that the predecessor or transferring Seller had prior to such conversion, merger or transfer. In no event shall any such conversion, merger or transfer made by AEPC or AEP Rail or relieve AEPC or AEP Rail, as applicable, of any of its obligations hereunder, including its obligations under Article IX hereof, and each of AEPC and AEP Rail shall remain a Seller hereunder for all purposes of this Agreement.

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“Permitted Relocation” means a relocation of the Company’s sales office located in Rochelle Park, New Jersey, to another state in the United States or the closure of such sales office prior to the Initial Closing Date in connection with which Sellers (i) shall bear the Permitted Relocation Expenses and (ii) have obtained Buyer’s prior written consent for such relocation or closure, which consent shall not be unreasonably withheld, conditioned or delayed.

“Permitted Relocation Expenses” means any expenses incurred by the Company in connection with the Permitted Relocation, including real property lease signing, initiation or termination payments (at the existing New Jersey sales office location and for any new office to which such sales office may be relocated), employee hiring, relocation and termination expenses, real property rental and operating expenses to the extent that they exceed those currently paid by the Company in respect of the New Jersey sales office, and moving and similar relocation expenses.

“Permitted Removal” has the meaning set forth in Section 11.16(d).

“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, joint stock company, Governmental Entity, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Post-Closing Directive Car” has the meaning set forth in Section 6.27.

“Post-Closing Tax Period” means any taxable year or period that begins after the Initial Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Initial Closing Date.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Initial Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Initial Closing Date.

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“Pre-Closing Tax Refund” means (i) any refund of Taxes for a taxable period ending on or before the Initial Closing Date received by any of Buyer, Buyer’s Affiliate or any Group Company after the Initial Closing Date and (ii) the portion of any tax refund of Taxes for a Straddle Period received by any of Buyer, Buyer’s Affiliate or any Group Company after the Initial Closing Date that is attributable to the portion of the Straddle Period ending on and including the Initial Closing Date, as determined pursuant to the methodology in Section 10.3.

“Prepayment Costs” means, without duplication, any prepayment premiums or penalties, LIBOR or other breakage fees or costs, make-whole amounts or other costs, expenses or obligations (including lenders’ and agents’ attorney’s fees and costs) required to be paid under a Designated Credit Agreement, Full Repayment Credit Agreement, Partial Repayment Credit Agreement or otherwise in connection with the prepayment thereof in full or in part, as applicable, on the Initial Closing Date, in each case, as set forth in the applicable Payoff Letters.

“Privileged Deal Communications” has the meaning set forth in Section 11.16(b).

“Quarterly Option Car Schedule” has the meaning set forth in Section 2.2(b).

“Railcar Information” means, with respect to any unit of rolling stock or railcar assets owned or leased (as lessee) by or on behalf of any Group Company: (i) Association of American Railroads car type; (ii) customer identification number; (iii) lessee name and country; (iv) contractual commodity; (v) lease agreement identification number; (vi) car mark and number; (vii) ownership; (viii) base rent and monthly amounts due; (ix) expiration date; (x) active or idle status; (xi) lease maintenance type; (xii) build date; (xiii) regulatory test date; (xiv) tare weight; (xv) gross rail load; (xvi) Association of American Railroads ledger value; (xvii) designated scrap car; and (xviii) builder.

“Railcar Property” means the Assets of the Group Companies that constitute rolling stock and railcars owned or leased (as lessee) by or on behalf of the Group Companies and related parts, accessories and appurtenances.

“Railcar Tape” means the computer disk, computer tape or other computer format delivered to Buyer setting forth, as of June 1, 2016, the Railcar Information for every unit of rolling stock and railcar (or interests therein) owned or leased (as lessee) by or on behalf of the Group Companies; provided, that the Railcar Tape to be delivered pursuant to Section 6.4 shall set forth such information as of a date no earlier than ten (10) Business Days prior to the Initial Closing Date.

“RCF 2014 Term Loan Agreement” means that certain Term Loan Agreement dated September 3, 2014, among RCF 2014, LLC, as borrower, the lenders parties thereto, Credit Agricole Corporate and Investment Bank, as arranger, agent and secured party thereto and BNP Paribas and DVB Bank SE, as co-documentation agents.

“Real Property Lease” means any lease, sublease, license or sublicense pursuant to which any Group Company, as tenant, subtenant, licensee or sublicensee thereunder, leases, subleases, licenses or sublicenses real property.

“Reference Balance Sheet” means the consolidated balance sheet of the Group Companies as of June 30, 2016 (the “Reference Balance Sheet Date”) set forth in Section 1.1(f) of the Company Disclosure Schedule, including any footnotes thereto.

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“Released Employees” has the meaning set forth in Section 6.13(d).

“Relocating Employees” has the meaning set forth in Section 6.13(d).

“RemainCo” means each of the one or two, but not more than two, wholly-owned Subsidiaries of the Company formed to effect the transactions contemplated by Section 6.25(b).

“RemainCo Assignment and Assumption Agreement” means the Assignment and Assumption Agreements, substantially in the form attached hereto as Exhibit B, to be executed by the Company and RemainCo pursuant to Section 6.25(b).

“RemainCo Bill of Sale” means the Bills of Sale, substantially in the form attached hereto as Exhibit E, to be executed by the Company and RemainCo pursuant to Section 6.25(b).

“RemainCo Railcar Management Agreement” means the Railcar Management Agreement(s), substantially in the form attached hereto as Exhibit G, to be entered into by the Company and RemainCo at the Initial Closing.

“Replacement Documents” has the meaning set forth in Section 6.21.

“Representative” means, with respect to any Person, the directors, officers, principals, partners, managers, members, employees, advisors, agents, stockholders, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates or, with respect to Sellers, such Sellers’ respective Covered Affiliates.

“Residual Communications” has the meaning set forth in Section 11.16(d).

“Restricted Cash” means all Cash and Cash Equivalents that are not freely useable and available to the Group Companies because they are subject to restrictions, limitations or taxes on use or distribution either by contract (including under any Contract with respect to Indebtedness), for regulatory or legal purposes, or is cash or a cash equivalent that is collected from Customers in advance, is being held on behalf of Customers and represents a liability to such Customers. “Restricted Cash” shall include, without limitation, all assets classified as such on the Group Companies’ balance sheet in accordance with GAAP.

“Retained Employees” has the meaning set forth in Section 6.13(d).

“Securities Act” has the meaning set forth in Section 5.6.

“SEC” means the United States Securities Exchange Commission.

“Seller” and “Sellers” have the meaning set forth in the introductory paragraph to this Agreement.

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“Sellers Disclosure Schedule” means the disclosure schedule, dated as of the date hereof, delivered by Sellers to Buyer on the date of this Agreement and identified as the Sellers Disclosure Schedule, and which forms a part of this Agreement.

“Sellers’ Fundamental Representations” means the representations and warranties of Sellers set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Title to Membership Interests), Section 3.3 (Authority) and Section 3.5 (Brokers).

“Seller Indemnitee” has the meaning set forth in Section 9.2(b).

“Seller Plan” means any Employee Benefit Plan that is not a Company Plan.

“Seller Releasor” has the meaning set forth in Section 6.23(a).

“Shared Railcar Lease Agreement” means any lease Contract for any rolling stock or railcar, under which any of the Group Companies, either as original named party or as assignee, successor-in-interest, or designee, acts in a capacity as, or is named in a capacity that includes acting as, agent for the owner of rolling stock or railcars (other than if the only owner or owners thereunder are one or more Group Companies), either under the original Contract or under any of the riders, amendments, or supplements thereto.

“Straddle Period” means a taxable period that begins on or before and ends after the Initial Closing Date.

“Subsequent Action” has the meaning set forth in Section 11.15.

“Subsequent Closing” has the meaning set forth in Section 2.2(d).

“Subsequent Closing Certificate” means a certificate, in substantially the form attached hereto as Exhibit H, delivered by RemainCo in connection with a Subsequent Closing.

“Subsequent Closing Date” has the meaning set forth in Section 2.2(d).

“Subsequent Closing Documents” means any Option Bill of Sale and any Option Assignment and Assumption Agreement.

“Subsequent Closing Purchase Price” means (i) the sum of the values of the applicable Option Cars as of the last day of the calendar quarter immediately preceding the applicable Subsequent Closing as set forth in Section 1.1(d) of the Company Disclosure Schedule, and, in the event that such value is being determined as of the last Business Day of the Option Period, the value of each such Option Car shall be determined by interpolating on a linear basis between the values for such Option Car on the closest dates before and after the last Business Day of the Option Period, as appearing in Section 1.1(d) of the Company Disclosure Schedule. The value of each applicable Option Car pursuant to clause (i) shall be calculated in accordance with the “Methodology” set forth in Section 1.1(d) of the Company Disclosure Schedule.

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“Subsequent Seller Fundamental Representation” means the representations and warranties of RemainCo set forth in Section 1, Section 2 and Section 3 of any Subsequent Closing Certificate.

“Subsequent Straddle Period” means, with respect to any particular Subsequent Closing Date, a taxable period that begins on or before and ends after such Subsequent Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary and shall refer to any Subsidiaries that exist now or may be created in the future.

“Substitution” has the meaning set forth in Section 6.21.

“Talmer Term Loan Agreement” means that certain Term Loan Agreement, dated September 26, 2014, between the Company, as borrower, and Talmer Bank and Trust as lender, as amended by Amendment No. 1 to Term Loan Agreement, dated as of September 26, 2014.

“Target Net Book Value” means $1,378,515,000.

“Tax” or “Taxes” means all (i) United States federal, state or local or foreign taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, premium, real property, personal property, rolling stock, intangible property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative or add-on minimum, escheat, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest; (ii) any liability for the payment of any amount of a type described in clause (i) arising under Treasury Regulations Section 1.1502-6 (or any other similar or corresponding provision of federal, state, local or foreign Law) or as a result of being or having been a member of any affiliated, consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by Contract or otherwise.

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“Tax Agreements” has the meaning set forth in Section 4.17(d).

“Tax Contest” has the meaning set forth in Section 10.6.

“Tax Returns” means any return, report, information return, or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Third Party Approval” means any consent, agreement, sublicense, approval, authorization, action, notice, estoppel certificate or waiver of, to or by any third party (other than a Governmental Entity).

“Third Party Claim” has the meaning set forth in Section 9.3(a).

“Transaction Expenses” means, without duplication, any and all fees and expenses incurred up to and including the Initial Closing Date and payable by or on behalf of the Group Companies in connection with the transactions contemplated by this Agreement, including: (i) all fees and expenses of Thompson Hine LLP, Deutsche Bank Securities, Inc., and any other consultants, advisors, investment bankers, attorneys, accountants, auditors or experts; (ii) any change in control, severance, retention or stay payments, transaction bonuses and similar payments or obligations to current or former employees, directors, consultants, or independent contractors of the Group Companies that become payable or are increased or accelerated as a result of the transactions contemplated hereby, including under (1) any employment agreement, (2) under the retention bonus award plan and the transaction bonus award plan (2016 Special Recognition Award Plan) set forth on Section 4.12(h) of the Company Disclosure Schedule and (3) the 2016 Management Incentive Plan; (iii) all brokers’, finders’ or similar fees incurred in connection with the transactions contemplated hereby; (iv) any fees and expenses incurred in connection with obtaining the Change of Control Consents, the Guarantee Consents or the Payoff Letters; and (v) any fees and expenses incurred in connection with obtaining any other Third Party Approvals to the extent that any Group Company is liable for such costs, fees and expenses and to the extent that such costs, fees and expenses remain unpaid as of Initial Closing.

“Transfer Taxes” has the meaning set forth in Section 10.8.

“Transferred Employees” has the meaning set forth in Section 6.13(d).

“Transition Agreement” has the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means final or temporary regulations promulgated under the Code.

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Article II

PURCHASE AND SALE

Section 2.1           Purchase and Sale of the Membership Interests, Purchase and Sale of Option Cars.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Initial Closing, Buyer will purchase from each Seller, and each Seller shall sell, assign, transfer, convey and deliver to Buyer, free and clear of all Liens, all of its rights, title and interest in the Membership Interests set forth on Schedule I, in consideration for payment by Buyer of an aggregate amount equal to the Initial Purchase Price. The Initial Purchase Price shall be paid in accordance with Section 2.3(a) and Section 2.5. Each Seller shall be entitled to its pro rata percentage of such Initial Purchase Price as more fully described in Schedule I.

(b)           Upon the exercise of any Option Right by Buyer or Sellers in accordance with Section 2.2(b) of this Agreement, and subject to the terms and conditions set forth in this Agreement, at the applicable Subsequent Closing, Buyer will purchase and assume from RemainCo, and Sellers shall cause RemainCo to sell, assign, transfer, convey and deliver to Buyer (or its designee), free and clear of all Liens, the Option Cars set forth in the Option Exercise Notice with respect thereto, in consideration for payment by Buyer of the applicable Subsequent Closing Purchase Price for the Option Cars covered by such Option Exercise Notice, in accordance with Section 2.3(b).

(c)           In the event that at any time following the Initial Closing and prior to the expiration of the Option Period, all or substantially all of the Final Directive Cars that are then held by RemainCo or RemainCos, as applicable, become Option Cars as a result of one or more of the events described in subclauses (ii), (iii) or (iv) in the definition of “Option Cars”, then the Option Right corresponding to the Option Quarter in which such event occurred (or, if such event occurred less than thirty (30) days prior to the end of any Option Quarter other than the final Option Quarter, then the Option Right corresponding to the next succeeding Option Quarter) shall provide Sellers and RemainCo with the right to put all such Option Cars to Buyer either (x) in the manner contemplated by Section 2.1(b) or (y) by transferring all of the equity interests of a newly-organized, wholly-owned Subsidiary of RemainCo or a newly-organized, wholly-owned Subsidiary of each RemainCo, as the case may be (each, a “NewCo”) into which all of such Option Cars and the interests in the lease agreements pursuant to which such Option Cars are leased only with respect to the Option Cars have been transferred; provided, that Sellers and RemainCo shall provide Buyer with customary and mutually acceptable representations, warranties and indemnification with respect to such NewCo, including with respect to the absence of any accrued or contingent liabilities thereof, other than in respect of the liabilities that RemainCo has in respect of the lease agreements pursuant to which such Option Cars are leased; and provided further, that the Parties shall not effect the put of any Option Cars in the manner contemplated by this Section 2.1(c) if doing so would (1) reasonably be expected to have an adverse tax, regulatory or accounting effect or burden on Buyer that is not de minimis relative to the tax, regulatory or accounting effect or burden, if any, on Buyer associated with the put of such Option Cars in the manner contemplated by Section 2.1(b), or (2) require the prior consent or approval of any Governmental Entity and the process for obtaining such consent or approval would, in the reasonable opinion of Buyer based on advice of its counsel, require expenditure of resources and/or potential delays in timing that would not be de minimis.  After the Initial Closing, to the extent that Sellers anticipate that they will exercise the put of any Option Cars in the manner contemplated by this Section 2.1(c), Sellers may request of Buyer, and Buyer shall provide to Sellers, such information as may be reasonably requested by Sellers and available to Buyer regarding whether any such exercise by Sellers of the Option Right will be prohibited by the proviso in the preceding sentence.

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Section 2.2           Initial Closing; Grant of Option Right; Subsequent Closing.

(a)           The purchase and sale of the Membership Interests contemplated by this Agreement (the “Initial Closing”) shall take place at 10:00 a.m. New York time, at the offices of Thompson Hine LLP, 335 Madison Avenue, 12th Floor, New York, NY 10017, on the tenth (10th) Business Day immediately following the satisfaction or waiver of the conditions set forth in Section 7.1, Section 7.2 and Section 7.3 (other than those conditions to be satisfied at the Initial Closing, but subject to the satisfaction or waiver of such conditions at the Initial Closing), but in no event prior to April 3, 2017; provided, however, that Sellers may, on one or more occasions, elect to defer the Initial Closing to a Business Day after April 3, 2017 and on or prior to June 30, 2017, by providing written notice to Buyer at least ten (10) Business Days’ prior to such anticipated closing date; provided further that all conditions set forth in Section 7.1, Section 7.2 and Section 7.3 shall be satisfied or waived at the Initial Closing. The actual date and time of the Initial Closing is referred to herein as the “Initial Closing Date.”

(b)           Within five (5) Business Days following the end of each calendar month during the Option Period, Sellers shall provide Buyer with a list (the “Monthly Option Car Schedule”), updated to the end of such month, identifying all Final Directive Cars that became Option Cars since the beginning of the then current Option Quarter. In addition, on the last day of each Option Quarter, Sellers shall provide Buyer with an update to the most recent Monthly Option Car Schedule (such update, the “Quarterly Option Car Schedule”) identifying all Final Directive Cars that became Option Cars during the Option Quarter then ended. If Sellers become aware that they failed to include any Final Directive Cars that became Option Cars during a given Option Quarter on the relevant Quarterly Option Car Schedule, such Option Cars shall be included in the next succeeding Monthly Option Car Schedule and Quarterly Option Car Schedule. Effective as of the Initial Closing Date, subject to and in accordance with the terms and conditions of this Agreement, (i) Buyer hereby grants Sellers the right but not the obligation, with respect to any Option Quarter, to require Buyer to purchase any Final Directive Cars that became Option Cars during such Option Quarter together with all of RemainCo’s interests in the lease agreements pursuant to which such Option Cars are leased to the extent related to such Option Cars and (ii) Sellers hereby grant Buyer the right, but not the obligation, with respect to any Option Quarter, to purchase any Final Directive Cars that became Option Cars during such Option Quarter together with all of RemainCo’s interests in the lease agreements pursuant to which such Option Cars are leased to the extent related to such Option Cars (each such right, the “Option Right”), in each case, from RemainCo at a purchase price equal to the Subsequent Closing Purchase Price with respect thereto.

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(c)           Not earlier than the date of delivery of the Quarterly Option Car Schedule pursuant to Section 2.2(b), nor later than the fifth (5th) Business Day prior to the date of the related Subsequent Closing pursuant to Section 2.2(d), Buyer may deliver to Sellers and Sellers may deliver to Buyer a written notice, in the form attached hereto as Exhibit I (the “Option Exercise Notice”), exercising the Option Right; provided, that if Sellers and Buyer each deliver an Option Exercise Notice, such Option Exercise Notices shall be amalgamated into a single Option Exercise Notice listing all Option Cars listed in each Option Exercise Notice without duplication.

(d)           The closing of any sale and purchase pursuant to an Option Exercise Notice (each such closing, a “Subsequent Closing” and, collectively, the “Subsequent Closings”) shall, except as otherwise agreed between Buyer and Sellers, occur on and be effective as of the opening of business on the first (1st) Business Day of the calendar month following the applicable Option Quarter, provided, that all conditions set forth in Section 7.4, Section 7.5 and Section 7.6 shall be satisfied or waived at the applicable Subsequent Closing. The actual date and time of a Subsequent Closing is referred to herein as the “Subsequent Closing Date.”

Section 2.3           Payment of Purchase Price, Delivery of the Membership Interests and Railcar Title.

(a)           At or simultaneously with the Initial Closing:

(i)           Buyer shall pay by wire transfer of immediately available funds, to Sellers’ account as designated by Sellers in writing no later than two (2) Business Days prior to the Initial Closing Date, an amount equal to the Estimated Initial Purchase Price, as set forth on the Estimated Closing Statement delivered to Buyer pursuant to Section 2.5(a);

(ii)          To the extent required by: (1) Section 6.22, Buyer shall pay, or cause to be paid, on behalf of the applicable Group Company, to the relevant Seller Affiliate or Affiliates, any and all amounts of principal, interest, fees and other costs under any debt bridge financing entered into pursuant to such Section 6.22 in accordance with the Bridge Financing Payoff Letters delivered pursuant to Section 2.4(a)(viii) and Section 6.22, by wire transfer of immediately available funds, (x) to Sellers’ account for themselves or, if applicable, for and on behalf of such Seller Affiliate(s), as designated by Sellers in writing no later than two (2) Business Days prior to the Initial Closing Date or (y) to an account or accounts of such Seller Affiliate(s) as designated by Sellers; provided, that each such Seller Affiliate shall have satisfied Buyer’s “Know Your Customer” requirements in accordance with Buyer’s internal policies and procedures as determined by Buyer in its sole discretion, or (2) Section 6.18(c), Section 6.19(a) or Section 6.20(a), Buyer shall pay, or cause to be paid, on behalf of the applicable Group Company, the applicable Payoff Amount(s), by wire transfer of immediately available funds, to such parties and in such amounts as set forth in the applicable Payoff Letter(s) delivered by Sellers to Buyer pursuant to Section 2.4(a)(viii) and Section 6.18(b), Section 6.19(a) or Section 6.20(a); and

(iii)          Each Seller shall deliver to Buyer an executed Instrument of Assignment, and each Seller shall withdraw as a member of the Company in accordance with the Company’s operating agreement and the Delaware Limited Liability Company Act.

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(b)           At each Subsequent Closing, Buyer shall pay by wire transfer of immediately available funds, to Sellers’ account as designated by Sellers in writing no later than two (2) Business Days prior to such Subsequent Closing Date, an amount equal to the Subsequent Closing Purchase Price for the Option Cars being purchased on such Subsequent Closing Date.

Section 2.4           Other Closing Deliveries.

(a)           At the Initial Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(i)           evidence reasonably satisfactory to Buyer that the Intercompany Agreements to be terminated, commuted, released or discharged in accordance with Section 6.3(b) have been so terminated, commuted, released or discharged, as applicable; provided, that any Intercompany Agreements terminated, commuted, released or discharged pursuant to and in accordance with the terms of the Transition Agreement shall be deemed to be satisfactory to Buyer;

(ii)           a certificate of an authorized officer of each Seller, dated as of the Initial Closing Date, to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied by each Seller and the Group Companies;

(iii)          a certified copy of the resolutions of each Seller’s board of directors authorizing the execution and delivery of this Agreement and the Instrument of Assignment and the consummation of the transactions contemplated hereby and thereby;

(iv)          a certified copy of the resolutions of RemainCo’s board of directors (or equivalent governing body) authorizing the execution and delivery of the RemainCo Railcar Management Agreement(s) and the consummation of the transactions contemplated thereby;

(v)          written resignations of each of the managers or directors (or, in the case of the Company, each member of the executive committee) of each Group Company in their capacities as such, which resignations shall be effective as of the Initial Closing, except for such managers or directors that Buyer specifies in writing to Sellers prior to the Initial Closing Date or any managers or directors that are required by the Group Company Credit Facilities to remain in place;

(vi)         written resignations of each of the officers of each Group Company who is an employee of Sellers or any Sellers’ Affiliate (other than any Group Company) or who is listed on Section 6.3(c) of the Company Disclosure Schedule, which resignations shall be effective as of the Initial Closing, except for any such officers that Buyer specifies in writing to Sellers prior to the Initial Closing Date;

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(vii)         a certificate from each Seller or, if any Seller is an entity disregarded as separate from its tax owner, each such tax owner, in form and substance as prescribed by Treasury Regulations promulgated under Code section 1445, stating that each Seller (or, if applicable, such tax owner) is not a “foreign person” within the meaning of Code section 1445; and if any Seller (or, if applicable, such tax owner) fails to provide such certificate, Buyer shall have the right pursuant to Section 2.6 to withhold any amounts required to be withheld under the Code and applicable law, and proceed with the Initial Closing;

(viii)        if applicable, the Payoff Letters required to be delivered pursuant to Section 6.18(b), Section 6.19(a) and Section 6.20(a) (and, if applicable, Payoff Letters required to be delivered pursuant to Section 6.22) and evidence reasonably satisfactory to Buyer that any and all Liens on all railcars or rolling stock constituting Final Directive Cars granted in connection with Group Company Credit Facilities have been terminated or released, or will be terminated or released concurrently with the occurrence of the Initial Closing Date;

(ix)          the final documents utilized to effect the actions to be taken pursuant to Section 6.25(b) to transfer the Final Directive Cars to RemainCo and to transfer the equity of RemainCo to Sellers;

(x)           if applicable, documentary evidence reasonably satisfactory to Buyer that the Substitution was effected and that no Final Directive Cars are pledged as collateral under the NCF II Credit Agreement;

(xi)          the RemainCo Railcar Management Agreement(s), duly executed by RemainCo and the Company; and

(xii)         such other certificates (including secretary, incumbency and good standing certificates), documents and instruments as may be reasonably necessary for Sellers to consummate the transactions contemplated by this Agreement with respect to the Initial Closing.

(b)          At the Initial Closing, Buyer shall deliver, or cause to be delivered, to Sellers:

(i)            a certificate of an authorized officer of Buyer, dated as of the Initial Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(ii)           a certified copy of the resolutions of Buyer’s board of directors (or other governing body) authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and

(iii)          such other certificates (including secretary, incumbency and good standing certificates), documents and instruments as may be reasonably necessary for Buyer to consummate the transactions contemplated by this Agreement with respect to the Initial Closing.

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(c)           At each Subsequent Closing, Sellers shall deliver, or cause to be delivered, to Buyer:

(i)            a certified copy of the resolutions of RemainCo’s board of directors (or equivalent governing body) authorizing the sale of the Option Cars and the execution and delivery of the Ancillary Documents required by such Subsequent Closing and the consummation of the transactions contemplated thereby;

(ii)           a certificate from RemainCo or, if RemainCo is an entity disregarded as separate from its tax owner, such tax owner, in form and substance as prescribed by Treasury Regulations promulgated under Code section 1445, stating that RemainCo (or, if applicable, such tax owner) is not a “foreign person” within the meaning of Code section 1445; and if RemainCo (or, if applicable, such tax owner) fails to provide such certificate, Buyer shall have the right pursuant to Section 2.6 to withhold any amounts required to be withheld under the Code and applicable law, and proceed with the Subsequent Closing;

(iii)          an executed Option Bill of Sale;

(iv)          an executed Option Assignment and Assumption Agreement;

(v)           an executed Subsequent Closing Certificate;

(vi)          the documents required to be delivered on or prior to such Subsequent Closing pursuant to Section 6.5, to the extent not already delivered to Buyer; and

(vii)         such other certificates (including secretary, incumbency and good standing certificates), documents and instruments as may be reasonably necessary for Sellers and RemainCo to consummate the transactions contemplated by this Agreement with respect to such Subsequent Closing.

(d)           At each Subsequent Closing, Buyer shall deliver, or cause to be delivered, to Sellers:

(i)            a certified copy of the resolutions of Buyer’s board of directors (or other governing body) authorizing the execution and delivery of the Ancillary Documents required by such Subsequent Closing and the consummation of the transactions contemplated thereby

(ii)           an executed Option Bill of Sale;

(iii)          an executed Option Assignment and Assumption Agreement;

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(iv)         a certificate of an authorized officer of Buyer, dated as of such Subsequent Closing Date, to the effect that the conditions specified in Section 7.6(a) have been satisfied; and

(v)           such other certificates (including secretary, incumbency and good standing certificates), documents and instruments as may be reasonably necessary for Buyer to consummate the transactions contemplated by this Agreement with respect to such Subsequent Closing.

Section 2.5           Initial Purchase Price.

(a)          Estimated Initial Purchase Price. No later than ten (10) Business Days prior to the Initial Closing, Sellers shall deliver to Buyer a consolidated balance sheet of the Group Companies as of the Initial Closing Date (the “Estimated Closing Balance Sheet”) and a statement (together with the Estimated Closing Balance Sheet, the “Estimated Closing Statement”) setting forth in reasonable detail their good faith estimates of the following:

(i)           Sellers’ calculation of the Cash and Cash Equivalents as of the Initial Closing Date (the “Estimated Closing Cash and Cash Equivalents”);

(ii)          Sellers’ calculation of the Net Book Value as of the Initial Closing Date (the “Estimated Closing Net Book Value”);

(iii)         Sellers’ calculation of the Closing Indebtedness (the “Estimated Closing Indebtedness”);

(iv)          Sellers’ calculation of the Debt Issuance Cost Adjustment as of the Initial Closing Date (the “Estimated Closing Debt Issuance Cost Adjustment”);

(v)           Sellers’ calculation of the Former Directive Cars Value as of the Initial Closing Date (the “Estimated Former Directive Cars Value”); and

(vi)          Sellers’ calculation of the Estimated Initial Purchase Price, based on the estimates in the foregoing clauses (i) through (v).

The Estimated Closing Statement and the determinations and calculations set forth therein shall be prepared in accordance with this Agreement, including Section 2.5(f).

(b)          Determination of Definitive Initial Purchase Price. As soon as reasonably practicable, but no later than ninety (90) days after the Initial Closing Date, Buyer shall prepare and deliver to Sellers a consolidated balance sheet of the Group Companies as of the Initial Closing Date (the “Closing Balance Sheet”) and a statement (together with the Closing Balance Sheet, the “Initial Closing Statement”) setting forth in reasonable detail:

(i)           Buyer’s calculation of the Cash and Cash Equivalents as of the Initial Closing Date (the “Closing Cash and Cash Equivalents”);

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(ii)           Buyer’s calculation of the Net Book Value as of the Initial Closing Date (the “Closing Net Book Value”);

(iii)           Buyer’s calculation of the Closing Indebtedness (the “Final Closing Indebtedness”);

(iv)           Buyer’s calculation of the Debt Issuance Cost Adjustment as of the Initial Closing Date (the “Closing Debt Issuance Cost Adjustment”);

(v)            Buyer’s calculation of the Former Directive Cars Value as of the Initial Closing Date (the “Closing Former Directive Cars Value”); and

(vi)           Buyer’s calculation of the Initial Purchase Price, based on the estimates in the foregoing clauses (i) through (v).

The Initial Closing Statement and the determinations and calculations contained therein shall be prepared in accordance with this Agreement, including Section 2.5(f).

(c)          Dispute.

(i)           Within sixty (60) days following receipt by Sellers of the Initial Closing Statement, Sellers shall deliver written notice (an “Objection Notice”) to Buyer of any dispute they have with respect to the preparation or calculation of or any line item in, as applicable, the Closing Balance Sheet, the Closing Cash and Cash Equivalents, the Closing Net Book Value, the Final Closing Indebtedness, the Closing Debt Issuance Cost Adjustment, the Closing Former Directive Cars Value or the Initial Purchase Price, and specifying the amount of the proposed adjustment for each item in dispute and the substance of any disagreement asserted in reasonable detail. Any amount, determination or calculation contained in the Initial Closing Statement and not specifically disputed in a timely delivered Objection Notice shall be final, conclusive and binding on the Parties. If Sellers do not timely deliver an Objection Notice with respect to the Initial Closing Statement within such sixty (60) day period, the Initial Closing Statement will be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered within such sixty (60) day period, Buyer and Sellers shall negotiate in good faith to resolve each dispute raised therein (each, an “Objection”). If Sellers and Buyer reach a written agreement with respect to all of the Objections, Sellers and Buyer shall mutually revise the Initial Closing Statement to effect such agreement and the resulting calculation of the Definitive Initial Purchase Price in accordance therewith, and such revised Initial Closing Statement shall be final and binding upon the Parties.

(ii)           If Buyer and Sellers, notwithstanding such good faith efforts, fail to resolve any Objections within fifteen (15) days after Sellers deliver an Objection Notice, then Buyer and Sellers shall jointly engage the Accounting Firm to resolve such disputes as soon as practicable thereafter (but in any event within thirty (30) days after engagement of the Accounting Firm). At the time of submission of the dispute to the Accounting Firm, Buyer and Sellers will each submit a written statement setting forth in such detail as they deem appropriate their respective positions with respect to only the remaining Objections. There will be no ex parte communications between Buyer or Sellers and the Accounting Firm with respect to the Objections, other than written answers by the parties to written questions from the Accounting Firm. All written communications to or from the Accounting Firm and Buyer or Sellers will be delivered simultaneously to Buyer or Sellers. In determining the Closing Balance Sheet, Closing Cash and Cash Equivalents, Closing Net Book Value, the Closing Debt Issuance Cost Adjustment, the Final Closing Indebtedness and the Closing Former Directive Cars Value, the Accounting Firm shall consider only those items or amounts in the Closing Balance Sheet, Closing Cash and Cash Equivalents, Closing Net Book Value, the Closing Debt Issuance Cost Adjustment, the Final Closing Indebtedness and the Closing Former Directive Cars Value as to which Sellers have raised an Objection and which remain in dispute at the end of the process described in Section 2.5(c)(i).

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(iii)           Buyer and Sellers shall cause the Accounting Firm to deliver a written report containing its calculation of the disputed Objections (which calculation shall be within the range of dispute between the Initial Closing Statement and the Objection Notice) within the thirty (30) day period following its engagement. All Objections that are resolved between the Parties or are determined by the Accounting Firm will be final, conclusive and binding on the Parties, shall not be subject to appeal and shall be deemed to have been accepted by Buyer and Sellers, subject only to manifest error. The fees and disbursements of the Accounting Firm shall be allocated to Sellers in the same proportion that the aggregate amount of Objections so submitted to the Accounting Firm that is unsuccessfully disputed by Sellers (as finally determined by the Accounting Firm) bears to the total amount of Objections so submitted, if any, and the balance shall be paid by Buyer. Buyer and Sellers shall enter into an engagement letter with the Accounting Firm promptly after its retention, which includes customary indemnification and other provisions. Following delivery of the Accounting Firm’s determination, Buyer and Sellers shall mutually revise the Initial Closing Statement to effect the calculation of the Definitive Initial Purchase Price in accordance therewith. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Final Closing Statement and preparation or review of any Objection Notice, as applicable, shall be borne by such Party.

(iv)           Buyer shall cause each Group Company to make its financial records, accounting personnel and advisors available to Sellers, their accountants and other representatives and the Accounting Firm upon reasonable notice and at reasonable times during business hours to the extent reasonably requested by Sellers or required by the Accounting Firm in connection with the review by Sellers and the Accounting Firm of, and the resolution of any Objections with respect to, the Initial Closing Statement.

(d)          Adjustments.

(i)            If the Initial Purchase Price as finally determined pursuant to this Section 2.5 (the “Definitive Initial Purchase Price”) exceeds the Estimated Initial Purchase Price, then Buyer shall pay to Sellers an amount equal to such excess by wire transfer of immediately available funds to an account designated by Sellers within five (5) Business Days after the date on which the Definitive Initial Purchase Price is finally determined, with each Seller receiving its pro rata portion of such excess amount.

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(ii)           If the Definitive Initial Purchase Price is less than the Estimated Initial Purchase Price, then Sellers shall pay to Buyer an amount equal to such shortfall by wire transfer of immediately available funds to an account designated by Buyer within five (5) Business Days after the date on which the Definitive Initial Purchase Price is finally determined.

(e)           Outstanding Company Expenses. Not later than ten (10) Business Days prior to the Initial Closing Date, Sellers shall provide Buyer a written report setting forth a list of the Transaction Expenses solely to the extent such fees and expenses are or will be incurred and unpaid as of the close of business on the Business Day immediately preceding the Initial Closing Date (collectively, the “Outstanding Transaction Expenses”). On the Initial Closing Date, Buyer shall pay to such third parties as directed by Sellers in writing, by wire transfer of immediately available funds, an amount equal to the Outstanding Transaction Expenses, which amount shall be deducted from the Estimated Initial Purchase Price to be paid pursuant to Section 2.3(a) in accordance with the definition of “Estimated Initial Purchase Price”.

(f)           Accounting Procedures. The Estimated Closing Statement, Estimated Closing Balance Sheet, Initial Closing Statement, Closing Balance Sheet and all determinations and calculations contained in each of the foregoing, shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with this Agreement and GAAP and, to the extent consistent with GAAP, using the Accounting Principles, except that such statements, balance sheets, calculations and determinations: (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, (ii) shall be based on facts and circumstances as they exist as of the Adjustment Time and shall exclude the effect of any act, decision or event occurring after the Adjustment Time, (iii) shall follow the defined terms contained in this Agreement and (iv) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for an Initial Closing that occurs on any date other than the last day of a calendar month.

Section 2.6           Withholding Taxes. Notwithstanding any other provision of this Agreement, and for the avoidance of doubt, (a) each payment made pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted and withheld from such payment, and (b) any amounts deducted or withheld from such payment shall be remitted to the applicable Governmental Entity and, when so remitted, shall be treated for all purposes of this Agreement as having been paid. Prior to the Initial Closing or any Subsequent Closing, if Buyer or Sellers become aware that any amount is required to be so deducted and withheld, it shall promptly provide notice to the other Party. Buyer shall use reasonable efforts to notify Sellers at least sixty (60) days in advance before Buyer withholds any Taxes and pays such amount to a Governmental Entity rather than to Sellers, including providing a copy of the Law pursuant to which Buyer proposes to make any such withholding, provided, however, that Buyer may withhold a Tax even if notice to Sellers is not provided sixty (60) days or more in advance if (x) within sixty (60) days of the Initial Closing or any Subsequent Closing, as applicable, (i) a Law is enacted requiring withholding or (ii) new information is provided by Sellers to Buyer that results in an obligation to withhold and (y) upon determining that withholding is required, Buyer immediately provides a copy of the Law pursuant to which Buyer proposes to make any such withholding.

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Article III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers Disclosure Schedule, Sellers hereby, jointly and severally, represent and warrant to Buyer as follows:

Section 3.1           Organization and Qualification. Each Seller (i) is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, (ii) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, and (iii) has delivered to Buyer a true, correct and complete copy of its Governing Documents, including any amendments thereto, in effect as of the date of this Agreement, and such Governing Documents are in full force and effect. To the extent that either Seller participates in a Permitted Ownership Change or bridge equity financing pursuant to Section 6.22 prior to the Initial Closing, on the Initial Closing Date, the resulting successor entity or transferee (x) will be a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (y) have the requisite applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, and (z) have delivered to Buyer a true, correct and complete copy of its Governing Documents, including any amendments thereto, in effect as of the date of its organization and such Governing Documents will be in full force and effect.

Section 3.2           Title to Membership Interests. Sellers directly own all of the Membership Interests free and clear of any Liens and are the only members of the Company. Upon delivery to Buyer of the Membership Interests at the Initial Closing, and Buyer’s payment of the Estimated Initial Purchase Price, Buyer shall acquire good, valid and marketable title to the Membership Interests free and clear of any Liens, other than Liens created by Buyer and restrictions on transfer imposed by applicable Law. There are no options, calls, warrants or convertible or exchangeable securities, conversion, preemptive, subscription or other similar rights, appreciation rights, phantom equity, interests in the ownership or earnings or other equity equivalent or equity-based award or rights, voting rights, or agreements, arrangements or commitments of any kind, in any such case, relating to the foregoing, obligating or which may obligate any Seller to issue, sell, purchase, return or redeem, or that relate to the holding, voting or disposition of or that restrict the transfer of, any interests (or other applicable securities or units) of the Company or securities convertible into or exchangeable for any interests (or other applicable securities or units) of the Company. There are no Contracts to which any Seller is a party with respect to the voting or transfer of any of the Capital Stock of the Company.

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Section 3.3          Authority. Each Seller has the requisite organizational power and authority to execute and deliver, consummate the transactions contemplated by and carry out its obligations under this Agreement and the Instrument of Assignment to which it will be a party. The execution and delivery by each Seller of this Agreement and Instrument of Assignment to which it will be a party and the consummation by Sellers of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Sellers. This Agreement has been, and upon execution and delivery of the Instrument of Assignment to which each Seller will be a party, such Instrument of Assignment will be, duly executed and delivered by each Seller. Assuming due authorization, execution and delivery of this Agreement by Buyer, this Agreement constitutes, and upon such other parties’ execution of each of the Instrument of Assignment to which any Seller is a party, each such Instrument of Assignment will constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Law of general application affecting or relating to the enforcement of creditors’ rights generally or general principles of equity, whether considered in a proceeding at Law or in equity (the “Enforceability Exceptions”).

Section 3.4          Consents and Approvals; No Violations.

(a)          Except for (i) the customer consents and noteholder consents described in the Transition Agreement, (ii) the Change of Control Consents and the Guarantee Consents and (iii) the notification and waiting period requirements of the HSR Act, the execution and delivery by Sellers of this Agreement and the Instrument of Assignment, and the performance by Sellers or any of the Covered Affiliates of their respective obligations under, and the consummation by Sellers or any of the Covered Affiliates of the transactions contemplated by this Agreement and the Instrument of Assignment do not: (1) require any Governmental Approval to be obtained or made by any Seller; or (2) require any Third Party Approval to be obtained by any Seller, other than, in each case, (A) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby and (B) as would not reasonably be expected to materially impair or delay the ability of Sellers to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement or the Instrument of Assignment to which such Seller is contemplated to be a party.

(b)          Provided that all consents, approvals, authorizations and other actions described in Section 3.4(a) have been obtained or taken, the execution, delivery and performance by Sellers of this Agreement or the Instrument of Assignment to which they are contemplated to be a party and the consummation by Sellers of the transactions contemplated hereby or thereby will not (i) conflict with or result in any violation or breach of any provision of any Seller’s Governing Documents, (ii) conflict with or result in any violation or breach of, or cause the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or cause or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material contract to which any Seller is a party, (iii) conflict with or violate in any material respect any Law or Governmental Order applicable to any Seller or (iv) result in the creation of any Lien upon any of the assets, properties, operations or businesses of any Seller, except, in the case of clauses (ii) through (iv), for (A) Permitted Liens or (B) as would not reasonably be expected to materially impair or delay the ability of Sellers to consummate the transactions contemplated by, or perform their respective obligations under, this Agreement or the Instrument of Assignment to which such Seller is contemplated to be a party.

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Section 3.5          Brokers. No broker, finder, financial advisor or investment banker, other than Deutsche Bank Securities, Inc. (whose fees shall be included in the Transaction Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or their Affiliates.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

Section 4.1          Organization and Qualification.

(a)          Each Group Company is a corporation, limited liability company, limited partnership or other applicable business entity duly organized, validly existing and in good standing (if applicable) under the Laws of its jurisdiction of formation. Each Group Company has the requisite corporate, limited liability company, limited partnership or other applicable business entity power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted. Sellers have delivered to Buyer a true, correct and complete copy of the Governing Documents, including any amendments thereto, in effect as of the date of this Agreement, of each of the Group Companies, and such Governing Documents are in full force and effect. No Group Company is in violation of any of the provisions of its Governing Documents.

(b)          Section 4.1(b)(i) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Group Company that, as of the date hereof, has assets or liabilities or is operational, other than immaterial assets or obligations (including ongoing indemnification obligations) and limited activities conducted in connection with the winding down of such Group Company (the “Operating Companies”), and Section 4.1(b)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of each Group Company that, as of the date hereof, has no assets or liabilities and is no longer operational, other than immaterial assets or obligations (including ongoing indemnification obligations) and limited activities conducted in connection with the winding down of such Group Company. The transfer books and minute books of each Operating Company that have been made available for inspection by Buyer prior to the date hereof are true, correct and complete in all material respects.

(c)          Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.2          Capitalization of the Group Companies; Subsidiaries.

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(a)          Section 4.2(a) of the Company Disclosure Schedule sets forth the registered holder and any beneficial owner of all of the Membership Interests as of the date of this Agreement, which are the only outstanding Capital Stock of the Company. If either Seller participates in a Permitted Ownership Change or bridge equity financing pursuant to Section 6.22 prior to the Initial Closing, such Sellers and/or their successor entities or transferees pursuant to such Permitted Ownership Change made in accordance with Section 6.1(z)(iii) or such equity financing shall be the only registered holders and beneficial owners of the Membership Interests as of the Initial Closing Date. Except as set forth in the preceding sentences, no Capital Stock of the Company is issued, reserved for issuance or outstanding. The Membership Interests are not represented by certificates.

(b)          Section 4.2(b) of the Company Disclosure Schedule sets forth (i) all the authorized Capital Stock of each of the Group Companies and (ii) the number of interests or shares (or other applicable securities or units) of each class or series of Capital Stock of each of the Group Companies that are issued and outstanding, together with the registered holder and any beneficial owner thereof, and (iii) all of the members of each of the Group Companies. Except as set forth in the preceding sentence, no Capital Stock of any Group Company is issued, reserved for issuance or outstanding. All the outstanding interests or shares (or other applicable securities or units) of each class or series of Capital Stock of the Group Companies have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with all applicable Laws and were not issued in violation of any Contract, preemptive, subscription or similar rights or the applicable Governing Documents. There are no options, calls, warrants or convertible or exchangeable securities, conversion, preemptive, subscription or other similar rights, appreciation rights, phantom stock, interests in the ownership or earnings or other equity equivalent or equity-based award or rights, voting rights, or agreements, arrangements or commitments of any kind, in any such case, relating to the foregoing, obligating or which may obligate any Group Company to issue, sell, purchase, return or redeem, or that relate to the holding, voting or disposition of or that restrict the transfer of, any interests or shares (or other applicable securities or units) of their respective Capital Stock or securities convertible into or exchangeable for any interests or shares (or other applicable securities or units) of their respective Capital Stock. Except as set forth on Section 4.2(b) of the Company Disclosure Schedule, there are no Contracts to which any Group Company is a party with respect to the voting or transfer of any of the Capital Stock of any of the Group Companies.

(c)          The Company, directly or indirectly, through wholly-owned Subsidiaries, owns all of the outstanding interests or shares (or other applicable securities or units) of Capital Stock, and is the sole member, of each of the Group Companies (other than the Company), in each case free and clear of all Liens, other than any Permitted Liens, any Liens created by Buyer and restrictions on transfer imposed by applicable Law.

(d)          The Company does not, directly or indirectly, have any Subsidiaries other than the ARL Subsidiaries, and, except as set forth in Section 4.2(d) of the Company Disclosure Schedule, on the Initial Closing Date will not, directly or indirectly, have any Subsidiaries other than the ARL Subsidiaries. Except as set forth in Section 4.2(d) of the Company Disclosure Schedule, no Group Company owns any Capital Stock in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, or is under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in or assume any liability or obligation of, any Person (other than a Group Company).

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Section 4.3          Authority. The Company has the requisite organizational power and authority to execute and deliver, consummate the transactions contemplated by and carry out its obligations under this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of the Company. This Agreement has been duly executed and delivered by the Company. Assuming due authorization, execution and delivery of this Agreement by each other party, this Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 4.4          Financial Statements.

(a)          Section 4.4(a) of the Company Disclosure Schedule sets forth true and complete copies of the audited consolidated balance sheets of the Group Companies as of December 31, 2015, 2014 and 2013 and the related consolidated statements of earnings, comprehensive income, members’ equity and cash flows for each of the three (3) years ended December 31, 2015, 2014 and 2013, together with the notes thereto, certified by Grant Thornton LLP (collectively, the “Annual Financial Statements”).

(b)          Section 4.4(b) of the Company Disclosure Schedule sets forth true and complete copies of the unaudited consolidated balance sheets of the Group Companies as of June 30, 2016, and September 30, 2016, and the related consolidated statements of earnings, comprehensive income, members’ equity and cash flows for the six (6) month period and nine (9) month period, respectively, then ended, together with all related notes and schedules thereto (together with the Annual Financial Statements, the “Financial Statements”).

(c)          The Financial Statements and the Reference Balance Sheet (i) have been derived from the ARL Books and Records, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto (including, for the avoidance of doubt, any liabilities required to be accrued pursuant to FIN 48 or any successor accounting rule), and (iii) fairly present, in all material respects, the consolidated financial position of the Group Companies as of the dates thereof and their consolidated results of operations for the periods then ended.

Section 4.5          Consents and Approvals; No Violations.

(a)          Except for (i) the customer consents and noteholder consents described in the Transition Agreement, (ii) the Change of Control Consents and the Guarantee Consents and (iii) the notification and waiting period requirements of the HSR Act, the execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations under, and the consummation by the Company of the transactions contemplated by this Agreement do not: (1) require any Governmental Approval to be obtained or made by any Group Company; or (2) require any Third Party Approval to be obtained by any Group Company, other than, in each case, (A) those that may be required solely by reason of Buyer’s (as opposed to any other third party’s) participation in the transactions contemplated hereby and (B) as would not reasonably be expected to materially impair or delay the ability of the Company to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

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(b)          Provided that all consents, approvals, authorizations and other actions described in Section 4.5(a) have been obtained or taken, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not (i) conflict with or result in any violation or breach of any provision of any Group Company’s Governing Documents, (ii) conflict with or result in any violation or breach of, or cause the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or cause or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, Group Company Real Property Lease or material Permit, (iii) conflict with or violate in any material respect any Law or Governmental Order applicable to any Group Company or any of the Assets, properties, operations or businesses of the Group Companies or the Business or (iv) result in the creation of any Lien upon any of the Assets, properties, operations or businesses of the Group Companies or the Business, except, in the case of clauses (ii) through (iv), for (A) Permitted Liens or (B) as would not reasonably be expected to materially impair or delay the ability of the Company to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

Section 4.6          Railcars; Equipment.

(a)          Prior to the date of this Agreement, the Company has made available to Buyer the Railcar Tape. Except as disclosed in Section 4.6(a) of the Company Disclosure Schedules, the Railcar Information set forth in the Railcar Tape is true, correct and complete in all material respects as of June 1, 2016.

(b)          As of immediately prior the Initial Closing, (i) the Final Directive Cars Schedule is a true, correct and complete list of all rolling stock and railcars owned or leased (as lessee) by the Group Companies that are subject to the Directive and require inspection, testing and, if necessary, repair, in accordance with the terms of the Directive (other than the Net Lease Directive Cars) and (ii) assuming the receipt of the Full Payoff Amounts by the lenders under the Full Repayment Credit Agreements, the receipt of the Partial Payoff Amounts by the lenders under the Partial Repayment Credit Agreements, the release of the corresponding Liens on the rolling stock and railcars thereunder, no Final Directive Cars are encumbered or pledged pursuant to a Group Company Credit Facility. As of the date hereof, the Net Lease Directive Cars Schedule is true, correct and complete in all respects.

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(c)          All rolling stock and railcars (or interests therein) owned or leased (as lessee) by or on behalf of the Group Companies: (i) subject to (1) any applicable grace period for compliance under applicable Law, (2) routine maintenance and repair, including any routine regulatory qualifications, and (3) the timely performance of running repairs made to such rolling stock and railcars by railroads or any other Person, have been maintained (including retrofitting) in the Ordinary Course of Business, ordinary wear and tear excepted, in all material respects, in accordance with applicable legal, regulatory and safety requirements and applicable industry standards including the Interchange Rules of the Association of American Railroads and rules promulgated by the FRA, the Pipeline and Hazardous Materials Safety Administration, the Department of Transportation and Transport Canada, as well as all requirements set forth in any agreements evidencing Indebtedness, and all material documents or other records evidencing such maintenance, retrofitting, other railcar specifications and warranties (which, for the avoidance of doubt, does not include documents evidencing necessary regulatory testing) are in the possession and control of the Group Companies or are available to the Group Companies promptly upon request from applicable third parties and (ii) to the Knowledge of the Company, subject to routine maintenance and repair and the timely performance of running repairs made to such rolling stock and railcars by railroads or any other Person, are currently in good operating condition and repair, in all material respects (ordinary wear and tear excepted). To the Knowledge of the Company, no Group Company has received any written notice (including any notice provided via e-mail) that a Customer is not currently using the rolling stock and railcars leased to it by any Group Company pursuant to a Customer Agreement in compliance with applicable legal, regulatory and safety requirements. Except as set forth in Section 4.6(c) of the Company Disclosure Schedule, there are no outstanding purchase orders or other commitments to or with any manufacturer or any other Person and made by any Group Company to purchase rolling stock or railcars (or interests therein). Notwithstanding the foregoing, nothing in this Section 4.6(b) shall apply to the net lease tank cars included in the Railcar Tape with the railcar reporting marks set forth in Section 4.6(c) of the Company Disclosure Schedule.

(d)          To the Knowledge of the Company, except as set forth on Section 4.6(d) of the Company Disclosure Schedule and other than routine maintenance and repair, including any routine regulatory qualifications, the Group Companies have not received notice of a material (i) casualty occurrence, (ii) damage or (iii) defect, in each case, which is presently ongoing and which renders any rolling stock or railcars owned or leased (as lessee) by or on behalf of the Group Companies not in interchange condition in accordance with the Interchange Rules promulgated by the Association of American Railroads.

(e)          Subject to Permitted Liens, as of the Initial Closing Date, the Group Companies shall own or lease (as lessee) all of the rolling stock and railcars (or interests therein) owned or leased (as lessee) by or on behalf of the Group Companies that were listed on the Railcar Tape, other than rolling stock and railcars (or interests therein) owned or leased (as lessee) by or on behalf of the Group Companies that were (i) sold, transferred or otherwise disposed of as obsolete or worn out or scrapped as economically unviable, in each case in the Ordinary Course of Business or (ii) sold or transferred as the result of the exercise of early buy-outs and purchase option rights exercised by Customers under Customer Agreements in the Ordinary Course of Business and in accordance with the terms of such Customer Agreements.

(f)          The Group Companies have good and valid title to all rolling stock and railcars that were listed on the Railcar Tape (other than rolling stock or railcars (or interests therein) owned or leased (as lessee) by or on behalf of the Group Companies that were (i) sold, transferred or otherwise disposed of as obsolete, or worn out or scrapped as economically unviable, in each case in the Ordinary Course of Business or (ii) sold or transferred as the result of the exercise of early buy-outs and purchase option rights exercised by Customers under Customer Agreements in the Ordinary Course of Business and in accordance with the terms of such Customer Agreements), free and clear of all Liens, other than Permitted Liens.

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(g)        Subject to the limitations set forth in the Transition Agreement and Section 4.6(g) of the Company Disclosure Schedule, as of the Initial Closing Date, other than with respect to rolling stock or railcars where the lessor has permitted the lessee to include its own reporting marks on such rolling stock or railcars, the Group Companies shall have all rights to use the railroad reporting marks embodied in, used by, attached to or otherwise used in connection with the rolling stock and railcars (or interests therein) owned or leased (as lessee) by the Group Companies.

(h)        Section 4.6(h) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of all Shared Railcar Lease Agreements. As of the date of this Agreement, the total number of Customers to whom railcars are being leased pursuant to Shared Railcar Lease Agreements is eighty-eight (88).

(i)          Section 4.6(i) of the Company Disclosure Schedule sets forth a true, complete and correct list (the “Initial Directive Cars Schedule”) of all rolling stock or railcars owned by the Group Companies that, as of December 15, 2016, are subject to the Directive and require inspection, testing and, if necessary, repair, in accordance with the terms of the Directive, other than the Net Lease Directive Cars (the “Initial Directive Cars”).

Section 4.7           Product Liability. Except as set forth on Section 4.7 of the Company Disclosure Schedule, since January 1, 2014, no Group Company has initiated or provided notice with respect to any material quality investigation or inquiry with any manufacturer, builder, parts supplier or other third party vendor relating to any rolling stock or railcars owned or leased (as lessee) by any Group Company. Except as set forth on Section 4.7 of the Company Disclosure Schedule, there are not presently pending, or, to the Knowledge of the Company, threatened, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters targeting Sellers, the Company or the Group Companies as opposed to the industry generally, relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship in effect at the time of such order date or manufacturing date, as applicable, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any rolling stock and railcars owned or leased (as lessee) by any Group Company, in each case, that would be, in the case of civil (and not criminal) administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters, material to the Group Companies or the Business, taken as a whole. True and complete copies of all written, non-uniform product warranties, indemnifications or guarantees contained in Customer Agreements as of the date of this Agreement have been made available to Buyer. No Group Company has ordered, based on the specifications provided by such Group Company to the applicable manufacturer, any rolling stock or railcars that, at the time of such order date or manufacturing date, as applicable, were not in compliance with applicable regulatory and industry standards in effect at such time. All documents evidencing required regulatory testing of the rolling stock and railcars (or interests therein) owned or leased (as lessee) by the Group Companies are in the possession and control of the Group Companies or available to the Group Companies promptly upon request from applicable third parties.

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Section 4.8           Material Contracts.

(a)          Section 4.8(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of all of the following Contracts to which any Group Company is a party or by or to which any of them or any of their respective Assets is bound or subject, other than Intercompany Agreements that will be terminated, commuted, released or discharged or under which all existing and future Group Company obligations will be released pursuant to Section 6.3(b)) (excluding any Group Company Real Property Leases and Employee Benefit Plans, each such Contract, a “Material Contract”):

(i)          Contracts that (1) limit or restrict, or purport to limit or restrict, in any manner, the ability of the Group Companies or any of their respective Affiliates from engaging in business in any geographic area, competing with any Person or soliciting customers or employees of any Person, (2) provide any third parties with “most favored nation” status, requiring any Group Company to offer or provide rates, terms or conditions to any customer or class of customer that are as good or better than such rate, terms or conditions as are offered or otherwise made available to any other customer or class of customer or (3) contain rights of first offer or rights of first refusal with respect to any assets, products or services provided or received by the Group Companies or any of their Affiliates under such contract or any of the terms thereof, in each case, other than any Contracts for the provision of business support services from third party service providers that do not relate to the Business;

(ii)         Contracts, other than Customer Agreements, that relate to the sale of goods and/or the provision of services pursuant to which the Group Companies expect to accrue revenue in excess of $1,000,000 during the fiscal year ending December 31, 2016 or in any twelve (12) month period following the date hereof;

(iii)        Contracts for the maintenance, modification, repair or service of rolling stock and railcars owned or leased (as lessee) by or on behalf of the Group Companies (other than obligations of lessees to perform routine maintenance on railcars and rolling stock under Customer Agreements);

(iv)        Contracts that contain a put, call or similar right pursuant to which any Group Company could be required to purchase or sell, as applicable, any Capital Stock of any Person or Assets;

(v)         except for the capital expenditures provided for in the 2016 capital expenditure budget, a copy of which is set forth on Section 6.1(z)(vi) of the Company Disclosure Schedule, Contracts that provide for planned or in process capital expenditures or other purchases in excess of $500,000;

(vi)        Contracts (1) evidencing Indebtedness (including obligations for the deferred purchase of property, but excluding immaterial capital leases) in excess of $5,000,000 (whether incurred, assumed, guaranteed or secured by any asset) or (2) that provide for a guaranty for borrowed money, letter of credit, comfort letter, indemnity, surety or other bond or similar contracts, in an amount in excess of $5,000,000 by any of the Group Companies in respect of any Person, excluding, in each case, any intercompany Indebtedness between two or more Group Companies;

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(vii)       Contracts that provide for the acquisition or disposition of any business or the capital stock of any Person (whether by merger, sale or purchase of stock, sale or purchase of asset, bulk reinsurance or otherwise) that have not been consummated or that have been consummated but contain representations, warranties, covenants, guarantees, indemnities or other obligations, or under which any Group Company may have any actual or contingent rights, benefits or liabilities that remain in effect;

(viii)      any irrevocable power of attorney given by any Group Company to any Person;

(ix)         Contracts for the employment of any officer, individual employee or other Person on a full-time or part-time basis, other than offer letters for employment at-will, or relating to loans to officers, directors or Affiliates;

(x)          Contracts that contain any provisions or covenants relating to the indemnification or holding harmless by any Group Company of any Person or the advancement of any expenses to any Person by any Group Company, other than any Contract entered into in the Ordinary Course of Business and other than any such provisions or covenants given in connection with any Group Company Credit Facility;

(xi)         any Contract (other than any Customer Agreement and any Contract evidencing Indebtedness), that calls for the receipt of, or payment by or on behalf of, any Group Company in excess of $1,000,000, or the delivery by any Group Company of goods or services with a fair market value in excess of $1,000,000 per annum, during the remaining term thereof, excluding any Contract that is terminable by the Company on thirty (30) days’ or less notice without penalty or further payment;

(xii)        Contracts to purchase, or that provide for the option to purchase, any real estate by any Group Company;

(xiii)       any Contract that relates to the formation, creation, operation, management or control of any joint venture, limited liability company or legal partnership or any investment (whether through the acquisition of Capital Stock, the making of a loan or advance or otherwise) in any other Person that is not a Group Company, or the joint development or joint ownership of Intellectual Property Rights or joint licensing of Intellectual Property Rights (other than pursuant to the terms of any immaterial nondisclosure agreements);

(xiv)      Contracts pursuant to which any Group Company has any obligation to loan or contribute funds to, or make investments in, another Person, or which provides for the borrowing of money by, or the extension of credit to or any guarantee of the obligations of any other Person (other than trade payables arising in the Ordinary Course of Business);

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(xv)       Contracts that contain a material license or other grant of Intellectual Property Rights by a Group Company or to a Group Company (excluding licenses for readily commercially available software having an annual license fee of less than $250,000 in the aggregate for all such related licenses, or otherwise subject to a change of control condition and having a replacement cost of less than $250,000 in the aggregate for all such related licenses);

(xvi)      except for performance bonds and Taxes, Contracts with any Governmental Entity involving payments by or to any Group Company and any other Contract not entered into in the Ordinary Course of Business or that is otherwise material to Sellers (with respect to the Business) or the Group Companies; and

(xvii)     any Contract that is a commitment or obligation to enter into any of the foregoing.

(b)          Each Material Contract (other than an Intercompany Agreement that will be terminated, commuted, released or discharged or under which all existing and future Group Company obligations will be released pursuant to Section 6.3(b)) and each Confidentiality Agreement is in full force and effect and is legal, valid and binding on the Group Company that is a party thereto and, to the Knowledge of the Company, each counterparty thereto, and enforceable in accordance with its terms against such Group Company and, to the Knowledge of the Company, each counterparty thereto (subject to the Enforceability Exceptions). No Group Company nor, to the Knowledge of the Company, any other party to a Material Contract or a Confidentiality Agreement is in material default or material breach or has failed to perform in any material respect any obligations required to be performed by such party, as applicable, or has received written notice of any material default under any Material Contract or a Confidentiality Agreement, in each case, other than Customer Contracts where the Customer is delinquent in the payment of any scheduled payment thereunder by less than sixty (60) days.

(c)          Section 4.8(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all credit facilities pursuant to which any Group Company has incurred any Indebtedness (including any potential refinancing of such Indebtedness, the “Group Company Credit Facilities”).

(d)          The Company is a party to each confidentiality agreement entered into in connection with the consideration of a possible sale of the Business (the “Confidentiality Agreements”). Sellers are not party to any of the Confidentiality Agreements.

Section 4.9          Absence of Changes; Undisclosed Liabilities.

(a)          Except as set forth in Section 4.9(a) of the Company Disclosure Schedule, since December 31, 2015, (i) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect, (ii) each Group Company has been operated and has conducted its business in all material respects in the Ordinary Course of Business and (iii) no Group Company has taken any action that, if taken on or after the date hereof, would constitute a breach of any of the covenants set forth in Section 6.1.

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(b)          The Group Companies do not have any liability of any kind or nature, whether accrued or unaccrued, absolute or contingent, matured or unmatured, asserted or unasserted, except for any liability: (i) identified on, reflected in, reserved against or disclosed in the Reference Balance Sheet; (ii) incurred in the Ordinary Course of Business since the Reference Balance Sheet Date; (iii) set forth in Section 4.9(b)(iii) of the Company Disclosure Schedule; (iv) reflected as a liability in the Initial Closing Statement; (v) obligations of the Company under the terms of the Material Contracts or Customer Agreements (other than as a result of a breach thereof by such Group Company); or (vi) as would not, individually or in the aggregate, be material to the Group Companies.

Section 4.10        Litigation.

(a)          Except as set forth in Section 4.10(a) of the Company Disclosure Schedule, there are no Actions pending or, to the Knowledge of the Company, threatened against any Group Company, or any of the directors, managers, members or officers of any Group Company in regards to their actions as such, in each case that are or would reasonably be expected to, individually or in the aggregate, be material to the Group Companies, taken as a whole.

(b)          Except as set forth in Section 4.10(b) of the Company Disclosure Schedule, there are no pending Actions commenced by any Group Company against any other Person.

(c)          There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.11         Permits; Compliance with Applicable Law.

(a)          A true, correct and complete list of all material Permits presently held by the Group Companies is set forth in Section 4.11(a) of the Company Disclosure Schedule.

(b)          The Group Companies hold and maintain, in full force and effect, all Permits necessary for the lawful conduct of the Business as presently conducted or required in order to own or use the assets and properties of such Group Company as such assets and properties are presently owned and used, except where the failure to hold such Permits would not reasonably be expected, individually or in the aggregate, to be materially adverse to the Group Companies, taken as a whole, or materially impair the ability of the Group Companies to continue to operate the Business following the Initial Closing as currently operated. Each Group Company is in compliance, in all material respects, with the terms and conditions of such material Permits. No Group Company is in material default or violation of any material Permit to which it is a party. None of the Group Companies is the subject of any pending or, to the Knowledge of the Company, threatened Action seeking the revocation, suspension, termination, modification or impairment of any material Permit.

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(c)          Each Group Company is, and at all times since January 1, 2014 has been, in compliance in all material respects with each Law or Governmental Order that is or was applicable to it or the conduct or operation of its Business or ownership or use of any of its Assets. Since January 1, 2014, no Group Company has received any written or, to the Knowledge of the Company, oral notification of any asserted past or present failure to comply in any material respect with applicable Law and, to the Knowledge of the Company, there has not been any threat to provide such notification.

(d)          No Group Company is a party to, or bound by, any material Governmental Order applicable to such Group Company or any of its Assets, properties or the Business, other than any Governmental Order that is generally applicable to all Persons in a business similar to that of the Business.

(e)          The ARL Books and Records have been maintained in compliance with all applicable Laws and reasonable business practices in all material respects.

(f)          Since January 1, 2014, no Group Company and, to the Knowledge of the Company, none of their respective directors, officers, employees or agents, for or on behalf of any Group Company, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or was expected to be in a position to help or hinder any Group Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (ii) established or maintained any unrecorded fund or asset or made any false entries on the ARL Books and Records for the purpose of facilitating any of the matters set forth in clause (i) above.

Section 4.12        Employee Plans.

(a)          Section 4.12(a) of the Company Disclosure Schedule contains a correct and complete list of each material Employee Benefit Plan and identifies each as either a Seller Plan or a Company Plan.

(b)          With respect to each Employee Benefit Plan, the Company has made available to Buyer copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent IRS determination letter and (v) any material associated administrative agreements or insurance policies.

(c)            No Employee Benefit Plan is a Multiemployer Plan and no Group Company has withdrawn at any time within the preceding six years from any Multiemployer Plan, or incurred any withdrawal liability which remains unsatisfied, and no event has occurred and no circumstances exist that could reasonably be expected to result in any such liability to any Group Company. No Employee Benefit Plan is subject to Title IV of ERISA, or provides health or other welfare benefits to former employees of any Group Company, other than health continuation coverage pursuant to COBRA. No liability under Title IV of ERISA has been incurred by any of the Group Companies which has not been satisfied in full, other than Pension Benefit Guaranty Corporation premiums that are not past due and no event has occurred and no circumstance exists that reasonably be expected to result in any of the Group Companies incurring any such liability.

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(d)          Each Employee Benefit Plan has been maintained, operated and administered in all material respects in accordance with its terms and the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan.

(e)          No event has occurred and no condition exists that would subject any Group Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) to any (i) Tax, penalty, fine, (ii) Lien (other than a Permitted Lien) or (iii) other liability imposed by ERISA, the Code or other applicable Law. With respect to each Employee Benefit Plan, (i) all statutory contributions due from Sellers or any of their Subsidiaries have been made and (ii) there are no actions pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than claims for benefits in the ordinary course).

(f)          All Employee Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been registered to the extent required, and have been maintained in good standing with accordance with all applicable regulatory requirements, (ii) if they are intended to qualify for special tax treatment, meet in all material respects all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are in all material respects fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(g)          Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A of the Code) is in compliance with Section 409A of the Code and the regulations thereunder.

(h)          The consummation of the transactions contemplated by this Agreement will not cause any amounts payable under the Employee Benefit Plans to fail to be deductible for U.S. federal income tax purposes by virtue of Section 280G of the Code. Except as set forth on Section 4.12(h) of the Company Disclosure Schedule, neither the execution nor delivery of this Agreement nor the consummation of the contemplated transactions under this Agreement will, whether alone or in combination with any other event, (i) result in the accelerated vesting or payment of, or any increase in, any compensation to any current or former employees, directors, consultants or independent contractors of any of the Group Companies or (ii) result in the entitlement of any current or former employees, directors, consultants or independent contractors of any of the Group Companies, in either case, to any severance or termination pay or benefits.

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Section 4.13         Environmental Matters. The Group Companies are in material compliance with all applicable Environmental Laws and are in possession of, and in compliance with, all material Permits required under applicable Environmental Law. Except as set forth in Section 4.13 of the Company Disclosure Schedule, since January 1, 2014, or if unresolved any prior years, no Group Company has received a written notice, request for information, claim or demand from any Governmental Entity or third party alleging a material violation of or material liability under any Environmental Law, liability with respect to the release of Hazardous Materials, or liability with respect to exposure to Hazardous Materials, other than any such matter that has been resolved. No Group Company is subject to any judicial or administrative Action or proceeding investigating or alleging a potential material violation or liability pursuant to any Environmental Law, other than any such matter that has been resolved. There has been no release of Hazardous Materials by any Group Company on, at or under any real property currently or formerly owned, leased, operated or used by any Group Company that could reasonably be expected to result in the imposition of material liability to any Group Company under any Environmental Law. The Group Companies have made available to Buyer all material Permits and reports from environmental audits, studies, investigations and assessments (including without limitation, Phase I and Phase II environmental site assessments) in the Group Companies’ possession or control, prepared since January 1, 2014, relating to: (a) environmental conditions at any facilities or real property currently owned, operated, or leased by any Group Company; (b) the Group Companies’ compliance with Environmental Law; or (c) any material liability of any Group Company under any Environmental Law.

Section 4.14        Intellectual Property.

(a)          Section 4.14(a) of the Company Disclosure Schedule sets forth true, correct and complete list, as of the date hereof, of all issued patents and pending patent applications, all registrations and pending applications for registration of trademarks and service marks, all copyright registrations and applications for registration of copyrights, and all registrations of Internet domain names, in each case that are owned by or registered to a Group Company.

(b)          The Group Companies own, license or otherwise have the right to use, free and clear of all Liens except for Permitted Liens, the Intellectual Property Rights necessary for the conduct of the Business as currently conducted (collectively, the “Group Company IP Rights”).

(c)          There is not pending or threatened in writing against any Group Company any claim by any third party contesting the use or ownership of any material Group Company IP Right owned by such Group Company, or alleging that any Group Company is infringing any Intellectual Property Rights of a third party, and there are no claims pending that have been brought by any Group Company against any third party alleging infringement of any Intellectual Property Rights owned by such Group Company. The conduct of the Business as currently conducted does not infringe any Intellectual Property Rights of any third party, and no third party is infringing any material Group Company IP Rights.

(d)          None of the software included in the Group Company IP Rights is subject to any “open source” (including any “copyleft”) license (including any GPL, AGPL or other open source software license) and used in a manner which requires any public distribution of the source code for any proprietary software included in the Group Company IP Rights.

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(e)          The Group Companies take commercially reasonable measures to protect the confidentiality of the material trade secrets that constitute Group Company IP Rights.

(f)          To the Knowledge of the Company, since January 1, 2015, (i) there have been no material security breaches in the information technology systems of any Group Company, and (ii) no Group Company has experienced any incident in which any personally identifiable information, trade secret information or information technology systems was stolen or subject to any unauthorized access or use, which has resulted in, or could reasonably be expected to result in any material liability to the Group Companies. The Group Companies have implemented reasonable security methods to protect against security breaches and unauthorized access or use.

(g)          Since January 1, 2015, (i) to the Knowledge of the Company, no Group Company has experienced any material defects in the software included in the Group Company IP Rights and (ii) there have been no material disruptions in the Group Companies’ information technology systems.

Section 4.15        Labor Matters.

(a)          No Group Company is a party to or bound by any Collective Bargaining Agreement applicable to employees of such Group Company and, to the Knowledge of the Company, there are not any activities or proceedings of any Employee Representative Body to organize any such employees. (i) There is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened before any applicable Governmental Entity relating to any Group Company or any employee thereof; (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting any Group Company, and no Group Company has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees; (iii) no Group Company has received notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours or work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress; (iv) there is no representation claim or petition pending or, to the Knowledge of the Company, threatened before any applicable Governmental Entity, no employees of any Group Company are represented by any Employee Representative Body and to the Knowledge of the Company, no question concerning representation exists relating to the employees of any Group Company; and (v) there are no charges, suits, litigations, arbitrations, claims, actions or proceedings brought by or on behalf of an applicant for employment or current or former employee of any Group Company with respect to or relating to any Group Company pending or, to the Knowledge of the Company, threatened before any Governmental Entity.

(b)          Each Group Company has been in compliance in all material respects with all applicable Laws relating to employment of labor, including, without limitation, the Railway Labor Act, all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, immigration, civil rights, safety and health, workers’ compensation, pay equity, classification of workers, plant closings and layoffs, affirmative action and the collection and payment of withholding and/or social security Taxes.

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(c)          None of the Group Companies is delinquent in any material payments to any current or former employees of any Group Company for any services or amounts required to be reimbursed or otherwise paid.

(d)          To the Knowledge of the Company, no employee of any of the Group Companies is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any of the Group Companies or (ii) to a former employer of any such employee relating (1) to the right of any such employee to be employed by any of the Group Companies or (2) to the knowledge or use of trade secrets or proprietary information.

(e)          None of the Group Companies are or have been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(f)          All Group Companies are and have been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

(g)          Except as otherwise provided in Section 6.13, to the Knowledge of the Company, no current employee of any of the Group Companies with an aggregate compensation exceeding $100,000 intends to terminate his or her employment.

Section 4.16         Insurance. Section 4.16 of the Company Disclosure Schedule sets forth a true, correct and complete list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Group Companies as of the date of this Agreement. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Initial Closing Date will have been paid in full on a timely basis, and no notice of material premium increases, cancellation, termination or revocation or other notice that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been provided to any Seller or any Group Company with respect to any such policy and no Group Company is in default in any material respect of any provision of any such policy. No Group Company has made any claim under any such policy during the two (2) year period prior to the date of this Agreement with respect to which an insurer has, in a written notice to any Group Company, questioned, denied or disputed or otherwise reserved its rights with respect to coverage, and no insurer has threatened in writing to cancel any such policy.

Section 4.17        Tax Matters.

(a)          All income and other material Tax Returns required to be filed by, on behalf of or with respect to, any Group Company have been duly and timely filed with the appropriate U.S. federal, state, local and foreign taxing authorities and are complete and correct in all material respects. All Taxes payable with respect to such Tax Returns have been duly and timely paid. Except for any such Taxes that are not material, individually or in the aggregate, all Taxes required to be withheld by any Group Company have been duly and timely withheld, and such withheld Taxes have been either duly and timely paid to the proper taxing authorities or properly set aside in accounts for such purpose.

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(b)          All accounting entries (including charges and accruals) for Taxes with respect to each Group Company reflected on the respective books of each Group Company (excluding any provision for deferred income taxes reflecting either differences between the treatment of items for accounting and income tax purposes or carryforwards) are adequate to cover any material Tax liabilities accruing through the end of the last period for which each such Group Company ordinarily records items on its respective books.

(c)          No written agreement or other document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes with respect to any Group Company has been filed or entered into with any Governmental Entity. No Taxes or Tax Returns with respect to any Group Company are currently under audit, examination or investigation by any Governmental Entity or are the subject of any judicial or administrative proceeding. No Governmental Entity has asserted in writing any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against any Group Company with respect to any taxable period for which the period of assessment or collection remains open. No jurisdiction in which a Group Company has not filed a particular type of Tax Return or paid a particular type of Tax has asserted in writing that the Company is required to file such Tax Return or pay such type of Tax in such jurisdiction.

(d)          No Group Company (i) has received or applied for a Tax ruling or entered into a closing agreement pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in either case that would be binding upon such Group Company after the Initial Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes or (iii) has any liability for the Taxes of any Person (whether under Treasury Regulations Section 1.1502-6 (or any other similar or corresponding provision of federal, state, local or foreign Law), as a transferee or successor, pursuant to any Tax sharing or indemnity agreement or other contractual agreements (“Tax Agreements”), or otherwise).

(e)          No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Initial Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Initial Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax Law) in respect of such Group Company, (ii) installment sale or open transaction disposition made on or prior to the Initial Closing Date by such Group Company, (iii) prepaid amount received on or prior to the Initial Closing Date by such Group Company or (iv) any election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of such Group Company made with respect to any Pre-Closing Tax Period. No Group Company has participated in a listed transaction, transaction of interest, confidential transaction, or transaction with contractual protection, in each case within the meaning of Treasury Regulations Section 1.6011-4 or other comparable or similar state, local, or foreign law. Sellers have provided to Buyer information on reportable transactions (within the meaning of Treasury Regulations Section 1.6011-4 or other comparable or similar state, local, or foreign Law) that any Group Company has participated in, as requested by Buyer in writing. No Group Company has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code (x) in the two (2) years prior to the date of this Agreement or (y) in a distribution that could otherwise constitute a “plan” or “series of related transactions” in conjunction with the transaction contemplated by this Agreement.

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(f)          There are no Liens for Taxes owed by any of the Group Companies or, to the Knowledge of the Company, owed by any other Person, against any of the assets of any of the Group Companies, other than Permitted Liens.

(g)          Except in the case where, as a result of a Permitted Ownership Change, the Company becomes a direct wholly-owned Subsidiary (or is treated as becoming a direct wholly-owned Subsidiary for U.S. federal income tax purposes) of a Subsidiary of AEPC or of AEPC (in which case the Company shall become an entity disregarded as separate from such Subsidiary of AEPC or of AEPC, as the case may be, for U.S. federal income tax purposes), other than the period from March 29, 2013 to October 1, 2013, the Company has at all times since its formation been treated as a partnership for United States federal income tax purposes. For the period from March 29, 2013 to October 1, 2013, the Company was treated as an entity disregarded as separate from its owner for United States federal income tax purposes.

(h)          All leases entered into by any Group Company are treated by such Group Company as operating leases for U.S. federal, state, local and foreign tax purposes.

Section 4.18        Brokers . No broker, finder, financial advisor or investment banker, other than Deutsche Bank Securities, Inc. (whose fees shall be included in the Transaction Expenses), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Group Companies or any of their respective Affiliates.

Section 4.19        Real and Personal Property.

(a)          Real Property.

(i)          No Group Company owns any real property.

(ii)         Section 4.19(a)(ii) of the Company Disclosure Schedule sets forth a list of each Real Property Lease in effect as of the date hereof (each, a “Group Company Real Property Lease”; and the real property leased by the Group Companies pursuant to any such Group Company Real Property Leases is referred to herein as the “Leased Real Property”).

(iii)        Each Group Company Real Property Lease, and all amendments, modifications and supplements thereto, (i) is in full force and effect, and the applicable Group Company has a legal, valid and binding leasehold interest under each Group Company Real Property Lease, free and clear of all Liens other than Permitted Liens, and (ii) is enforceable in accordance with its terms (assuming the due authorization and execution of such Group Company Real Property Lease by the other party or parties) thereto, subject to the Enforceability Exceptions. Sellers have made available to Buyer true, complete and correct copies of the Group Company Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

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(iv)        Neither any Group Company nor, to the Knowledge of the Company, any other party to a Group Company Real Property Lease is in material default under any material obligation under any Group Company Real Property Lease, and neither any Seller nor any Group Company has received any notice of any default, which remains uncured, under any Group Company Real Property Lease, and, to the Knowledge of the Company, no event has occurred and no condition exists that, with notice or lapse of time, or both, would constitute a material default by any Group Company under any of the Group Company Real Property Leases. No Group Company has assigned, sublet, transferred, disposed of, or permitted to exist any Lien, except for Permitted Liens, on its applicable interest in any Group Company Real Property Lease or Leased Real Property.

(v)         No Group Company has received written notice that a parcel of Leased Real Property is subject to any Governmental Order to be sold or is being condemned, expropriated, re-zoned or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b)          Personal Property. The Group Companies collectively own or hold under good and valid title, or valid leases or rights, the right to use all material machinery, equipment, other tangible assets and other personal property necessary for the conduct of the Business as currently conducted, subject to no Liens except for Permitted Liens. All personal property and other tangible assets owned or leased by the Group Companies are in good working order and repair in all material respects, subject to ordinary wear and tear, and have been maintained in all material respects in the Ordinary Course of Business. Notwithstanding the foregoing, the Group Companies make no representation or warranty regarding Railcar Property pursuant to this Section 4.19(b).

Section 4.20        Transactions with Affiliates.

(a)          Except for Contracts entered into in connection with the transactions contemplated by this Agreement and except as set forth in Section 4.20(a) of the Company Disclosure Schedule, none of the Group Companies nor any officer, director, manager, equity holder, employee of any Seller or any Group Company or any of their respective officers, managers, directors, equity holders or immediate family members (i) is a party to any Contract with another Group Company other than any employment Contract or similar arrangement (including compensation, benefits and travel advances entered into in the Ordinary Course of Business) or (ii) owns, leases or has any economic or other interest in any asset (other than through equity ownership or an employee relationship) of any Group Company.

(b)          Section 4.20(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Intercompany Agreements (i) pursuant to which products and services are being provided to or by any Group Company or (ii) which reflect any open intercompany balances or unexpired purchase warranties or any indemnities with respect to newly manufactured railcars purchased by the Company from ARI or ACF Industries LLC, in each case as of the date hereof. All such Intercompany Agreements are in full force and effect in accordance with their terms.

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(c)          Except for the Transition Agreement, the RemainCo Railcar Management Agreement(s) or Contracts entered into pursuant to and in accordance with the terms of the Transition Agreement or RemainCo Railcar Management Agreement(s), no Intercompany Agreement that is not set forth on Section 4.20(b) of the Company Disclosure Schedule is significant or material, individually or in the aggregate with all other such agreements, to the Group Companies or to the Business and no activities are currently conducted under or pursuant to any such Intercompany Agreements.

Section 4.21        Customer Agreements.

(a)          True, correct and complete copies of each Material Customer Agreement in effect as of the date of this Agreement, including all amendments, modifications and supplements thereto, have been made available to Buyer. To the Knowledge of the Company, no Group Company is in material breach of, or material default under, any Customer Agreement, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by any Group Company and none of the Group Companies has received any written notice alleging a material default or material breach under any such Customer Agreement. To the Knowledge of the Company, (i) no counterparty is in material breach of, or material default under, any Customer Agreement, and (ii) no event has occurred that with notice or lapse of time or both would constitute such a material breach or material default thereunder by any counterparty. Each Customer Agreement is valid and binding on any Group Company party thereto and, to the Knowledge of the Company, the other parties thereto, and enforceable in accordance with its terms against the Group Company that is a party thereto and, to the Knowledge of the Company, the other parties thereto, except to the extent that (1) the failure to be so enforceable has not been material to the Group Companies or the Business, taken as a whole, (2) such enforcement may be limited by the Enforceability Exceptions or (3) as set forth in Section 4.21(a) of the Company Disclosure Schedule. Each Customer Agreement constitutes and arose out of a bona fide business transaction entered into in the Ordinary Course of Business by any Group Company (or a predecessor owner thereof), and to the extent originated by any Covered Affiliate thereof, was originated in all material respects in compliance with applicable Laws. Except pursuant to the terms of the Group Company Credit Facilities, with respect to Shared Railcar Lease Agreements or as among the Group Companies, the Group Companies’ rights under each Customer Agreement have not been assigned by the Group Companies and are not subject to a participation agreement, subordination agreement or intercreditor agreement.

(b)          Except as set forth in Section 4.21(b) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the Group Companies have made any material agreement or waiver, or reached any material understanding with any obligor, in respect of a Customer Agreement for any material variation from the written terms of such Customer Agreement relating to the term or rent whatsoever, or, to the extent material, relating to any other provision thereof.

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(c)          Except as set forth in Section 4.21(c) of the Company Disclosure Schedule, as of the date of this Agreement, no Material Customer has expressed in writing to any Group Company its current intention to cancel or otherwise terminate the relevant Material Customer Agreement, other than in accordance with the scheduled expiration of such Material Customer Agreement.

(d)          All material amendments, modifications, supplements, waivers, extensions, cancellations and releases in respect of any Customer Agreement are in writing and have been made available to Buyer prior to the date of this Agreement.

(e)          Section 4.21(e) of the Company Disclosure Schedule sets forth a true, correct and complete report as of December 15, 2016 of total delinquencies under the Customer Agreements with respect to which the obligor thereunder is delinquent in the payment of any scheduled payment thereunder by more than sixty (60) days, except for (i) delinquencies subject to good faith dispute, (ii) in respect of rent abatements otherwise permitted under the applicable Customer Agreement or (iii) delinquencies or rent abatements relating to railcars or rolling stock that is owned by ARI.

(f)          To the Knowledge of the Company, no Person has an option to purchase any rolling stock or railcars for a fixed amount less than the amount set forth in the Customer Agreement covering such rolling stock or railcars.

(g)          Except as set forth in Section 4.21(g) of the Company Disclosure Schedule, there are no disputes with Material Customers regarding the return or rental of rolling stock or railcars owned or leased (as lessee) by or on behalf of the Group Companies, except as would not, individually or in the aggregate, be material to the Group Companies.

(h)          Except as set forth in Section 4.21(h) of the Company Disclosure Schedule, other than the Customer Agreements, the Group Companies are not party to any servicing arrangements or agreements with any Person for services to be provided in respect of Railcar Property or other property of such Person of the type included in Railcar Property, including maintenance, modification, service, repair and replacement, and railroad reporting marks-management and other fleet management services.

(i)          To the Knowledge of the Company, no obligor with respect to any Customer Agreement has any valid offset, deduction, defense or counterclaim with respect to its payment obligations under the corresponding Customer Agreement and none has been asserted in writing by any such obligor.

(j)          To the Knowledge of the Company, no Material Customer is the subject of any bankruptcy, reorganization or similar proceeding.

Section 4.22        Internal Controls. The Group Companies and, to the extent related to the Business, Sellers and Sellers’ respective Covered Affiliates (other than the Group Companies) maintain internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed with management’s general or specific authorization, (b) transactions are recorded as necessary to permit preparation of their respective financial statements in conformity with GAAP and to maintain accountability for their respective assets, and (c) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

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Section 4.23        Representations with Respect to the Final Directive Cars. Notwithstanding anything to the contrary in this Article IV, no representation or warranty has been or is being made by the Company in this Article IV, on the date of this Agreement or as of the Initial Closing Date, with respect to any Final Directive Cars (other than the representations and warranties contained in Section 4.6(a), Section 4.6(b), Section 4.6(i) and Section 4.17).

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Sellers as follows:

Section 5.1          Organization. Buyer (a) is a limited liability company, duly organized, validly existing and in good standing under the Laws of Delaware and (b) has the requisite limited liability power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

Section 5.2          Authority. Buyer has the requisite organizational power and authority to execute and deliver, consummate the transactions contemplated by and carry out its obligations under this Agreement and the Ancillary Documents to which it is or will be a party. The execution and delivery by Buyer of this Agreement and the Ancillary Documents to which it is or will be a party and the consummation by Buyer of the transactions contemplated by such agreements have been duly and validly authorized by all requisite limited liability company action on the part of Buyer. This Agreement has been, and upon execution and delivery of the Ancillary Documents to which Buyer is or will be a party, such Ancillary Documents will be, duly executed and delivered by Buyer. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes, and upon such other parties’ execution of each of the Ancillary Documents to which Buyer is a party, such Ancillary Documents will constitute, the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with their respective terms, except the extent that enforceability may be limited by the Enforceability Exceptions.

Section 5.3          Consents and Approvals; No Violations.

(a)          Except for (i) the Governmental Approvals set forth in Section 5.3(a)(i) of the Buyer Disclosure Schedule, (ii) the Change of Control Consents and the Guarantee Consents and (iii) the notification and waiting period requirements of the HSR Act, the execution and delivery by Buyer of this Agreement and the Ancillary Documents, and the performance and the consummation by Buyer or any of its Affiliates of the transactions contemplated by this Agreement and the Ancillary Documents do not: (1) require any Governmental Approval to be obtained or made by Buyer; or (2) require any Third Party Approval to be obtained by Buyer, other than, in each case, (A) those that may be required solely by reason of Sellers or the Group Companies (as opposed to any other third party’s) participation in the transactions contemplated hereby and (B) as would not reasonably be expected to materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any of the Ancillary Documents to which it is contemplated to be a party.

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(b)          Provided that all consents, approvals, authorizations and other actions described in Section 5.3(a) have been obtained or taken, the execution, delivery and performance by Buyer of this Agreement or any of the Ancillary Documents to which it is contemplated to be a party and the consummation by Buyer of the transactions contemplated hereby or thereby will not (i) conflict with or result in any violation or breach of any provision of Buyer’s Governing Documents, (ii) conflict with or result in any violation or breach of, or cause the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or cause or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract or Permit or (iii) conflict with or violate in any material respect any Law or Governmental Order applicable to Buyer, except, in the case of clause (ii) and (iii), as would not reasonably be expected to materially impair or delay the ability of Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement or any of the Ancillary Documents to which it is contemplated to be a party.

Section 5.4          Brokers. No broker, finder, financial advisor or investment banker, other than Bank of America Merrill Lynch and SMBC Nikko Securities America, Inc. (the fees of each of which shall be the sole responsibility of Buyer), is entitled to any broker’s, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 5.5          Sufficiency of Funds. Buyer has, on the date hereof, and will have on the Initial Closing Date, the financial capability and all sufficient cash on hand necessary to consummate the transactions contemplated by Section 2.3(a) of this Agreement on the terms and subject to the conditions set forth therein and to pay all associated fees, costs and expenses incurred by it in connection therewith.

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Section 5.6          Investment Representation; Investigation by Buyer. Buyer is acquiring the Membership Interests for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Buyer is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Membership Interests. Buyer acknowledges that the Membership Interests have not been registered under the Securities Act or any state or foreign securities Laws and that the Membership Interests may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Membership Interests are registered under any applicable state or foreign securities Laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws. Buyer acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of Sellers, the Group Companies or any of their respective directors, officers, employees, Affiliates, equity holders, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Buyer or any of its agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore or hereafter delivered to or made available to Buyer or any of its agents, representatives, lenders or Affiliates.

Section 5.7          Solvency. Assuming (a) satisfaction of the conditions set forth in Sections 7.1 and 7.2 and (b) the representations and warranties of Sellers contained in this Agreement are true, complete and correct in all material respects (disregarding for such purposes, all knowledge, materiality (and all variation thereof) and “Company Material Adverse Effect” qualifications or exceptions), upon consummation of the transactions at the Initial Closing, Buyer and the Group Companies will not (i) be insolvent or left with unreasonably small capital, (ii) have incurred debts beyond their ability to pay such debts as they mature, or (iii) have liabilities in excess of the reasonable market value of their assets.

Section 5.8          Approval by the Financial Services Agency of Japan. As of the date of this Agreement, based upon review of those Customer Agreements made available to Buyer prior to the date of this Agreement and assuming the accuracy and completeness of the copies of such agreements so reviewed and the information provided by Sellers with respect to the number of railcars covered by each such Customer Agreement, nothing has come to the attention of Buyer that would cause Buyer to conclude that (a) the acquisition of the Membership Interests by Buyer as contemplated by this Agreement and the Ancillary Documents would not meet the requirements under Article 16-2 of the Banking Act of Japan (Act No. 21 of 1927, as amended, the “Japanese Banking Act”) or (b) the Financial Services Agency of Japan (the “JFSA”) will not approve such acquisition of the Membership Interests by Buyer under Paragraph 7 of Article 16-2 of the Japanese Banking Act.

Section 5.9          Representations with Respect to the Final Directive Cars and Option Cars. Buyer acknowledges and agrees that no representation or warranty has been or is being made by Sellers or the Company pursuant to Article III or Article IV, on the date of this Agreement or as of the Initial Closing Date, with respect to any Final Directive Cars (other than the representations and warranties contained in Section 4.6(a), Section 4.6(b), Section 4.6(i) and Section 4.17) and that the only representations or warranties that will be made with respect to any Option Cars are those contained in Section 4.6(a), Section 4.6(b), Section 4.6(i), Section 4.17 and in any Subsequent Closing Certificates delivered by a RemainCo pursuant to Section 2.4(c)(v).

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Article VI

COVENANTS

Section 6.1          Conduct of Business of the Company. From and after the date hereof until the earlier of the Initial Closing Date or the termination of this Agreement in accordance with its terms, except (a) as expressly required or permitted by this Agreement or the Transition Agreement, (b) as required by applicable Law, (c) as set forth in Section 6.1 of the Company Disclosure Schedule or (d) as Buyer otherwise consents in writing (which consent, (1) with respect to clauses (vi), (ix), (xiii), (xviii), (xix), (xxii), (xxiii) and (xxiv) of clause (z) of this Section 6.1, shall not be unreasonably withheld, conditioned or delayed, (2) with respect to clauses (i) and (xvi) of clause (z) of this Section 6.1, shall be granted or denied promptly and in any event within ten (10) days after Buyer receives such request for consent, and (3) with respect to matters contemplated by subclause (i) of clause (z) of this Section 6.1, to the extent the Sellers are seeking Buyer’s consent with respect to any proposed waiver, modification or other accommodation under a Material Customer Agreement in connection with commercially reasonable actions proposed to be taken by the Company to comply with its obligations under the Directive with respect to Initial Directive Cars covered by such Material Customer Agreement, shall not be unreasonably withheld or conditioned; provided, that, no consent of Buyer shall be required in connection with any arrangement with a Customer pursuant to which Sellers or any Group Company agrees to bear the costs of testing, inspection and, if necessary, repair of any Initial Directive Cars covered by a Material Customer Agreement in accordance with the terms of the Directive. Sellers shall, in the case of clause (iii) and, in the case of clauses (i) – (ii) and (iv) – (xxvi), shall cause the Group Companies to, (x) conduct the Business in the Ordinary Course of Business (including as it relates to the management of railcars and railcar leases owned directly or indirectly by ARI and the allocation of railcar lease inception and renewal opportunities as between the Company and ARI), (y) use commercially reasonable efforts to preserve substantially intact their respective business organizations, the Business and preserve their relationships with Governmental Entities, employees, customers, suppliers, vendors, and others having material business relationships with the Business and (z) refrain from doing, directly or indirectly, any of the following:

(i)          enter into, materially amend, terminate, extend or renew any Material Contract or Material Customer Agreement, or cancel, waive, compromise, release, settle or assign any material rights or claims thereunder, in each case other than in the Ordinary Course of Business (other than with respect to any Group Company Credit Facility or any Contract between one or more of the Group Companies, on the one hand, and Sellers or any of their respective Affiliates, on the other hand, except the Transition Agreement) and provided that the Ordinary Course of Business includes the extension or renewal on then current market terms of a Material Contract (other than a Group Company Credit Facility) or Material Customer Agreement that is expiring in accordance with its terms;

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(ii)         declare, set aside or pay a dividend on, or make any other distribution (whether securities or property) in respect of the Capital Stock of any Group Company, except (1) dividends and distributions by any of the Subsidiaries of the Company to any of the other Group Companies, (2) dividends or distributions made or paid in cash and cash equivalents (including the distribution of all Cash and Cash Equivalents prior to the Initial Closing Date), and (3) the distribution, transfer or disposal of the equity interests contemplated by Section 6.25; provided, however, that in no event shall the Company distribute any cash or other assets to the extent that doing so would (A) reduce the total amount of Cash and Cash Equivalents to an amount below the Minimum Cash Amount or (B) result in a default under the terms of any Group Company Credit Facility as determined pursuant to the terms of such Group Company Credit Facility immediately following such distribution;

(iii)        other than a transfer constituting a Permitted Ownership Change, (1) issue, sell, transfer, pledge, grant, dispose of, encumber or deliver any equity securities of any class of the Group Company’s equity securities or any securities convertible into or exercisable or exchangeable for voting or equity securities of any class of the Group Company’s equity securities or (2) adjust, split, combine or reclassify any Group Company’s equity securities;

(iv)        acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the Ordinary Course of Business;

(v)         incur any Indebtedness, issue any debt securities or assume, grant, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances other than between Group Companies (other than trade payables arising in the Ordinary Course of Business), or repay any Indebtedness under the Group Company Credit Facilities prior to the date on which such Indebtedness becomes due to be paid under the contract governing such Indebtedness;

(vi)        authorize, make, or commit to make any capital expenditure (1) in connection with the purchase of rolling stock or railcars or (2) otherwise in an amount in excess of two hundred thousand dollars ($200,000) in the aggregate, except in the case of clause (2) as in accordance with (A) the Business’ capital expenditure budget for 2016 (a copy of which is set forth in Section 6.1(vi) of the Company Disclosure Schedule) or (B) for 2017, capital expenditures at levels consistent with those provided for in the 2016 capital expenditure budget;

(vii)       defer expenses related to the maintenance or repair of rolling stock or railcars other than in the Ordinary Course of Business;

(viii)      adopt any amendments to the Governing Documents of any Group Company, other than any such amendments that would not be adverse to the Group Companies or to reflect a change of the members (or ownership of Membership Interests) of the Company pursuant to a Permitted Ownership Change;

(ix)         create any new Subsidiary with regard to the Business;

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(x)          adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xi)         enter into any Contract that would be an Intercompany Agreement, except for any Customer Agreement (other than with ARI) entered into in the Ordinary Course of Business on arm’s-length and then-current market terms;

(xii)        except as required by the terms of any Employee Benefit Plan or Material Contract as in effect on the date hereof or as required by applicable Law, (1) grant or announce any incentive awards, bonus or similar compensation or any increase in the salaries (other than annual cost of living or merit increases in the Ordinary Course of Business), bonuses or other compensation and benefits to any of the current or former employees of any Group Company, (2) materially increase the benefits under any Employee Benefit Plan, (3) adopt, amend or terminate any Employee Benefit Plans, (4) grant or pay any benefit or amount not required under any Employee Benefit Plan to any current or former employee or other service provider of any Group Company, (5) grant or pay any severance or termination pay or increase in any manner the severance or termination pay of any current or former employee or other service provider of any Group Company or (6) take any action to accelerate the vesting or payment of any compensation or benefit under any Employee Benefit Plan to any current or former employee or other service provider of any Group Company;

(xiii)       other than in connection with the Permitted Relocation, (1) hire or transfer any individual to become an employee or independent contractor of any Group Company or (2) transfer or terminate the employment of any employee or other independent contractor of any Group Company, except for terminations of employment for cause;

(xiv)      enter into any transaction with any officers, employees or Covered Affiliates (or any directors, managers, officers or employees of any such Covered Affiliate);

(xv)       recognize any new Employee Representative Body, or negotiate, enter into, amend, modify or terminate any Collective Bargaining Agreement;

(xvi)      mortgage, pledge or subject to any Lien any material Assets or Leased Real Property other than Permitted Liens or Liens in connection with the refinancing, replacement or modification of existing Indebtedness of the Group Companies made in accordance with this Section 6.1;

(xvii)     other than any lease entered into in connection with the Permitted Relocation, acquire, or enter into any Contract for the purchase, lease, sublease, license, use or occupancy of, any real property;

(xviii)    knowingly permit any policy of insurance to be canceled or terminated without notice to Buyer unless the relevant Group Company obtains, prior to or concurrently with such cancellation or termination, a policy of insurance with substantially similar terms and conditions to the canceled or terminated policy or such policy of insurance has expired pursuant to its terms;

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(xix)       fail to take reasonable measures consistent with past practice to keep current and in full force and effect in all material respects, or apply for or renew any material Permit necessary for the operation of the Business as presently conducted;

(xx)        encumber, pledge, sell, transfer or otherwise dispose of any rolling stock or railcars or other material Assets of the Business (excluding in each case Intellectual Property Rights), including by merger, consolidation, acquisition of stock or assets, other than (1) encumbrances and pledges in order to maintain compliance with any Group Company Credit Facility (excluding any encumbrances or pledges in favor of an Affiliate of Sellers), (2) sales, transfers or other dispositions of obsolete or worn-out rolling stock or railcars or scrapping of economically unviable rolling stock or railcars in the Ordinary Course of Business (excluding any sales, transfers or other dispositions to an Affiliate of Sellers) or (3) the exercise of early buy-outs and purchase option rights exercised by Customers under Customer Agreements in the Ordinary Course of Business and in accordance with the terms of such Customer Agreements;

(xxi)        (1) encumber, pledge, sell, transfer, license (or grant a covenant not to sue or similar rights under), sublicense, allow to lapse or expire, pledge, abandon, discontinue, fail to maintain, lease, sublease or otherwise dispose of any Intellectual Property Rights (including by merger, consolidation, acquisition of stock or assets), other than non-exclusive licenses in the Ordinary Course of Business or (2) allow any third party to access or possess (on a current or contingent basis) any material software source code that is owned by the Group Companies or owned by Sellers and primarily related to the Business, except in each case, in the Ordinary Course of Business;

(xxii)      settle or compromise, or consent to the entry of any judgment in connection with, any material claim, Action or proceeding if such settlement, compromise or judgment would (1) require any material payment by any Group Company after the Initial Closing that is not reserved for in the Financial Statements or that would not be reflected in the Initial Closing Statement, (2) materially and adversely affect the Group Companies, taken as a whole, or (3) materially limit or restrict the ability of the Group Companies, taken as a whole, to conduct the Business after the Initial Closing, except for any such settlement, compromise or judgment with the FRA relating to the Directive that would not reasonably be expected to have an adverse effect on Buyer or any Group Company;

(xxiii)     commence any Action that is, or would reasonably be expected to, (1) require any material payment by any Group Company after the Initial Closing that is not reserved for in the Financial Statements or that would not be reflected in the Initial Closing Statement, (2) materially and adversely affect the Group Companies, taken as a whole, or (3) materially limit or restrict the ability of the Group Companies, taken as a whole, to conduct the Business after the Initial Closing;

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(xxiv)    except as required by GAAP or by applicable Law, change any of the accounting principles or practices used by a Group Company or write up, write down or write off the book value of any material Asset;

(xxv)     make, adopt or change any Tax election, Tax accounting period or method, amend any Tax Return or file any claim for a Tax refund, enter into any closing agreement, settle any Tax claim, audit or assessment (except to the extent reserved for on the Company’s (or other Group Company’s) financial statements or books and records) or surrender any right to claim a Tax refund, offset or other reduction in Tax liability, except where any of the foregoing actions would not reasonably be expected to have (1) a material adverse effect (if such action relates solely to income Taxes) or (2) an adverse effect (if such action does not relate solely to income Taxes), in each case, on Buyer or any Group Company with respect to any period following the Initial Closing;

(xxvi)    agree to or effect any amendment of, or waive or release any right or claim under or pursuant to, or otherwise modify or enter into any agreement or arrangement inconsistent with, the Transition Agreement; or

(xxvii)   announce any intention, enter into any legally binding commitment or formal or informal agreement or otherwise make a commitment with respect to any of the actions set forth in any of the foregoing clauses (i) through (xxvi).

Nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Sellers’ or any of the Group Companies’ operations prior to Initial Closing.

Section 6.2          Conduct of RemainCo. From and after the Initial Closing Date until the earlier of the expiration of the Option Period or the termination of this Agreement in accordance with its terms, except (i) as expressly required or permitted by this Agreement, the Transition Agreement or (ii) as required by applicable Law, (iii) as set forth in Section 6.2 of the Company Disclosure Schedule, (iv) with respect to any Declined Option Cars, or (v) as Buyer otherwise consents in writing (which consent with respect to clause (b), shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause RemainCo to refrain from doing, directly or indirectly, any of the following:

(a)          defer expenses related to the maintenance or repair of rolling stock or railcars other than in the ordinary course of business (assuming for the purposes of this Section 6.2 that the ordinary course of business for RemainCo shall be the same as the ordinary course of business for the Group Companies prior to the date hereof);

(b)          knowingly permit any policy of insurance to be canceled or terminated without notice to Buyer unless RemainCo obtains prior to or concurrently with such cancellation or termination, a policy of insurance with substantially similar terms and conditions to the canceled or terminated policy or such policy of insurance has expired pursuant to its terms;

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(c)          encumber, pledge, sell, transfer or otherwise dispose of any rolling stock or railcars, including by merger, consolidation, acquisition of stock or assets, other than (1) sales, transfers or other dispositions of obsolete or worn-out rolling stock or railcars or scrapping of economically unviable rolling stock or railcars in the ordinary course of business, (2) the exercise of early buy-outs and purchase option rights exercised by Customers under Customer Agreements in the ordinary course of business and in accordance with the terms of such Customer Agreements or (3) transfers of rolling stock or railcars from one RemainCo to another RemainCo; or

(d)          announce any intention, enter into any legally binding commitment or formal or informal agreement or otherwise make a commitment with respect to any of the actions set forth in any of the foregoing clauses (a) through (c).

Section 6.3          Transition Matters.

(a)          Except as set forth on Section 6.3(a) of the Sellers Disclosure Schedule and except as contemplated by Section 6.22, Sellers shall, and shall cause their respective Covered Affiliates and the Group Companies to, take such action and/or make such payments as may be necessary so that, concurrently with the Initial Closing, the Group Companies, on the one hand, and Sellers and Sellers’ Covered Affiliates (other than the Group Companies), on the other, shall settle, discharge, offset, pay or repay in full (which may include cancellation or forgiveness) all intercompany loans, notes (including the promissory note, dated as of March 23, 2016, from Icahn Enterprises Holding L.P. to the Company), and advances, regardless of their maturity, and any and all other intercompany receivables and payables for the amount due, including any accrued and unpaid interest, and any and all other liabilities and obligations of the Group Companies to Sellers and their respective Covered Affiliates, in a manner reasonably acceptable to Buyer and such that Buyer, the Group Companies and their Affiliates shall have no liability or obligation whatsoever thereunder from and after the Initial Closing.

(b)          Except as (i) set forth on Section 6.3(b) of the Sellers Disclosure Schedule, (ii) as contemplated by the terms of the Transition Agreement, (iii) as contemplated by Section 6.22 or (iv) otherwise agreed by Sellers and Buyer in writing, prior to the Initial Closing, Sellers shall, and shall cause their respective Covered Affiliates and the Group Companies to, take such actions as may be necessary to terminate, commute, release or discharge all obligations under, in a manner reasonably acceptable to Buyer, concurrently with the Initial Closing, all Intercompany Agreements (including all Intercompany Agreements listed on Section 4.20(b) of the Company Disclosure Schedule that are not otherwise listed on Section 6.3(b) of the Sellers Disclosure Schedule) such that, following the Initial Closing, Buyer, the Group Companies and their Affiliates shall not have and shall be released and discharged from any further liability or obligation whatsoever under such Intercompany Agreements.

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(c)          Sellers shall use commercially reasonable efforts to (i) promptly following the date of this Agreement, cause the individuals listed in Section 6.3(c)(i) of the Company Disclosure Schedule to cease providing services to the Group Companies, other than certain limited transition services prior to the Initial Closing, and to instead provide services to Sellers, ARI and their respective Covered Affiliates and (ii) on or following the Initial Closing Date, to cause the individuals listed in Section 6.3(c)(ii) of the Company Disclosure Schedule to cease providing services to the Group Companies and to solely provide services to Sellers, ARI and their respective Covered Affiliates (and Sellers shall cause the Group Companies to terminate or assign any employment, severance or other compensation agreements with any such individuals, shall bear all costs and liabilities resulting from any such termination or assignment, and shall obtain customary releases from each such individual in connection with any such termination). Prior to the Initial Closing Date, Sellers shall use their commercially reasonable efforts to facilitate communications between ARI and the employees listed in Section 6.3(c)(ii) of the Company Disclosure Schedule. Nothing contained in this Section 6.3, express or implied, is intended to confer upon any employee listed in Section 6.3(c)(i) or Section 6.3(c)(ii) of the Company Disclosure Schedule any right to continued employment for any period or continued receipt of any specific employee benefit, and this Section 6.3(c) shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement and nothing in this Section 6.3(c), express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.3(c).

(d)          The Company shall provide Buyer with a reasonable opportunity to review and comment on the initial forms of (and any subsequent versions reflecting a substantive change to any release by the Customer of the Company contained in such initial forms) documents or notices to be provided to Customers or to be executed by the Company pursuant to the terms of the Transition Agreement. Notwithstanding the foregoing, from and after the date of this Agreement until the Initial Closing Date, to the extent that any such documents or notices contain commercially sensitive information, the Company shall instead provide such documents or notices to the Buyer’s legal counsel on a “clean-team” basis.

Section 6.4          Access to Information. From and after the date hereof until the earlier of the

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Initial Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance notice, Sellers shall, and shall cause the Group Companies to, provide to Buyer and its authorized Representatives reasonable access to the Representatives, properties, offices and ARL Books and Records during normal business hours, and during such period, Sellers shall furnish, or cause to be furnished, to Buyer and its Representatives such financial and operating and other data and information concerning the Assets, the Business and the Group Companies as Buyer may from time to time reasonably request, including with regard to the formation of RemainCo and the transfer of any Final Directive Cars from any Group Company to the Company and from the Company to RemainCo, and an updated, true, correct and complete in all material respects, Railcar Tape, as of no earlier than ten (10) Business Days prior to the Initial Closing Date. All of such information shall be treated as confidential information pursuant to the terms of the Buyer Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Buyer agrees that it shall be bound by the Buyer Confidentiality Agreement to the same extent as Parent. Notwithstanding anything to the contrary in this Agreement, (1) access rights pursuant to this Section 6.4 shall be exercised in such manner as not to interfere unreasonably with the conduct of the business of Sellers or any of the Group Companies and (2) Buyer shall not have access to any document (or portions thereof) or information (i) that is subject to the terms of any non-disclosure agreement, confidentiality agreement or other agreement with any third parties under which providing Buyer with access to such document (or portions thereof) or information would constitute a breach or violation of such agreement (ii) that constitutes privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by Sellers’ counsel, would reasonably be expected to conflict with applicable Laws, including the HSR Act; provided, that Sellers shall, and shall cause each of the Group Companies to, cooperate with reasonable requests made by Buyer to limit the restrictions of Buyer’s access created by the matters described in the foregoing clause (i) and (ii), including by using “clean teams” and redacting documents.

Section 6.5          Directive Information. From and after the date hereof until ninety (90) days after the expiration of the Option Period, upon the reasonable request of Buyer, Sellers shall furnish, or cause to be furnished, to Buyer and its Representatives updates regarding the Company’s or RemainCo’s substantive communications with the FRA concerning the Directive, including all updates and reports with respect to the inspection, testing and, as necessary, repair of the Final Directive Cars. From and after the date hereof and prior to the expiration of the Option Period, the Company and Buyer or, following the Initial Closing, the Sellers and Buyer, shall participate in monthly conference calls to discuss the status of and any developments with respect to the ongoing inspection and testing with respect to the Directive and the Company’s or Sellers’, as applicable, communications with respect to the Directive with the FRA. With respect to any Option Car, if such Option Car becomes the subject of an Option Exercise Notice, then not later than the Subsequent Closing Date with respect to such Option Car, Sellers shall, or shall cause RemainCo to certify that such Option Car meets the requirements of an Option Car (and is accordingly no longer a Final Directive Car) and deliver to Buyer (i) copies of all final inspection and test result documentation and all other documentation evidencing work required to be performed with respect to such Final Directive Cars by the terms of the Directive, (ii) copies of the notifications provided to Customers by ARL, in its capacity as an owner or lessor of Final Directive Cars, with respect to such Final Directive Cars as required by the terms of the Directive, (iii) a copy of the inspection test and repair information sent to the FRA, and (iv) copies of the written permission and approval of the qualification and maintenance programs applicable to the Directive Cars that each tank car facility will use as required by the terms of the Directive, comprised of copies of the car owners’ engineering and work requirements reports; provided, that, following the initial delivery of such materials, Sellers shall not be required to deliver any further documentation pursuant to this Section 6.5(iv) in connection with any Subsequent Closing unless there have been any material deviations from the terms of the materials previously disclosed. On the Option Exercise Date, if the Option Exercise Notice is delivered by Buyer, and promptly (but in no event later than two (2) Business Days) after the Option Exercise Date, if the Option Exercise Notice is delivered by Sellers, Buyer shall inform Sellers of the location of the storage facility to which any Option Car that is not under lease with a Customer at the applicable Subsequent Closing shall be sent.

Section 6.6          Efforts to Consummate.

(a)          Upon the terms and subject to the conditions and other agreements set forth in this Agreement, the Parties shall (i) cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, such further actions, in each case, as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement in the most expeditious manner possible, (ii) refrain from taking any actions that would reasonably be expected, or are intended to, materially impair, delay or impede the Initial Closing or any Subsequent Closing, and (iii) not in limitation of any other provision of this Agreement, use their respective reasonable best efforts to cause all the conditions to the obligations of the other Parties to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable; provided, however, that neither Sellers nor any Group Company shall commit to or be obligated for the payment of any material fee, penalty or other consideration or make or be obligated to make any other material concession, waiver or amendment under any Material Contract or Customer Agreement in connection with or as a condition to obtaining any Governmental Approval or Third Party Approval without the prior written consent of Buyer.

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(b)          The Parties (i) subject to Section 6.6(c), shall as soon as reasonably practicable following the date hereof make all filings, applications and notifications with, and use their reasonable best efforts to promptly obtain all Governmental Approvals that may be or become necessary for their respective execution and delivery of, and the performance of their respective obligations pursuant to, and the consummation of the transactions contemplated by, this Agreement, including by (A) seeking to prevent the initiation of and defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby, (B) the prompt provision to a Governmental Entity of non-privileged information and documents reasonably requested by such Governmental Entity and that are reasonably necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement and (C) seeking to avoid the entry of, or using reasonable best efforts to cause to be lifted or rescinded any Governmental Order entered by any Governmental Entity adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, and (ii) shall take all other actions as may be reasonably required or requested by any applicable Governmental Entity or as may otherwise be necessary in order to obtain such Governmental Approvals. In furtherance and not in limitation of the foregoing, (A) Buyer agrees to (and to cause its Affiliates to) (I) consult with the JFSA to obtain the JFSA’s approval with respect to Paragraph 7 of Article 16-2 and Item 2, Paragraph 1 of Article 53 of the Japanese Banking Act as soon as practicable following the date hereof and (II) submit appropriate application or filing documentation required under Article 16-2 and/or Article 53 of the Japanese Banking Act no later than ten (10) Business Days prior to the anticipated Initial Closing Date or such longer period as the Parties, acting in good faith, may determine is necessary in the circumstances and (B) Buyer agrees to (and to cause its Affiliates to) and Sellers agree to (and to cause their Covered Affiliates to), no later than ten (10) Business Days following the date hereof, (I) make the appropriate filings required pursuant to the HSR Act and any other antitrust Laws, if applicable, and (II) as promptly as is practicable following the date hereof, make all other filings reasonably required pursuant to other applicable Law with respect to the transactions contemplated by this Agreement. Each of the Parties will cooperate with the reasonable requests of the other in promptly seeking to obtain all such authorizations, consents, orders and approvals. No Party shall take any action that would reasonably be expected, or is intended to, materially delay, impair or impede the receipt of any required such Governmental Approvals. Buyer shall bear the filing fees under the HSR Act and any other fees for any Governmental Approvals.

(c)          Notwithstanding anything in this Agreement to the contrary, nothing shall require, or be deemed to require, Buyer to take or agree to take any action, including entering into any consent decree, hold separate order or other arrangement, that would (i) limit Buyer’s ability to acquire or hold, or exercise full rights of ownership with respect to, the Membership Interests, or (ii) otherwise, individually or in the aggregate with all other such actions or limitations, materially adversely impact the reasonably anticipated aggregate economic or business benefits, taken as a whole, to Buyer of the transactions contemplated by this Agreement, taking into account the economic value derived from taking or agreeing to take any such action.

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(d)          To the extent reasonably practicable, and subject to applicable Laws, the instructions of any Governmental Entity and reasonable guidance from each Party’s antitrust counsel relating to the exchange of information, the Parties will (i) consult with the other with regard to the exchange of information relating to Buyer and its Affiliates and Representatives or Sellers, the Group Companies or their respective Covered Affiliates and Representatives, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transaction contemplated by this Agreement, (ii) notify the other Parties of the receipt of comments or requests from any Governmental Entity relating to any Governmental Approval, and shall supply the other Parties with copies of all correspondence between the notifying Party or any of its Representatives, Affiliates (in the case of Buyer) or Covered Affiliates (in the case of Sellers and the Group Companies) and the Governmental Entity with respect to such Governmental Approval, and (iii) notify the other Parties of any meeting or conference call with any Governmental Entity relating to the matters that are subject of this Agreement and provide the other Parties with the opportunity to participate to the extent permitted by such Governmental Entity. Buyer and Sellers shall use commercially reasonable efforts to schedule and attend any hearings or meetings with any Governmental Entity to obtain the Governmental Approvals as promptly as reasonably possible. Without limiting the foregoing, Buyer further agrees that it shall promptly report any progress or issues arising from its consultation with the JFSA pursuant to Section 6.6(b) to Sellers.

Section 6.7          Public Announcements. No Party or Affiliate or Representative of any Party shall issue or cause the publication of any press release or public announcement with any news media regarding this Agreement or the transactions contemplated hereby, without the prior written consent of the other Parties unless required by Law or in connection with any required or voluntary filings pursuant to applicable securities laws to which any Seller, any Affiliate of any Seller or any Group Company is subject, in which case such other Parties shall have the right to review such press release or public announcement prior to its issuance, distribution or publication. For the avoidance of doubt, nothing in this Section 6.7 shall restrict any activities of ARI or its Affiliates that are contemplated by the Transition Agreement.

Section 6.8          Confidentiality.

(a)          Except to the extent necessary for Buyer to perform its obligations hereunder, from the date hereof until the Initial Closing Date, the terms of the Buyer Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Initial Closing, at which time the confidentiality obligations under the Buyer Confidentiality Agreement shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Buyer Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms.

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(b)          From and after the Initial Closing: (i) Sellers shall, and shall cause their respective Covered Affiliates and Representatives to, maintain in confidence any written, oral or other information to the extent relating to or obtained from the Business or the Group Companies or obtained from Buyer or its Affiliates pursuant to the terms of this Agreement; and (ii) Buyer shall, and shall cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information to the extent relating to or obtained from Sellers or their respective Covered Affiliates (other than information to the extent relating to the Business or the Group Companies), except that the foregoing requirements of this Section 6.8(b) shall not apply to information to the extent that (1) any such information becomes available to the public other than (A) in the case of information relating to Buyer, as a result of disclosure by Sellers, their Covered Affiliates or any of their Representatives in breach of this Section 6.8 and (B) in the case of information relating to Sellers, as a result of disclosure by Buyer, any Group Company (after the Initial Closing Date) or any of their respective Affiliates or Representatives in breach of this Section 6.8, (2) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to this Agreement (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding) or (3) any such information was or becomes available to such party on a non-confidential basis, directly or indirectly, from a source (other than a Party to this Agreement, any Affiliate of Buyer, any Covered Affiliate of any Seller or any Representative of any Party) that is not known by such Party, after reasonable inquiry, to be bound by any confidentiality obligation to the other Party, its Affiliates or its Representatives with respect to such information, or otherwise known by such Party, its Affiliates or its Representatives, in each case, after reasonable inquiry, to be prohibited from transmitting the information to such Party, its Affiliates or its Representatives by a contractual, legal or fiduciary obligation. Each of the Parties shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality and agrees that it is responsible for any action or failure to act that would constitute a breach or violation of this Section 6.8 by such Party’s Affiliates or Representatives that received such information from a party to this Agreement. Notwithstanding the foregoing, nothing in this Section 6.8 shall prevent the Sellers or any RemainCo from taking any action with respect to any information related to any Declined Option Cars from and after such time as such rolling stock or railcars become Declined Option Cars.

(c)          Notwithstanding anything in Section 6.8(b) to the contrary, in the event that Buyer (or its Affiliates or Representatives) or any Seller (or its Covered Affiliates or Representatives) is requested or required under applicable Law or the applicable rules or regulations of any securities exchange or similar self-regulatory organization having jurisdiction over such Party, its Affiliates or its Representatives, as applicable (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), to disclose any information required to be treated as confidential pursuant to Section 6.8(b), it is agreed that such Party shall as promptly as reasonably practicable (i) inform the other Party or Parties, as applicable, of the terms of any such request or requirement to the extent permitted by applicable Law, (ii) consult with the other Party or Parties, as applicable, on the advisability of taking legally available measures to resist or narrow any such request or requirement and (iii) cooperate with such other Party or Parties, as applicable, at such other Party’s or Parties’, as applicable, expense, in pursuing any such reasonable measures that such other Party or Parties, as applicable, determine to seek to resist or narrow any such request or requirement. In the event that disclosure of such information is ultimately required, the disclosing Party shall, to the extent permitted by applicable Law, give the other Party or Parties, as applicable, written notice of the information to be disclosed as far in advance of its disclosure as is practicable and then may furnish that portion (and only that portion) of such information which it is required to disclose under such applicable Laws or rules or regulations, and Buyer and its Affiliates and Representatives and Sellers and their Covered Affiliates and Representatives, as the case may be, shall cooperate with the other Party or Parties, as applicable, at such other Party’s or Parties’, as applicable, expense, in its reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded any information so furnished.

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Section 6.9          Indemnification; Directors’ and Officers’ Insurance. For a period of six (6) years commencing on the Initial Closing Date, Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of each Group Company, as provided in such Group Company’s Governing Documents in effect as of the date hereof with respect to any matters occurring prior to the Initial Closing Date, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect and that the Group Companies on their own behalf, will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Initial Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Initial Closing Date or at any time prior to the Initial Closing Date, were directors, officers, employees or agents of any Group Company, unless such modification is required by applicable Law. Prior to the Initial Closing, at Buyer’s request, Sellers shall cooperate with and provide reasonable assistance to Buyer in purchasing (at Buyer’s sole cost) tail coverage under Sellers’ or their Affiliates’ D&O and other professional liability policies, if any, under which the Group Companies are covered.

Section 6.10        Exclusive Dealing. Sellers agree that after the date hereof, Sellers shall not, and shall cause their respective Covered Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate, or knowingly facilitate or encourage (including by way of furnishing information or advice) or take any other action to facilitate any inquiries or proposals that relate to, or could reasonably be expected to lead to, the submission of any Acquisition Proposal; (b) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes, or could be expected to lead to, any Acquisition Proposal (except to provide notice of the existence of these provisions); or (c) enter into any letter of intent, agreement, term sheet or any other non-binding or binding understanding or arrangement with respect to any Acquisition Proposal. Without limiting the generality of the foregoing, Sellers shall, and shall cause their respective Covered Affiliates and Representatives to, immediately cease and cause to be terminated any existing activities, including discussions or negotiations with any Person, conducted prior to the date hereof with respect to any Acquisition Proposal.

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Section 6.11        Documents and Information. After the Initial Closing Date, Buyer shall cause its Affiliates and Sellers shall cause their Covered Affiliates to, until the seventh (7th) anniversary of the Initial Closing Date (or such later date as may be required by applicable Law), preserve and retain all ARL Books and Records and other documents pertaining to the Business and in existence on the Initial Closing Date and possessed by such Person. During such period, upon reasonable advance written request meeting the requirements of the remaining provisions of this Section 6.11 from a Party or its Representatives, the Party in possession or control of such records shall (a) provide to the requesting Party or its Representatives reasonable access to such records during normal business hours; provided, that such access shall not unreasonably interfere with the conduct of the business of the Party in possession or control of such records and (b) permit the requesting Party or its Representatives to make copies of such records, in each case, at no cost to the requesting Party or its Representatives (other than for reasonable out-of-pocket expenses incurred by the providing Party in so providing the requested records). Nothing herein shall require either Party to disclose: (i) any information to the other if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law; (ii) information that is subject to an obligation of confidentiality or other contractual or legal restriction; (iii) any information if such disclosure would violate any privacy or other applicable Law; or (iv) such Party’s Tax records. Subject to the preceding sentence, such records may only be requested under this Section 6.11 to the extent reasonably required in connection with (1) the performance by Buyer and its Affiliates and Sellers and their Covered Affiliates, as applicable, of their obligations under this Agreement or (2) accounting, litigation, federal securities disclosure, governmental or regulatory inquiry, investigation, filing, submission or request for documents or information, or other similar purpose (but in no event for purposes relating to claims between any Seller and Buyer or any of Buyer’s Affiliates or Sellers’ respective Covered Affiliates under this Agreement, which shall be governed by applicable Law).

Section 6.12        Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Initial Closing Date or the termination of this Agreement in accordance with its terms, Buyer hereby agrees that it is not authorized to, directly or indirectly, and shall not (and shall not permit any of its Representatives to), directly or indirectly, contact any employee (excluding executive officers), Customer, supplier, distributor or other material business relation of any Group Company regarding the transactions contemplated by this Agreement without the prior consent of Sellers (which consent shall not be unreasonably withheld).

Section 6.13        Employee Matters.

(a)          During the period beginning on the Initial Closing Date and ending on the date that is one year after the Initial Closing Date, Buyer shall provide employees of each Group Company who continue to be employed by a Group Company with the same salary or hourly wage rate as provided to such employees immediately prior to the Initial Closing Date and with employee benefits (excluding equity arrangements) that are not materially less favorable in the aggregate to the compensation and benefits provided by Buyer or any of its Affiliates from time to time to similarly situated employees of Buyer and its Affiliates. Buyer further agrees that, from and after the Initial Closing Date, Buyer shall and shall cause each Group Company to grant all of its employees credit for any service with such Group Company earned prior to the Initial Closing Date (i) for eligibility and vesting purposes, and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Buyer or any Group Company on or after the Initial Closing Date (collectively, the “New Plans”), except as would result in duplication of benefits. In addition, Buyer shall use commercially reasonable efforts to (A) cause to be waived all pre-existing condition exclusions and actively at work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Initial Closing Date, and (B) cause any deductible, co-insurance and covered out-of-pocket expenses paid during the calendar year of the Initial Closing and on or before the Initial Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out of pocket provisions after the Initial Closing Date under any applicable New Plan in the year of initial participation.

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(b)          Buyer agrees that Buyer shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B9.

(c)          Nothing contained in this Section 6.13, express or implied, is intended to confer upon any employee of any Group Company any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. Further, this Section 6.13 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.13, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.13.

(d)          Promptly following the date hereof, (1) Buyer and Sellers shall enter into good faith discussions to identify: (i) those employees of the Group Companies whose employment with the Group Companies will continue on the Initial Closing Date (“Retained Employees”); (ii) those employees of the Group Companies who will be requested to relocate to Buyer’s offices in Chicago (“Relocating Employees”); (iii) those employees to be identified by Sellers no later than forty-five (45) days after the date hereof, who will be employed by Sellers, ARI or their respective Affiliates following the Initial Closing (“Transferred Employees”); and (iv) those employees of the Group Companies who will not be Retained Employees, Relocating Employees or Transferred Employees (“Released Employees”), and (2) Sellers shall provide Buyer with access to the Group Company employees to facilitate Buyer’s discussions with such employees in furtherance of its obligations under this Section 6.13. Buyer and Sellers agree to use their reasonable best efforts to create a final list of all Retained Employees, Relocating Employees, Transferred Employees and Released Employees no later than thirty-five (35) days after the date hereof. No later than forty (40) days after the date hereof, Sellers shall use commercially reasonable efforts to facilitate communications between Buyer and Relocating Employees. To the extent that any Relocating Employees resign from their employment with the Group Companies in connection with the requested relocation and are not Transferred Employees, they shall be considered “Released Employees” for the purposes of this Section 6.13(d). Unless otherwise agreed with Sellers, the employment of the Released Employees shall terminate on or after the Initial Closing Date and the costs of any resulting severance shall not be included in the calculation of Net Book Value, Indebtedness or Transaction Expenses and will be borne by Buyer indirectly through its ownership of the Group Companies. It is understood and agreed that neither Buyer nor the Group Companies shall have any responsibility to pay severance to any Transferred Employees.

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Section 6.14        Advice of Changes. Sellers shall give prompt written notice to Buyer of (a) the occurrence of any change, event or events or development, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) any failure of any Seller or any Group Company or any of their respective Covered Affiliates to comply with or satisfy, in any material respect, any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Buyer’s obligations hereunder or (c) any notice or other communication from any Person, alleging that a Governmental Approval or Third Party Approval is or may be required in connection with the consummation of the transactions contemplated by this Agreement. Buyer shall give prompt written notice to Sellers of (i) the occurrence of any change, event or events or development, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect, (ii) any failure of Buyer to comply with or satisfy, in any material respect, in any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to Sellers’ obligations hereunder or (iii) any notice or other communication from any Person alleging that the Governmental Approval or Third Party Approval is or may be required in connection with the consummation of the transactions contemplated by this Agreement. Each Party shall promptly notify the other of any Action that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

Section 6.15        Management System Escrow.

(a)          Within thirty (30) days after the date hereof, Company shall place into escrow (1) complete copies of all software that is used by the Company for the management of owned and leased railcar fleets (the “Management System”) as it exists as of the date of such placement (in both object code and source code form); (2) complete copies of all related documentation; and (3) a list of all third party software and components used in connection with the software, if any (collectively, the “Management System Escrow Materials”), by storing the Management System Escrow Materials on an isolated Company owned and controlled physical server that will not be accessible by any of Company, Seller, or any of their respective Representatives prior to the Initial Closing. The Management System Escrow Materials shall not be modified or accessed in any way by Sellers, the Company, or any of their respective Representatives prior to the Initial Closing and Sellers shall warrant that, as of the Initial Closing, the Management System Escrow Materials have not been accessed or altered in any way after the date of placement.

(b)          Within thirty (30) days after the date hereof, Company shall place into escrow a current and complete backup of all of the railcar and lease data that is maintained in the Management System as it exists as of the date of such placement (as further described in the next sentence) (the “Data Backup”), by (i) storing such data on an isolated Company-owned and -controlled physical server, or (ii) on a backup tape or other suitable medium from which the data can be readily restored. The Data Backup shall be created at a time that is correlated to a fiscal period (such as a billing period or a general ledger closing period). The Company may elect between options (i) and (ii) in its discretion, but in each case the Data Backup shall not be accessible by any of Company, Sellers, or their respective Representatives prior to the Initial Closing, and shall not be modified or accessed in any way by Sellers, the Company, or any of their respective Representatives prior to the Initial Closing. Sellers shall warrant that, as of the Initial Closing, the Data Backup has not been accessed or altered in any way since the date of such placement. To the extent that the Data Backup contains any information relating to ARI or any of its Subsidiaries, from and after the Initial Closing, any such information shall be deemed to be a “Maintained Record” for purposes of the Transition Agreement.

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(c)            Following the Initial Closing, the Company shall allow, and shall cause its Affiliates to allow, Representatives of ARI and any RemainCo to have access to the Data Backup to destroy all data regarding the ARI railcars or any Declined Option Cars contained in the Data Backup, or, at the option and written direction of ARI or a RemainCo, the Company shall, and shall cause its Affiliates to, destroy and certify the destruction of such ARI or Declined Option Car data in the Data Backup, unless and to the extent such destruction is prohibited by applicable Law.

Section 6.16           Bank Accounts. Prior to the Initial Closing, Sellers and their Covered Affiliates shall change, effective as of the Initial Closing, the individuals authorized to draw on or having access to the bank, savings, deposit or custodial accounts and safe deposit boxes used in the Business or maintained by the Group Companies to the individuals designated in writing by Buyer.

Section 6.17           Non-Solicitation. Except as otherwise provided in Section 6.3(c), from the date of this Agreement until twenty-four (24) months after the Initial Closing Date, Sellers shall not, and shall ensure that their Covered Affiliates shall not, without the prior written consent of Buyer, directly or indirectly, solicit for employment or hire any employee of any of the Group Companies, including any Released Employee; provided, however, that Sellers may employ or hire (a) Transferred Employees and (b) any Person who is terminated or otherwise discharged by any of the Group Companies following the Initial Closing whether with or without cause. For the avoidance of doubt, nothing in this Section 6.17 shall prohibit any action by ARI, the obligations of which with respect to employees of the Group Companies shall be governed by the Transition Agreement.

Section 6.18           Credit Facilities Requiring Consents.

(a)            Sellers shall, or shall cause the Group Companies to, as promptly as practicable (and, in any event, within twenty (20) Business Days after the date hereof) commence the process of soliciting consents (including preparing and distributing draft forms of amendments and/or waivers) (i) under each Designated Credit Agreement for an irrevocable waiver and/or amendment thereunder to the effect that purchase of the Membership Interests by Buyer pursuant to the terms of this Agreement will not result in a change of control giving rise to a default or event of default under such Designated Credit Agreement (the “Change of Control Consents”) and (ii) under each of the NCF I Credit Agreement and NCF II Credit Agreement for the release and discharge of AEPC as guarantor thereof (the “Guarantee Consents”). Sellers shall use their commercially reasonable efforts to obtain the Change of Control Consents and the Guarantee Consents as promptly as practicable after commencement of the consent solicitation process, and Buyer shall cooperate with Sellers and provide such information as is reasonably requested by the lenders under the Designated Credit Agreements and/or by the administrative agent on their behalf in connection with the process of obtaining the Change of Control Consents and the Guarantee Consents. Nothing herein shall require Buyer, Parent or any of their Affiliates to pay any amounts or to provide a consent in accordance with Section 6.1(z)(i) hereof to any amendment or modification to the terms of the Designated Credit Agreements in connection with the Change of Control Consents and the Guarantee Consents or to provide any guarantee or other credit enhancement with respect to the Designated Credit Agreements. Sellers shall provide Buyer with a reasonable opportunity to review and provide comments on the proposed consent solicitation documents (including draft amendments to the Designated Credit Agreements), shall keep Buyer reasonably informed as to the status of the consent solicitation process and shall pay all fees, costs and expenses (including any consent fees to the extent applicable) associated with preparing, negotiating and executing the documents necessary to effect the Change of Control Consents and the Guarantee Consents.

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(b)            If Sellers have not obtained, and are not expected to obtain, the Change of Control Consent and, if applicable, the Guarantee Consent under any of the Designated Credit Agreements prior to the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), then (i) no later than ten (10) Business Days before the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), Sellers shall, or shall cause the Group Companies to, deliver to Buyer a copy of a draft payoff letter, and (ii) no later than two (2) Business Days before the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), Sellers shall, or shall cause the Group Companies to, deliver to Buyer a copy of an executed payoff letter, in each case, in a form reasonably satisfactory to Buyer (each, a “Designated Credit Agreement Payoff Letter”), from the lenders (or the administrative agent on their behalf) under such Designated Credit Agreement which (A) confirms the Full Payoff Amount thereunder and (B) provides that when such Full Payoff Amount is received, any and all Liens and all guarantees granted in connection with such Designated Credit Agreement will be terminated or released. Sellers shall provide Buyer with a reasonable opportunity to review and provide comments on any payoff documents to be delivered pursuant to this Section 6.18(b) and shall keep Buyer reasonably informed as to the status of the payoff process. Subject to the last sentence of this Section 6.18(b), and excepting any professional fees of Buyer, Sellers shall bear, without duplication, all of the fees, costs and expenses associated with the matters contemplated by this Section 6.18(b), including all Full Payoff Amounts (by virtue of all such Full Payoff Amounts being included in the calculation of Closing Indebtedness). If the Change of Control Consent or the Guarantee Consent with respect to either or both of the NCF I Credit Agreement and the NCF II Credit Agreement has not been obtained because Buyer has not provided a replacement guarantee from Buyer or Parent that will become effective at the Initial Closing and having terms substantially identical to those of the existing AEPC guarantee with respect thereto, then Buyer shall be responsible for any Prepayment Costs comprising a part of the Full Payoff Amount with respect to such Designated Credit Agreement as to which the Change of Control Consent or the Guarantee Consent has not been obtained.

(c)            If Sellers have not obtained the Change of Control Consent and, if applicable, the Guarantee Consent under any of the Designated Credit Agreements prior to the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), then simultaneously with the Initial Closing, Buyer shall pay, or cause to be paid on behalf of the Group Companies, the applicable Full Payoff Amount(s) set forth in the applicable Designated Credit Agreement Payoff Letter(s) delivered pursuant to Section 6.18(b).

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Section 6.19           Full Payoff of Certain Credit Facilities.

(a)            If any Final Directive Cars are pledged as collateral under any of the Full Repayment Credit Agreements prior to the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), then (i) no later than ten (10) Business Days before the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), Sellers shall, or shall cause the Group Companies to, deliver to Buyer a copy of a draft payoff letter, and (ii) no later than two (2) Business Days before the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), Sellers shall, or shall cause the Group Companies to, deliver to Buyer a copy of an executed payoff letter, in each case, in a form reasonably satisfactory to Buyer (each, a “Full Repayment Credit Agreement Payoff Letter”), from the lenders (or the administrative agent on their behalf) under such Full Repayment Credit Agreement which (i) confirms the Full Payoff Amount thereunder and (ii) provides that when such Full Payoff Amount is received, any and all Liens and all guarantees granted in connection with such Full Repayment Credit Agreements will be terminated or released. Sellers shall provide Buyer with a reasonable opportunity to review and provide comments on any payoff documents to be delivered pursuant to this Section 6.19(a) and shall keep Buyer reasonably informed as to the status of the payoff process. Excepting any professional fees of Buyer, Sellers shall bear, without duplication, all of the fees, costs and expenses associated with the matters contemplated by this Section 6.19(a), including all Full Payoff Amounts (by virtue of all such Full Payoff Amounts being included in the calculation of Closing Indebtedness).

(b)            If any Final Directive Cars are pledged as collateral under any of the Full Repayment Credit Agreements on the Business Day immediately preceding the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), then simultaneously with the Initial Closing, Buyer shall pay, or cause to be paid on behalf of the Group Companies, the applicable Full Payoff Amount(s) set forth in the applicable Full Repayment Credit Agreement Payoff Letter(s) delivered pursuant to Section 6.19(a).

Section 6.20           Partial Payoff of Certain Credit Facilities.

(a)            Promptly following the date of this Agreement, Sellers shall commence discussions in order to reach agreement with the lenders under each of the Partial Repayment Credit Agreements regarding the methodology for calculating the minimum aggregate prepayment amount necessary to obtain a release from the lenders(s) thereunder of all Final Directive Cars from any Liens securing the indebtedness under such Partial Repayment Credit Agreement. Sellers shall consult with Buyer regularly and shall keep Buyer reasonably informed as to the status of its discussions with the lender(s) under the Partial Credit Agreements. If any Final Directive Cars are reasonably expected to remain pledged as collateral under any of the Partial Repayment Credit Agreements as of the Initial Closing Date, then (i) no later than ten (10) Business Days before the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), Sellers shall, or shall cause the Group Companies to, deliver to Buyer a copy of a draft payoff letter, and (ii) no later than two (2) Business Days before the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), Sellers shall, or shall cause the Group Companies to, deliver to Buyer a copy of an executed payoff letter, in each case, in a form reasonably satisfactory to Buyer (each, a “Partial Repayment Credit Agreement Payoff Letter”), from the lenders (or the administrative agent on their behalf) under such Partial Repayment Credit Agreement which (A) confirms the Partial Payoff Amount thereunder and (B) provides that when such Partial Payoff Amount is received any and all Liens thereunder encumbering any Final Directive Cars will be terminated and released as to such Final Directive Cars. Sellers shall provide Buyer with a reasonable opportunity to review and provide comments on any payoff documents to be delivered pursuant to this Section 6.20(a) and shall keep Buyer reasonably informed as to the status of the payoff process. Excepting any professional fees of Buyer, Sellers shall bear, without duplication, all of the fees, costs and expenses associated with the matters contemplated by this Section 6.20(a), including all Partial Payoff Amounts (by virtue of all such Partial Payoff Amounts being included in the calculation of Closing Indebtedness).

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(b)            If any Final Directive Cars are pledged as collateral under any of the Partial Repayment Credit Agreements on the Business Day immediately preceding the date on which the Initial Closing is scheduled to occur in accordance with Section 2.2(a), then simultaneously with the Initial Closing, Buyer shall pay, or cause to be paid on behalf of the Group Companies, the applicable Partial Payoff Amount(s) set forth in the applicable Partial Repayment Credit Agreement Payoff Letter(s) delivered pursuant to Section 6.20(a).

Section 6.21           Replacement of Railcars as Collateral in NCF II Credit Agreement. As early as practicable prior to Initial Closing, if the Change of Control Consent and Guarantee Consent has been obtained for the NCF II Credit Agreement but one or more Final Directive Cars are pledged as collateral under the NCF II Credit Agreement, Sellers shall, or shall cause the Group Companies to, commence discussions with the lender(s) thereunder in order to reach agreement with respect to the terms upon which each Final Directive Car pledged as collateral under the NCF II Credit Agreement shall be replaced with railcars that are not subject to the Directive, such that no Final Directive Cars will be pledged as collateral under the NCF II Credit Agreement immediately following the Initial Closing (the “Substitution”). Sellers shall provide Buyer with a reasonable opportunity to review and provide comments on any documents effecting such replacement pursuant to this Section 6.21 (the “Replacement Documents”) and shall keep Buyer reasonably informed as to the status of the replacement process. Excepting any professional fees of Buyer, Sellers shall bear, without duplication, all of the fees, costs and expenses associated with the matters contemplated by this Section 6.21. Sellers shall provide final executed Replacement Documents to Buyer not later than three (3) Business Days prior to the date on which the Initial Closing is expected to occur and shall effect the replacement contemplated by this Section 6.21 not later than the date on which the Initial Closing occurs.

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Section 6.22           Bridge Financing. Sellers and the Company may, at their option, determine to effect any or all of the full payoff or partial payoff transactions contemplated by Section 6.18, Section 6.19 and Section 6.20 of this Agreement prior to the Initial Closing, and on the same terms (other than the date and the identity of the payor of such payoffs or replacement transactions) as set forth in such sections (or on such other terms as are reasonably acceptable to Buyer), solely through the use of debt and/or equity financing provided to the Group Companies by one or both Sellers and/or one or more of their Affiliates (other than the Group Companies), and (a) with respect to payoffs, in amounts not to exceed the amounts otherwise necessary to effect such payoffs in accordance with Section 6.18, Section 6.19 and Section 6.20 (as applicable), and (b) in the case of any such bridge financing that is debt financing, having a maturity date as of, or a right for borrower prepayment without penalty on or after, the Initial Closing Date (it being understood that the purpose of any such early payoff shall be to eliminate uncertainty by substituting Sellers and/or their Affiliates in place of the lender(s) as the financing parties to be paid off at the Initial Closing pursuant to Section 2.3(a)(ii)). Sellers shall keep Buyer reasonably informed as to the status of any bridge financing pursuant to this Section 6.22 and shall provide Buyer with copies of all documents proposed to be entered into to effect any such bridge financing. To the extent any such bridge financing is structured as equity financing, such equity shall be provided by one or both Sellers in respect of their existing membership interests in the Company (with no new or additional membership interests being issued by any Group Company) and/or, if provided by one or more other Affiliates of Sellers, each such other Affiliate shall sign a joinder to this Agreement pursuant to which it shall make all of the representations and warranties provided by the other Sellers in Article IV of this Agreement and undertake all other covenants and indemnification obligations of the Sellers under this Agreement, in each case, as a pre-condition to providing such equity financing, with all documents effecting such equity financing to be reasonably satisfactory to Buyer. Schedule I of this Agreement shall be amended to properly reflect any necessary changes as a result of such equity financing. Any and all amounts of principal, interest, fees and other costs constituting debt obligations under any such bridge financing shall constitute “Closing Indebtedness” for all purposes hereunder and shall be paid off in full at the Initial Closing in accordance with Section 2.3(a)(ii) hereof, and not later than the second (2nd) Business Day prior to the Initial Closing Date, Sellers shall provide Buyer with one or more final executed payoff letters with respect to any such debt bridge financing (each, a “Bridge Financing Payoff Letter”) which letters shall (i) confirm the payoff amount thereunder and (ii) provide that when such payoff amount is received, all such bridge financing shall be satisfied in full and any and all Liens and all guarantees granted in connection with such bridge financing will be terminated or released. Sellers shall provide Buyer with a reasonable opportunity to review and provide comments on any payoff documents to be delivered pursuant to this Section 6.22 and shall keep Buyer reasonably informed as to the status of the payoff process. Excepting any professional fees of Buyer, Sellers shall bear, without duplication, all of the fees, costs and expenses associated with the matters contemplated by this Section 6.22, including all payoff amounts (by virtue of all such amounts being included in the calculation of Closing Indebtedness).

Section 6.23           Release.

(a)            Except as set forth in Section 6.23 of the Sellers Disclosure Schedule, effective as of the Initial Closing, each Seller, for itself and on behalf of its Covered Affiliates and each of its successors and assigns (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have or might have or may assert now or in the future, against any of the Group Companies and any of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Group Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Initial Closing. Sellers shall, and shall cause each Seller Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral proceeding of any kind against any Group Company Releasee based upon any matter released pursuant to this Section 6.23. The Parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Seller Releasor or Group Company Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.

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(b)           Without limiting the generality of the foregoing, effective as of the Initial Closing, Sellers hereby irrevocably and forever waive and release any right to indemnification, contribution, reimbursement, set-off or other rights to recovery that Sellers might otherwise have against any of the Group Companies with respect to representations and warranties made and, the covenants, obligations and agreements to be performed at or prior to the Initial Closing, by the Group Companies in this Agreement.

Section 6.24           Governance of the Company. In connection with the consummation of the sale of the Membership Interests contemplated hereby, immediately prior to the Initial Closing, Sellers shall effect an amendment to Section 8.4(b) of the Company’s Fifth Amended and Restated Operating Agreement to remove the requirement that admission of a Transferee (as defined therein) of Membership Interests shall only be effective as of the close of business on the last day of the calendar month in which the related transfer occurs, and replace such requirement with a provision that effects the admission of a Transferee immediately upon consummation of the related transfer, and to delete Section 8.7 thereof.

Section 6.25           Actions Taken with Respect to Subsidiaries and Final Directive Cars.

(a)            Prior to or substantially contemporaneously with the Initial Closing, Sellers shall cause the equity interests held by the Company that are set forth on Section 4.2(d) of the Company Disclosure Schedule to be distributed, transferred or disposed of by the Company;

(b)            Immediately prior to or substantially contemporaneously with the Initial Closing, Sellers shall cause either (i) or (ii) or both to occur:

(i)          each Group Company that owns any Final Directive Cars at such time to transfer to the Company (x) pursuant to a Company Bill of Sale such Final Directive Cars (and each part, accessory, component and any equipment installed in or attached on such Final Directive Cars) and (y) pursuant to a Company Assignment and Assumption Agreement the interests of such Group Company in the lease agreements pursuant to which such Final Directive Cars are leased only with respect to the Final Directive Cars; (2) the Company to form one or two RemainCos and (3) the Company to transfer to RemainCo (x) pursuant to a RemainCo Bill of Sale the Final Directive Cars (and each part, accessory, component and any equipment installed in or attached on the Final Directive Cars) and (y) pursuant to a RemainCo Assignment and Assumption Agreement the interests of RemainCo in the lease agreements pursuant to which such Final Directive Cars are leased only with respect to the Final Directive Cars and (4) the Company to distribute the equity of RemainCo to any or all Sellers (including any Sellers resulting from a Permitted Ownership Change), or

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(ii)         (1) the Group Companies to form one or two RemainCos, (2) each Group Company that owns any Final Directive Cars at such time to transfer to a RemainCo (x) pursuant to a RemainCo Bill of Sale such Final Directive Cars (and each part, accessory, component and any equipment installed in or attached on such Final Directive Cars) and (y) pursuant to a RemainCo Assignment and Assumption Agreement the interests of such Group Company in the lease arrangements pursuant to which such Final Directive Cars are leased only with respect to the Final Directive Cars; (3) the Group Companies to distribute the equity of RemainCo to the Company, and (4) the Company to distribute the equity of RemainCo to any Sellers (including any Sellers resulting from a Permitted Ownership Change).

Section 6.26           Railcar Schedules.

(a)           Schedule II sets forth a list (the “Net Lease Directive Cars Schedule”) of all rolling stock or railcars owned or leased (as lessee) by the Group Companies that, as of the date hereof, are leased to the Company under the BOA Rail Equipment Net Leasing Agreement and are subject to the Directive and require inspection, testing and, if necessary, repair, in accordance with the terms of the Directive (the “Net Lease Directive Cars”).

(b)           From the date hereof until the date that is ten (10) Business Days prior to the Initial Closing Date, Sellers shall, or shall cause the Group Companies to, provide to Buyer an updated schedule setting forth any changes to the Initial Directive Cars Schedule as of such date on the first (1st) of each calendar month, or if any such date is not a Business Day, then on the next Business Day.

(c)            On the date that is ten (10) Business Days prior to the Initial Closing Date, Sellers shall, or shall cause the Group Companies to, provide to Buyer an updated schedule setting forth a list (the “Final Directive Cars Schedule”) of all rolling stock or railcars owned or leased (as lessee) by the Group Companies that, as of such date, are subject to the Directive and require inspection, testing and, if necessary, repair, in accordance with the terms of the Directive, other than the Net Lease Directive Cars (the “Final Directive Cars”).

Section 6.27           Put of Certain Railcars. To the extent that, within the Option Period, Buyer or any Seller identifies any rolling stock or railcars that are owned or leased (as lessee) by or on behalf of the Group Companies and are subject to the Directive and require inspection, testing and, if necessary, repair, in accordance with the terms of the Directive (other than the Net Lease Directive Cars), but which were not identified on the Final Directive Cars Schedule, (a) Buyer shall deliver a written notice to Sellers within twenty (20) Business Days of the date on which Buyer determines that such rolling stock or railcars are subject to the Directive or (b) the applicable Seller shall deliver a written notice to Buyer within twenty (20) Business Days of the date on which such Seller determines that such rolling stock or railcars are subject to the Directive, as applicable, specifying the relevant railcars. Within twenty (20) Business Days of the date of such notice, Buyer may, at its election, deliver written notice to Sellers indicating that it wishes to require Sellers to purchase, or Sellers to cause a RemainCo to purchase, such railcars for a purchase price equal to the value of such railcars as determined using the methodology set forth on Section 6.27 of the Company Disclosure Schedule (each such railcar purchased by Sellers or a RemainCo, as the case may be, a “Post-Closing Directive Car”). The Parties agree that the resale of Post-Closing Directive Cars pursuant to the exercise by Buyer of the option set forth in this Section 6.27 shall be treated for U.S. federal income tax purposes to the extent possible as if the initial sale of such Post-Closing Directive Cars as part of the Initial Closing did not occur.

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Section 6.28           Insurance Policy.

(a)            Between the date of this Agreement and the Initial Closing Date, and subject to Section 6.28(c), Sellers shall, or shall cause the Company and RemainCo to, purchase and maintain policies of insurance for the Company and RemainCo having a term of not less than one (1) year and containing terms and conditions that (i) will not permit the insurer(s) thereunder to terminate or cancel such insurance prior to the expiration of the term of such policy, other than for cause (which shall not include a change in control of the insured in connection with the transactions contemplated by this Agreement), (ii) with respect to any policies purchased by or for the benefit of the Group Companies, are otherwise sufficient to permit the Group Companies to comply with any and all covenants regarding insurance that, as of the Initial Closing Date, are contained in any of the Group Company Credit Facilities or any railcar management agreement of any Group Company that, in either such case, will remain in effect following the Initial Closing Date and (iii) with respect to any policies purchased by RemainCo, would satisfy Section 5.6 of the RemainCo Railcar Management Agreement if the Company had obtained such policies on behalf of RemainCo. Sellers shall ensure that insurance policies satisfying the foregoing requirements have been obtained, which shall remain in effect through the date of the Initial Closing. In the event that RemainCo purchases an insurance policy pursuant to this Section 6.28(a), Section 5.6 shall not be included in the RemainCo Railcar Management Agreement(s); provided, that RemainCo shall bear all costs associated with such insurance policy.

(b)           Buyer shall cooperate with Sellers and provide such information as is reasonably requested by the prospective insurers in connection with the process of obtaining such policies of insurance. Sellers shall, or shall cause the Company to, use commercially reasonable efforts to procure such insurance on terms that are customary in the industry. Sellers shall provide Buyer with a reasonable opportunity to review the proposed policies of insurance, keep Buyer reasonably informed as to the status of the process to obtain such insurance, and furnish to Buyer copies of such policies of insurance when obtained.

(c)            Notwithstanding anything to the contrary in Section 6.28(a), if RemainCo is unable to purchase an insurance policy with respect to the Final Directive Cars, then, in advance of the Initial Closing, the Company shall instead purchase and maintain casualty, public liability and property damage insurance coverage for the Final Directive Cars as required by, and meeting the criteria set forth in, Section 5.6 of the RemainCo Railcar Management Agreement, including designating RemainCo as a named insured and loss payee. In the event that the Company purchases and maintains insurance coverage for RemainCo pursuant to this Section 6.28(c), (i) Sellers shall be deemed to have satisfied the insurance coverage requirements of Section 6.28(a) with respect to RemainCo, (ii) Sellers shall ensure that such coverage (or other coverage satisfying the foregoing requirements) shall remain in effect through the date of the Initial Closing, and (iii) Section 5.6 shall be included in the RemainCo Railcar Management Agreement(s).

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Section 6.29           Minimum Net Worth.

(a)            From and after the Initial Closing Date until the date that is two (2) years after the end of the Management Term, AEPC shall cause RemainCo (or if there are two RemainCos, the RemainCos in the aggregate) to maintain at least the Minimum Net Worth; provided, however, that to the extent the Company has made one or more claims pursuant to Section 13.1 of any RemainCo Railcar Management Agreement that are pending and unresolved at the end of such two-year period, AEPC shall cause RemainCo to maintain at least the Minimum Net Worth as calculated pursuant to the second (2nd) proviso of the definition of “Minimum Net Worth” through the date that all such pending claims have been finally resolved and/or settled. If, following the end of any fiscal quarter during such period, it is determined that RemainCo has not (or if there are two RemainCos, the RemainCos in the aggregate have not) maintained at least the Minimum Net Worth, then within thirty (30) days after the date of such determination, AEPC shall fund RemainCo (or the RemainCos, on a pro rata basis, as applicable) so that, in the aggregate, RemainCo (or RemainCos, as applicable) attains the Minimum Net Worth. In no event shall this Section 6.29(a) require the Sellers or their Affiliates to fund RemainCo (or RemainCos, as applicable) with more than $75,000,000 in the aggregate.

(b)           At all times that AEPC is required to cause RemainCo to maintain a Minimum Net Worth in accordance with Section 6.29(a), AEPC also shall cause RemainCo to (1) maintain unencumbered assets having a value, determined in accordance with GAAP (except that any Final Directive Cars then owned by RemainCo shall be valued in accordance with Section 1.1(d) of the Company Disclosure Schedule), of not less than the Minimum Net Worth required to be so maintained at such time and (2) refrain from granting or permitting to exist any Lien on any such assets.

Article VII

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 7.1             Conditions to the Obligations of Buyer and Sellers to Consummate the Initial Closing . The respective obligations of Buyer and Sellers to consummate the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) on or prior to the Initial Closing Date of the following conditions:

(a)            HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing shall have expired or been terminated.

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(b)           No Injunctions. No Law, Governmental Order, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing shall be in effect and no proceeding shall have been commenced by any Governmental Entity or any Person who is not a Party or an Affiliate thereof for the purpose of obtaining any such order, decree, injunction, restraint or prohibition and be pending.

(c)           Governmental Approvals. The Governmental Approvals set forth in Section 5.3(a)(i) of the Buyer Disclosure Schedule shall have been obtained (and any waiting period shall have expired or shall have been terminated).

Section 7.2             Other Conditions to the Obligations of Buyer to Consummate the Initial Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing are subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Initial Closing Date by Buyer of the following further conditions:

(a)            Representations and Warranties. Sellers’ representations and warranties contained in this Agreement and the Company’s representations and warranties contained this Agreement (other than the Sellers’ Fundamental Representations, Section 4.6(i) and the Company’s Fundamental Representations) shall be true and correct (without giving effect to any limitations as to materiality (and all variations thereof) or “Company Material Adverse Effect”) in all respects at and as of the date of this Agreement and as of the Initial Closing Date (other than those representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. With respect to the Company’s representations and warranties contained in Section 4.6(i), as of December 15, 2016, the number of Initial Directive Cars set forth on the Initial Directive Cars Schedule delivered on the date of this Agreement shall not have been understated by more than 1,500 railcars. The Sellers’ Fundamental Representations and the Company’s Fundamental Representations shall be true and correct in all respects, other than de minimis inaccuracies, at and as of the date of this Agreement and as of the Initial Closing Date (other than those representations and warranties that are made as of a specific date, which representations and warranties shall have been true and correct in all respects as of such date).

(b)           Covenants. Sellers and the Group Companies and their respective Covered Affiliates shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Initial Closing Date. Buyer shall have received a certificate of each Seller dated as of the Initial Closing Date to the effect set forth in Section 7.2(a) and this Section 7.2(b) signed by a duly authorized officer of each Seller.

Section 7.3             Other Conditions to the Obligations of Sellers to Consummate the Initial Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement to be consummated at or prior to the Initial Closing are subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Initial Closing Date by Sellers of the following further conditions:

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(a)            Representations and Warranties. The Buyer representations and warranties contained in this Agreement (other than the Buyer Fundamental Representations) and the Parent representations and warranties contained in this Agreement shall be true and correct (without giving effect to any limitations as to materiality (and all variations thereof) or “material adverse effect”) in all respects at and as of the date of this Agreement and as of the Initial Closing Date (other than those representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. The Buyer Fundamental Representations shall be true and correct in all respects, other than de minimis inaccuracies, at and as of the date of this Agreement and as of the Initial Closing Date (other than those representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct in all respects as of such date).

(b)            Covenants. Buyer, Parent and their respective Affiliates shall have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Initial Closing Date. Sellers shall have received a certificate of Buyer dated as of the Initial Closing Date to the effect set forth in Section 7.3(a) and this Section 7.3(b) signed by a duly authorized officer of each of Buyer and Parent.

Section 7.4             Conditions to the Obligations of Buyer and Sellers to Consummate any Subsequent Closing. The respective obligations of Buyer and Sellers to consummate the transactions contemplated by this Agreement with respect to any Subsequent Closing are subject to the satisfaction (or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists) on or prior to the relevant Subsequent Closing Date of the following conditions:

(a)            HSR Act. Any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions to be consummated on such Subsequent Closing Date shall have expired or been terminated.

(b)            No Injunctions. No Law, Governmental Order, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions to be consummated at or prior to such Subsequent Closing shall be in effect and no proceeding shall have been commenced by any Governmental Entity or any Person who is not a Party or an Affiliate thereof for the purpose of obtaining any such order, decree, injunction, restraint or prohibition and be pending.

Section 7.5             Conditions to the Obligations of Buyer to Consummate any Subsequent Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement with respect to any Subsequent Closing are subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Subsequent Closing Date by Buyer of Sellers’ delivery of the Subsequent Closing Certificate required in connection with such Subsequent Closing pursuant to Section 2.4(c)(v).

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Section 7.6             Conditions to the Obligations of Sellers to Consummate any Subsequent Closing . The obligations of Sellers to consummate the transactions contemplated by this Agreement with respect to any Subsequent Closing are subject to the satisfaction or, if permitted by applicable Law, waiver on or prior to the Subsequent Closing Date by Sellers of the following further conditions:

(a)            Representations and Warranties. The Buyer representations and warranties contained in Section 5.3 shall be true and correct (without giving effect to any limitations as to materiality (and all variations thereof) or “material adverse effect”) in all respects as of the Subsequent Closing Date (other than those representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct in all respects as of such date), except where the failure of such representations and warranties to be true and correct have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect. The Buyer Fundamental Representations shall be true and correct in all respects, other than de minimis inaccuracies, as of the Subsequent Closing Date (other than those representations and warranties that are made as of a specific date, which representations and warranties shall be true and correct in all respects as of such date).

(b)            Sellers shall have received a certificate of Buyer dated as of the Subsequent Closing Date to the effect set forth in Section 7.6(a) signed by a duly authorized officer of Buyer.

Article VIII

TERMINATION

Section 8.1             Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Initial Closing:

(a)            by mutual written consent of Buyer and Sellers;

(b)            by Buyer, by written notice to Sellers, if at any time any of the representations or warranties of Sellers set forth in Article III or the Company set forth in Article IV shall not be true and correct or if any Seller or any Group Company has at any time failed to perform and comply with any and all covenants or agreements on the part of any Seller or any Group Company set forth in this Agreement (including an obligation to consummate the Initial Closing) requiring performance or compliance prior to such time, in either case, (i) such that the conditions to the Initial Closing set forth in Sections 7.2(a) or 7.2(b), as applicable, would not be satisfied and (ii) the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with any covenant or agreement, as applicable, are not cured within thirty (30) days after written notice thereof is delivered to Sellers (or such lesser period if such thirty (30) day period would otherwise lapse beyond the Termination Date); provided, that Buyer is not then in material breach of this Agreement;

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(c)            by Sellers, by written notice to Buyer, if at any time any of the representations or warranties of Buyer set forth in Article V or Parent set forth in Section 11.17 shall not be true and correct or if Buyer or Parent has at any time failed to perform and comply with any and all covenants or agreements on the part of Buyer or Parent set forth in this Agreement (including an obligation to consummate the Initial Closing) requiring performance or compliance prior to such time, in either case, (i) such that the conditions to the Initial Closing set forth in Sections 7.3(a) or 7.3(b), as applicable, would not be satisfied and (ii) the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform or comply with any covenant or agreement, as applicable, are not cured within thirty (30) days after written notice thereof is delivered to Buyer and Parent (or such lesser period if such thirty (30) day period would otherwise lapse beyond the Termination Date); provided, that neither Seller nor any Group Company is then in material breach of this Agreement;

(d)            by either Party, if the Initial Closing shall not have occurred on or prior to July 31, 2017 (the “Termination Date”), or such later date as the Parties may mutually agree in writing; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(d) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused, or shall result in, the failure of the Initial Closing on or before the Termination Date; or

(e)            by either Party, if (i) any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and non-appealable or (ii) any applicable Law is enacted, issued, promulgated, enforced or entered, in each case, by any Governmental Entity of competent jurisdiction binding on either Party, enjoining, restraining or otherwise prohibiting or making unlawful the Initial Closing; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used reasonable best efforts to remove such order, decree, ruling, judgment or injunction and shall have complied with all of the other terms of this Agreement.

Section 8.2             Effect of Termination . In the event of termination of this Agreement pursuant to Section 8.1, the provisions of this Agreement shall immediately become void and of no further force of effect (and there shall be no liability or obligation on the part of Buyer, Sellers or the Group Companies or their respective officers, directors, partners, members or equity holders), other than this Section 8.2, Section 3.5 (Brokers), Section 4.18 (Brokers), Section 5.4 (Brokers), Section 6.7 (Public Announcements), Section 6.8(a) (Confidentiality) and Article XI (Miscellaneous) which shall survive the termination of this Agreement in accordance with their terms; provided, that except as expressly set forth herein, no such termination shall relieve any Party of liability for a material breach of this Agreement prior to such termination (other than with respect to the representations and warranties of Buyer set forth in Section 5.8 for which Buyer shall have no liability to any other Party following or in connection with any such termination). Nothing in this Article VIII shall be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement. Each Party acknowledges that the provisions contained in this Section 8.2 constitute a material inducement to the other Parties to enter into this Agreement.

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Article IX

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
COVENANTS; INDEMNIFICATION

Section 9.1             Survival of Representations, Warranties and Covenants.

(a)            The representations and warranties of Sellers, the Company and Buyer contained in this Agreement or in any certificate furnished pursuant to this Agreement at the Initial Closing (other than the Sellers’ Fundamental Representations, the Company’s Fundamental Representations, the Buyer Fundamental Representations and the representations and warranties set forth in Section 4.6(a) solely to the extent such representations and warranties in Section 4.6(a) relate to the Final Directive Cars) shall survive the Initial Closing in full force and effect until the later of (i) the date that is fifteen (15) months after the Initial Closing Date and (ii) May 15, 2018 (such period, the “Initial Survival Period”); provided, however, that the representations and warranties of the Company contained in Section 4.17 (Tax Matters) shall survive until the date that is thirty (30) days’ after the expiration of the applicable statute of limitations (as determined after giving effect to any applicable extensions). The representations and warranties (1) of Sellers, RemainCo, the Company or Buyer set forth in any Subsequent Closing Documents or any Subsequent Closing Certificate (other than the Buyer Fundamental Representations or the Subsequent Seller Fundamental Representations) and (2) set forth in Section 4.6(a) solely to the extent such representations and warranties in Section 4.6(a) relate to the Final Directive Cars shall survive the relevant Subsequent Closing until the later of (x) the end of the Initial Survival Period or (y) the date that is six (6) months after the relevant Subsequent Closing Date.

(b)            Each of the Sellers’ Fundamental Representations, the Company’s Fundamental Representations, the Buyer Fundamental Representations and the Subsequent Seller Fundamental Representations shall survive the Initial Closing or the relevant Subsequent Closing, as applicable, in full force and effect indefinitely (or until the latest date permitted by applicable Law).

(c)            The respective covenants and agreements of Sellers, the Group Companies and Buyer contained in this Agreement shall survive the Initial Closing indefinitely (or until the latest date permitted by applicable Law); provided, that any covenant or agreement requiring full performance prior to the Initial Closing shall survive the Initial Closing until the date that is twelve (12) months after the Initial Closing.

Section 9.2             General Indemnification.

(a)            Indemnification by Sellers.

(i)          From and after the Initial Closing, Sellers shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates (including the Group Companies) and their respective Representatives (each, a “Buyer Indemnitee”) from and against any Losses suffered, incurred or paid by any of them, directly or indirectly, as a result of or arising out of:

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(1)         the breach of any representation or warranty made by (A) Sellers contained in Article III of this Agreement or in any certificate furnished pursuant to this Agreement (other than the Sellers’ Fundamental Representations), or (B) the Company contained in Article IV of this Agreement or in any certificate furnished pursuant to this Agreement (other than the Company’s Fundamental Representations, and the representations and warranties set forth in Section 4.6(b) (Final Directive Cars Schedule) and Section 4.20(c) (Intercompany Agreements));

(2)         the breach of any Sellers’ Fundamental Representation, or any representation or warranty set forth in Section 4.6(b) (Final Directive Cars Schedule), Section 4.20(c) (Intercompany Agreements) or any of the Company’s Fundamental Representations;

(3)         the breach of any covenant or agreement by Sellers or, prior to the Initial Closing, the Group Companies contained in this Agreement; or

(4)         the matters set forth in Section 9.2(a)(i)(4) of the Sellers Disclosure Schedule.

(ii)         From and after each Subsequent Closing, Sellers shall indemnify and hold harmless the Buyer Indemnitees from and against any Losses suffered, incurred or paid by any of them, directly or indirectly, as a result of or arising out of:

(1)         the breach of any representation or warranty made by RemainCo in the Subsequent Closing Documents or any Subsequent Closing Certificate (other than the Subsequent Seller Fundamental Representations); or

(2)         the breach of any Subsequent Seller Fundamental Representations.

(b)            Indemnification by Buyer. From and after the Initial Closing, Buyer shall indemnify and hold harmless Sellers and their Covered Affiliates and their respective Representatives (each a “Seller Indemnitee”) from and against any Losses suffered, incurred or paid by any of them, directly or indirectly, as a result of or arising out of:

(i)          the breach of any representation or warranty made by Buyer contained in Article V or in any certificate furnished pursuant to the Initial Closing or, from and after any Subsequent Closing, any Subsequent Closing Documents or in any certificate furnished pursuant to such Subsequent Closing (other than the Buyer Fundamental Representations);

(ii)         the breach of any Buyer Fundamental Representation; or

(iii)        the breach of any covenant or agreement of Buyer contained in this Agreement.

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(c)          The obligations to indemnify pursuant to (i) (A) Section 9.2(a)(i)(1) through Section 9.2(a)(i)(3) and (B) Section 9.2(a)(ii) shall, in each case, survive the consummation of the transactions contemplated hereby for the applicable period set forth in Section 9.1 and (ii) Section 9.2(a)(i)(4) shall survive the consummation of the transactions contemplated hereby through the date noted in Section 9.2(a)(i)(4) of the Company Disclosure Schedule, except, in each case, for claims for indemnification asserted prior to the end of such applicable periods (which claims shall survive until final resolution thereof). No Buyer Indemnitee or Seller Indemnitee, as applicable, shall be entitled to be indemnified against any Loss pursuant to the terms of this Section 9.2 unless such Buyer Indemnitee or Seller Indemnitee, as applicable, delivers written notice, which notice shall include reasonable details regarding the nature of the claim, the provisions of this Agreement on which the claim is based and an estimate of anticipated Losses in connection with such claim, of its claim for indemnification pursuant to this Section 9.2 to the other Party on or prior to the date set forth in Section 9.1.

Section 9.3             Third Party Claims.

(a)            A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall as promptly as practicable notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand by a third party, including a Governmental Entity, that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail, to the extent practicable based on then-available information, the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except and only to the extent the Indemnifying Party is actually prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 9.1 for such representation, warranty, covenant or agreement; provided, further, that if, prior to such applicable date, a Party hereto shall have notified the other parties hereto in accordance with the requirements of this Section 9.3(a) of a claim for indemnification under this Article IX (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article IX or Article X, as applicable, notwithstanding the passing of such applicable date.

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(b)            Upon receipt of a notice of a Third Party Claim from an Indemnified Party pursuant to Section 9.3(a), the Indemnifying Party, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such claim, may, but is not obligated to, assume the defense and control of such Third Party Claim at its own expense; provided, however, that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense as provided in this Section 9.3(b); provided, further, that the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel inappropriate or (ii) the Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. The Indemnifying Party shall be liable for the reasonable fees, costs and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense of a Third Party Claim. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the preceding sentence. Sellers and Buyer, as the case may be, shall, and shall cause, in the case of Sellers, each of their respective Covered Affiliates and Representatives, and in the case of Buyer, each of its Affiliates and Representatives, to reasonably cooperate (including, upon the reasonable request of the Indemnified Party, making reasonably available books, records and personnel who have knowledge of the matter in question with respect to the subject matter of such Third Party Claim) with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party, provided, that (i) such settlement does not involve any finding or admission of any violation of Law or admission of any wrongdoing or any violation of the rights of any Person and does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party, (ii) the Indemnifying Party pays or causes to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (iii) such settlement does not subject the Indemnified Party to any injunctive relief or other equitable remedy and does not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iv) the Indemnifying Party obtains, as a condition of any settlement or other resolution, a complete and unconditional release of, or dismissal with prejudice of claims against, each Indemnified Party subject to such Third Party Claim from any and all liability in respect of such Third Party Claim.

(c)            If an Indemnified Party shall have a claim for indemnification hereunder for any claim other than a Third Party Claim, the Indemnified Party shall, as promptly as is practicable after making the determination to bring such claim, give written notice to the Indemnifying Party setting forth, to the extent practicable, based on then-available information (i) a reasonably detailed description of the claim and (ii) a good faith estimate of the amount of the claim, and such notice shall, to the extent practicable, be accompanied by copies of all reasonably available documentation that may be necessary for the purposes of enabling the Indemnifying Party to take any and all required actions in respect of the matter and Loss subject of the claim. The failure to make delivery of the notice of claim by the Indemnified Party to the Indemnifying Party shall not relieve the Indemnifying Party from any liability under this Article IX with respect to such matter, so long as the notice of claim is given before the expiration of the applicable period set forth in Section 9.1 and except and only to the extent the Indemnifying Party is actually prejudiced (including with respect to its right of defense) by failure to give the notice of claim.

Section 9.4             Limitations on Indemnification Obligations. The rights of the Buyer Indemnitees and the Seller Indemnitees to indemnification pursuant to the provisions of Section 9.2 are subject to the following limitations:

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(a)            the Buyer Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(a)(i)(1) or Section 9.2(a)(ii)(1) until the total amount of Losses which the Buyer Indemnitees would be entitled to recover under both Section 9.2(a)(i)(1) and Section 9.2(a)(ii)(1) taken together, but for this Section 9.4(a), exceeds one percent (1%) of the Aggregate Purchase Price, in which case, the Buyer Indemnitees shall only be entitled to recover Losses in excess of such amount; provided, however, that any Losses incurred by any Buyer Indemnitees as a result of a breach of the representations or warranties made by Sellers in Section 4.6(a) (Railcar Tape) or in Section 5(a) of any Subsequent Closing Certificate, in each case, solely to the extent that such breach relates to the information in clauses (viii), (ix) or (xi) of the definition of Railcar Information, shall not be subject to the limitations set forth in this Section 9.4(a);

(b)            the Buyer Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 9.2(a)(i)(1) or Section 9.2(a)(ii)(1) unless such Loss (including any series of related Losses) equals or exceeds $100,000;

(c)            the maximum liability of Sellers with respect to Losses indemnifiable pursuant to Section 9.2(a)(i)(1), Section 9.2(a)(ii)(1) and Section 10.1(a)(iv) shall not exceed ten percent (10%) of the Aggregate Purchase Price;

(d)            the Seller Indemnitees shall not be entitled to recover Losses pursuant to Section 9.2(b)(i) until the total amount of Losses which the Seller Indemnitees would be entitled to recover under Section 9.2(b)(i), but for this Section 9.4(d), exceeds one percent (1%) of the Aggregate Purchase Price, in which case, the Seller Indemnitees shall only be entitled to recover Losses in excess of such amount;

(e)            the Seller Indemnitees shall not be entitled to recover for any particular Loss (including any series of related Losses) pursuant to Section 9.2(b)(i) unless such Loss (including any series of related Losses) equals or exceeds $100,000;

(f)            the maximum liability of Buyer with respect to Losses indemnifiable pursuant to Section 9.2(b)(i) shall not exceed ten percent (10%) of the Aggregate Purchase Price;

(g)            in no event shall the Indemnified Party be required to first bring an Action against, or recover any amount from, any third party or under any applicable insurance policy as a precondition to the Indemnifying Party’s obligation to provide indemnification hereunder;

(h)            the amount of any and all Losses shall be determined net of any amounts actually recovered by the Buyer Indemnitees under insurance policies or from other collateral sources or third parties (net of any related deductible or expenses incurred by it in procuring such recovery) (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses;

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(i)            for the purposes of this Article IX, (1) any inaccuracy in or breach of any representation or warranty (other than (A) those representations and warranties set forth in Section 4.4(c) (Financial Statements), Section 4.8(a) (Material Contracts), Section 4.9(a) and Section 4.9(b)(vi)(Absence of Changes; Undisclosed Liabilities), Section 4.10(a) (Litigation), Section 4.11(a) (Permits) and Section 4.12(a) (Employee Plans) and (B) the Company’s Fundamental Representations (other than Section 4.1(c)) and the Subsequent Seller Fundamental Representations) shall be determined without regard to any Company Material Adverse Effect, materiality and similar qualifiers contained in or otherwise applicable to such representation or warranty, and (2) any inaccuracy in or breach of any representation or warranty set forth in the second sentence of Section 4.21(a), or in Section 4.21(b) or Section 4.21(f) shall be determined without regard to any qualification set forth therein with respect to the Knowledge of the Company; and

(j)            nothing in this Agreement limits the obligations of either Party under applicable law to mitigate any Losses.

Section 9.5             Treatment of Indemnity Payments. All payments made pursuant to this Article IX or Article X shall be treated as adjustments to the Aggregate Purchase Price for Tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.

Section 9.6             Exclusive Remedy. From and after the Initial Closing Date, except in the case of actual fraud, with respect to claims relating to the adjustment of the Initial Purchase Price pursuant to Article II, the put option set forth in Section 6.27 with respect to Post-Closing Directive Cars or for specific performance provided for in Section 11.15, the rights of the Parties to indemnification pursuant to the provisions of this Article IX and Article X shall be the sole and exclusive remedy for the Parties with respect to any matter in any way arising from or relating to or in connection with this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby, and all claims arising out of or in connection with this Agreement, the Ancillary Documents, or the transactions contemplated hereby or thereby must be brought under and in accordance with the terms of this Article IX and Article X, as applicable.

Section 9.7             Manner of Payment; Recovery from Collateral Sources. All payments made pursuant to this Article IX or Article X shall be made by wire transfer of immediately available funds to the account specified by the applicable Party in writing and shall be paid no later than five (5) Business Days after the final determination of the amount payable (including, for the avoidance of doubt, any amounts relating to any Tax Return for any Pre-Closing Tax Period, Straddle Period, or Transfer Taxes). In any case where a Buyer Indemnitee recovers, under insurance policies or from other collateral sources, any amount in respect of a matter for which such Buyer Indemnitee was indemnified pursuant to Section 9.2(a), such Buyer Indemnitee shall promptly pay over to Sellers the amount so recovered (after deducting therefrom the amount of the expenses incurred by such Buyer Indemnitee in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by Sellers to or on behalf of such Buyer Indemnitee in respect of such matter, (ii) any amount previously reduced or credited for any expected recovery under Section 9.4(i), and (iii) any amount expended by Sellers in pursuing or defending any claim arising out of such matter.

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Article X

TAX MATTERS

Section 10.1           Tax Indemnity.

(a)            Sellers shall bear and indemnify Buyer Indemnitees for, from and against any and all Taxes and other Losses in respect of Taxes that exceed the amount of accrued Tax liabilities (including Taxes accrued for the portions of the Straddle Period ending on the Initial Closing Date) reflected in Closing Net Book Value (as finally determined pursuant to Section 2.5(b)(ii) and (c)) and that (i) subject to Section 10.1(b), are imposed on, allocated or attributable to or incurred or payable by any Group Company for any Pre-Closing Tax Period, together with any interest, penalty or additions to Tax accruing after the Initial Closing Date on Taxes described in this clause (i), (ii) arise under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of a Group Company having been a member of a consolidated, combined, affiliated, unitary or other similar tax group prior to the Initial Closing, (iii) are imposed by reason of a Group Company having liability for Taxes of another Person arising under principles of transferee or successor liability or by contract as a result of activities or transactions taking place at or prior to the Initial Closing, (iv) subject to the limitation on Losses set forth in Section 9.4(c), arise from or are attributable to any inaccuracy in or breach of any representation or warranty made in Section 4.17, (v) arise from or are attributable to any breach of any Tax covenant under this Agreement, (vi) arise from the inclusion of any income or gain by a Group Company in any Post-Closing Tax Period (1) under Section 453 of the Code (or any similar provision of state, local or foreign Law) in respect of any transaction occurring prior to the Initial Closing or (2) under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) in respect of any reacquisition of any indebtedness occurring at or prior to the Initial Closing, (vii) arise from or are attributable to any payment to Sellers or any of their Affiliates pursuant to this Agreement, including any withholding tax imposed on any such payment or any income tax on gain from the sale of the Membership Interests, (viii) arise from any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of the manner in which any item was reported by a Group Company with respect to any Pre-Closing Tax Period, (ix) that are attributable to the Option Cars listed in an Option Exercise Notice with respect to any period (or portion thereof) that ends on or before the applicable Subsequent Closing Date on which ownership of such Option Cars listed in an Option Exercise Notice is transferred to Buyer (or any of Buyer’s Affiliates), (x) (A) that relate to or arise from or in connection with actions contemplated by Section 6.25(b) and (B) Taxes that are referred to in the final sentence of Section 10.8, or (xi) are attributable to the portion of any Transfer Taxes that are the responsibility of Sellers under Section 10.8. Notwithstanding the preceding sentence of this Section 10.1(a), the indemnity provided by Sellers to Buyer Indemnitees in the preceding sentence of this Section 10.1(a) is limited to the amount of Taxes that would result if Buyer were organized as a Delaware entity taxable as a C corporation for U.S. federal income Tax purposes. For the avoidance of doubt and as examples of Taxes to the extent that for which Sellers are not indemnifying Buyer Indemnitees for, Sellers shall not be responsible for indemnifying Buyer Indemnitees for any of the following Taxes if such Taxes would not have been imposed had the Buyer been organized as a U.S. entity taxable as a C corporation for U.S. Tax purposes: (I) foreign Taxes; (II) U.S. branch profits Taxes imposed under Section 884 of the Code (or imposed under any comparable or similar state or local Law); or (III) U.S. withholding Taxes, including U.S. withholding Taxes imposed under Section 1446 of the Code (or imposed under any comparable or similar state or local Law).

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(b)            Buyer shall bear and indemnify Seller Indemnitees for, from and against (and Sellers shall not be responsible for under Section 10.1(a)(i)) any and all Taxes and other Losses in respect of Taxes imposed on or payable by Sellers or any of their Affiliates or any Group Company (i) to the extent such Taxes or Losses are attributable to an election made, or a transaction or any other action undertaken by Buyer or a Group Company outside of the Ordinary Course of Business occurring on the Initial Closing Date after the Initial Closing and not contemplated by this Agreement or directed by Sellers or any of their Affiliates or (ii) that arise from or are attributable to any breach of any Tax covenant under this Agreement by Buyer.

Section 10.2           Tax Treatment and Purchase Price Allocation.

(a)            Except in the case where, as a result of a Permitted Ownership Change, the Company becomes a direct wholly-owned Subsidiary (or is treated as becoming a direct wholly-owned Subsidiary for U.S. federal income tax purposes) of a Subsidiary of AEPC or of AEPC, Buyer and Sellers agree that the transfer of the Membership Interests to be effected in the Initial Closing shall be treated from Buyer’s perspective for U.S. federal income Tax purposes as a purchase of the assets of the Company (and, for the avoidance of doubt, as a direct acquisition of any assets owned by any entities that are disregarded as separate from the Company for U.S. federal income tax purposes, rather than as an acquisition of any interests in any such entities), and from Sellers’ perspective for U.S. federal income Tax purposes as a sale of partnership interests (issued by the Company) pursuant to Situation 2 of IRS Revenue Ruling 99-6, 1999-1 C.B. 432. If, as a result of a Permitted Ownership Change, the Company becomes a direct wholly-owned Subsidiary (or is treated as becoming a direct wholly-owned Subsidiary for U.S. federal income tax purposes) of a Subsidiary of AEPC or of AEPC, the Company shall become an entity disregarded as separate from such Subsidiary of AEPC or AEPC, as the case may be, for U.S. federal income tax purposes. In that case, Buyer and Sellers agree that the Initial Closing shall be treated from both Buyer’s and Sellers’ perspective for U.S. federal income tax purposes as a purchase and sale of assets of the Company (and, for the avoidance of doubt, as a direct acquisition of any assets owned by entities that are disregarded as separate from such Subsidiary of AEPC or AEPC, as the case may be, for U.S. federal income tax purposes, rather than as an acquisition of any interest in such entities).

(b)            Buyer and Sellers agree that the sum of the Definitive Initial Purchase Price and the liabilities of the Company as of the Initial Closing Date that are assumed by Buyer (collectively, the “Asset Sale Purchase Price”) shall be allocated between and among each of the assets held by the Group Companies as of the Initial Closing Date, other than any assets held by any Group Company that is a corporation for U.S. federal income Tax purposes. Within thirty (30) days after the determination of the Asset Sale Purchase Price, Buyer shall prepare or cause to be prepared a schedule (the “Allocation Schedule”) setting forth the allocation of the Asset Sale Purchase Price for the purpose of, and in accordance with, Section 1060 of the Code and the applicable Treasury Regulations and any applicable provision of state, local or foreign Law, among the various class of assets listed on IRS Form 8594, and Buyer shall provide the Allocation Schedule to Sellers. If Sellers provide a notice of objections (the “Notice of Objections”) to Buyer within fifteen (15) Business Days of receipt of the Allocation Schedule, Sellers and Buyer shall negotiate in good faith to resolve the objections raised by Sellers in the Notice of Objections. If Buyer and Sellers fail to resolve the objections raised by Sellers within thirty (30) days after receipt of the Notice of Objections, then the dispute shall be resolved by the Accounting Firm. Buyer, on the one hand, and Sellers, on the other hand, shall share equally the fees and expenses of the Accounting Firm for this purpose. The Parties shall, and shall cause the Group Companies to, report the Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Allocation Schedule, as originally provided by Buyer (if Sellers do not provide a timely Notice of Objections), as agreed to by Buyer and Sellers, or as determined by the Accounting Firm, as the case may be (in each case, the “Final Allocation Schedule”), and shall not take any action or position that is inconsistent therewith. The Parties shall update the Final Allocation Schedule to reflect any further adjustments to the Definitive Initial Purchase Price in a manner consistent with the principles used to create the Final Allocation Schedule, and the Parties shall, and shall cause the Group Companies to, report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Final Allocation Schedule, as revised, and shall not take any action or position that is inconsistent therewith.

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(c)            Each Seller shall prepare and timely file (and deliver a copy to Buyer of) the statement described in Section 1.751-1(a)(3) of the Treasury Regulations in a manner consistent with the Allocation Schedule.

Section 10.3           Straddle Periods.

(a)            Except as provided in Section 10.3(b), any liability for Taxes attributable to a Straddle Period shall be apportioned between the portion of such period ending on the Initial Closing Date and the portion beginning on the day after the Initial Closing Date (a) in the case of real and personal property Taxes, as well as any other Taxes that are levied on a per diem basis, by apportioning such Taxes on a per diem basis and (b) in the case of all other Taxes, on the basis of a closing of the books as of the close of business on the Initial Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis. For the avoidance of doubt, for purposes of this Section 10.3, in the case of any income Tax attributable to the ownership of an entity that is taxed as a partnership or of any other entity that is treated as a “flow-through” entity for Tax purposes, the portion of such income Tax that relates to the Pre-Closing Tax Period shall be deemed to be the amount that would be payable if the relevant Tax period of such “flow-through” entity ended on and included the Initial Closing Date.

(b)            With respect to any assets that are not transferred by Sellers or the Company on the Initial Closing Date, but which are transferred by Sellers or any of their Affiliates in a Subsequent Closing, any liability for Taxes attributable to any period ending on or prior to the applicable Subsequent Closing Date that is not the applicable Subsequent Straddle Period shall be apportioned entirely to Sellers, and any liability for Taxes attributable to the applicable Subsequent Straddle Period shall be apportioned in the same manner as provided in Section 10.3(a), determined by replacing (i) Initial Closing Date with “the applicable Subsequent Closing Date,” (ii) Straddle Period with “the applicable Subsequent Straddle Period,” and (iii) Pre-Closing Tax Period with the “any period ending on and including the applicable Subsequent Closing Date.”

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Section 10.4           Refunds. All refunds or credits of Taxes (including any interest actually received thereon from a relevant taxing authority) for which Sellers are responsible pursuant to Section 10.1(a), and which Sellers or, prior to the Initial Closing, the Company or its Subsidiaries, have actually paid (other than to the extent such refund or credit results from the carryback of a Tax attribute of a Group Company relating to a Post-Closing Tax Period and other than any such refunds or credits reflected on the Closing Net Book Value as finally determined) shall be for the account of Sellers, and Buyer shall pay over such refund or credit and any such interest, net of any Taxes on the receipt of such refund or interest imposed on Buyer or any Affiliate of Buyer (including, for the avoidance of doubt, any Group Company) and net of any reasonable costs incurred by the Buyer Indemnitees in connection with obtaining such refund or interest, to Sellers within five (5) Business Days of receipt.

Section 10.5           Tax Returns.

(a)            From the date of this Agreement through and after the Initial Closing Date, Sellers shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner (i) IRS Form 1065 (and related schedules), together with any corresponding state, local or foreign income Tax Returns (and related schedules) of the Company for the taxable year of the Company ending on and including the Initial Closing Date and (ii) all other Tax Returns of the Company and any other Group Company that are required to be filed on or prior to the Initial Closing Date. All such Tax Returns shall be prepared in a manner consistent with most recent past practice, except as otherwise required by applicable Law.

(b)            Buyer shall prepare and file as required by applicable Law with the appropriate taxing authority (or cause to be prepared and filed) in a timely manner all Straddle Period Tax Returns of the Company and any other Group Company, and any other Tax Returns for any Pre-Closing Tax Period that are not described in Section 10.5(a).

(c)            Each Party responsible for the preparation of a Tax Return under Section 10.5(a)(ii) or Section 10.5(b) shall submit such Tax Return to the other Party (together with schedules, statements and, to the extent requested by such other Party, supporting documentation) at least thirty (30) days (or, in the case of any non-income Tax Return, if thirty (30) days is not commercially reasonable, within such period as is commercially reasonable) prior to the due date (including extensions) of such Tax Return. If such other Party objects to any item on any such Tax Return, it shall, within fifteen (15) days (or, in the case of any non-income Tax Return, as soon as practicable) after delivery of such Tax Return, notify the other Party responsible for preparation of such Tax Return in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection is duly delivered, Buyer and Sellers shall negotiate in good faith and use their reasonable best efforts to resolve such items. In the event of any disagreement that cannot be resolved between Buyer and Sellers, such disagreement shall be resolved by the Accounting Firm, and any such determination by the Accounting Firm shall be final. The fees and expenses of the Accounting Firm shall be borne equally by Buyer and Sellers. If the Accounting Firm does not resolve any differences between Sellers and Buyer with respect to such Tax Return at least five (5) days prior to the due date therefor, such Tax Return shall be filed as prepared by the Party responsible for preparing such Tax Return under this Section 10.5 and amended to reflect the Accounting Firm’s resolution. The preparation and filing of any Tax Return that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Buyer, and Buyer shall have no obligation to provide Seller with any copies of any such Tax Returns.

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(d)            Buyer shall not, without the prior written consent of Sellers, which shall not be unreasonably withheld, conditioned or delayed, file, or cause to be filed, any amended Tax Return or claim for Tax refund for any taxable period ending on or before the Initial Closing Date to the extent that such filing would reasonably be expected to increase the Tax indemnification obligations of Sellers under Section 10.1(a) or otherwise increase the income tax liability of Sellers or any Covered Affiliate thereof for Pre-Closing Tax Periods.

Section 10.6           Tax Contests. Buyer shall promptly notify Sellers in writing upon receipt by Buyer or any of its Affiliates (including, after the Initial Closing, the Group Companies) of written notice of any Tax audits, examinations or assessments that could give rise to a liability for which Sellers are responsible under Section 10.1(a) of this Agreement (each, a “Tax Contest”); provided, that Buyer’s failure to notify Sellers shall not limit Buyer’s rights under this Article X except to the extent Sellers are actually and materially prejudiced by such failure. Sellers shall promptly notify Buyer in writing upon receipt by Sellers or any of their Covered Affiliates of notice of any Tax audits, examinations or assessments that could give rise to Taxes of or with respect to any Group Company. Except as otherwise provided herein, (a) Sellers shall control any Tax audit, examination or proceeding to the extent such Tax audit, examination or proceeding relates to a Tax Return described in Section 10.5(a), and (b) Buyer shall control any Tax audit, examination or proceeding that is not described in clause (a). In either case, the Party controlling such Tax audit, examination or proceeding shall (w) notify the other Party of significant developments with respect to such Tax audit, examination or proceeding and keep the other Party reasonably informed and consult with the other Party as to the resolution of any issue that would materially affect such other Party, (x) give to the other Party a copy of any Tax adjustment proposed in writing with respect to such Tax audit, examination or proceeding and copies of any other written correspondence with the relevant taxing authority relating to such Tax audit, examination or proceeding, (y) not settle or compromise any issue without the consent of such other Party, which consent shall not be unreasonably withheld, conditioned or delayed and (z) otherwise permit the other Party to participate in all aspects of such Tax audit, examination or proceeding, at such other Party’s own expense. The Party that is controlling any Tax audit, examination or proceeding pursuant to this Section 10.6, shall control such Tax audit, examination or proceeding in good faith and in a commercially reasonable manner. For the avoidance of doubt, Buyer shall control, and Seller shall have no rights with respect to, any Tax audit, examination or proceeding to the extent such Tax audit, examination or proceeding relates to a Tax Return for a Post-Closing Tax Period with respect to which Seller does not bear any potential liability pursuant to Section 10.1(a).

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Section 10.7           Books and Records; Cooperation. Buyer shall, and shall cause its Affiliates to, and Sellers shall, and shall cause their respective Covered Affiliates to, (a) subject to Section 10.5(d), provide the other Party and its Affiliates with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or claim for refund, the determination of a liability for Taxes or a right to refund of Taxes or the conduct of any audit or other examination by any taxing authority or any judicial or administrative proceeding relating to Taxes and (b) retain (and provide the other Party and its Affiliates with reasonable access to) all records or information which may be relevant to such Tax Return, claim for refund, Tax determination, audit, examination or proceeding. Such cooperation and information shall include providing copies of all relevant Tax Returns, together with accompanying schedules and related work papers, documents relating to rulings or other determinations made by taxing authorities and records concerning the ownership and tax basis of property, which either Party may possess. Each Party shall make its employees available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Except as otherwise provided in this Agreement, the Party requesting assistance hereunder shall reimburse the other Party for any reasonable out of pocket costs incurred in providing any Tax Return, document or other written information, and shall compensate the other Party for any reasonable costs (excluding wages and salaries and related costs) of making employees available, upon receipt of reasonable documentation of such costs. Any information obtained under this Section 10.7 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting any audit, examination or other proceeding. Buyer and Sellers agree that the sharing of information and cooperation contemplated by this Section 10.7 shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

Section 10.8           Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and related fees (including any penalties and interest) incurred in connection with or attributable to (i) the transactions contemplated by this Agreement that are scheduled to occur on the Initial Closing Date or (ii) the transfer of any Option Cars or the equity interests of any NewCo (as described in Section 2.1(c)) to Buyer (or any Affiliate of Buyer) in any Subsequent Closing (collectively, “Transfer Taxes”) shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Sellers when due. The Tax Return for any such Transfer Tax shall be prepared by Buyer, and the Parties shall cooperate in the preparation and timely filing of all such Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, each Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Buyer and Sellers shall cooperate with each other in a reasonable manner to minimize the amount of any such Transfer Taxes. With regard to any Subsequent Closing, Sellers shall have the right to designate the state in which the applicable Option Bill of Sale is delivered or delivery of title passes for the Option Cars that are subject to the applicable Option Exercise Notice. For the avoidance of doubt, any Taxes or related fees incurred in connection with or attributable to any transfers of Option Cars or the equity of any RemainCo undertaken by Sellers or any of their Affiliates prior to the actual transfer of any Option Cars to Buyer (or any Affiliate of Buyer) are not Transfer Taxes, and shall be borne one hundred percent (100%) by Sellers.

Section 10.9           Tax Agreements; Powers of Attorney. Prior to the Initial Closing Date, Sellers shall terminate all Tax Agreements to which any Group Company is a party such that no Group Company shall have any obligations thereunder following the Initial Closing. Sellers shall cause any and all existing powers of attorney with respect to Taxes or Tax Returns that any Group Company is a party to be terminated as of the Initial Closing.

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Section 10.10          Overlap. To the extent of any inconsistency between this Article X and Article IX, this Article X shall control as to Tax matters. Notwithstanding any other provision of this Agreement and for the avoidance of doubt, all Taxes and other Losses in respect of Taxes for which Sellers have agreed to bear and indemnify Buyer Indemnitees for (x) pursuant to any provision of this Article X (other than solely Section 10.1(a)(iv)) are not subject to any limitations contained in Section 9.2 or Section 9.4 (including those contained in Section 9.4(c)), (y) pursuant to solely Section 10.1(a)(iv), are subject to the limitation on Losses set forth in Section 9.4(c), but are not subject to any limitations contained in Section 9.2 or the provisions of Section 9.4 (other than those contained in Section 9.4(b)), and (z) in each case, shall be indemnified by Sellers only once, without duplication.

Section 10.11         Certain Deductible Expenses. The Parties agree that the full amount of (i) the Transaction Expenses and (ii) any other expenses to be incurred by the Group Companies in connection with the consummation of the transactions contemplated by this Agreement and that are either paid prior to the Initial Closing or are taken into account (as deductions) in the computation of Closing Net Book Value are, in each case, to the extent permitted by applicable Law, to be included as deductible expenses on IRS Form 1065 of the Company for the taxable year of the Company ending on and including the Initial Closing Date.

Article XI

MISCELLANEOUS

Section 11.1           Entire Agreement; Assignment. This Agreement, the Buyer Confidentiality Agreement and the Ancillary Documents (including exhibits and schedules thereto) (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned (in whole or in part) by any Party (whether by operation of Law or otherwise), without the prior written consent of Buyer and Sellers; provided, (i) Buyer may assign this Agreement to any Subsidiary of Buyer or to any lender to Buyer or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof; provided, that no assignment to any such Subsidiary or lender shall in any way affect Buyer’s obligations or liabilities under this Agreement, (ii) prior to the Initial Closing, any Seller may assign this Agreement in connection with a transfer of Membership Interests that constitutes a Permitted Ownership Change, provided, that such Seller shall continue to be bound by all of its obligations under this Agreement, including under Article III and Article IX and (iii) after the Initial Closing, Sellers may assign this Agreement to any of their beneficial owners or successors by operation of Law, provided, that no such assignment shall release Sellers (including AEPC) of any of their obligations or liabilities hereunder, including Article IX. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11.1 shall be void.

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Section 11.2          Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail (followed by overnight courier), or by registered or certified mail (postage prepaid, return receipt requested) to the other Party as follows:

If to Buyer, to:

SMBC Rail Services LLC
300 S. Riverside Plaza
Chicago IL 60606
Attention:   Eugene T. Henneberry
E-mail:  Gene.Henneberry@smbcrail.com

with a copy (which shall not constitute notice to Buyer) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:  David Ingles
E-mail:  David.Ingles@Skadden.com

If to Parent, to:

Sumitomo Mitsui Banking Corporation
277 Park Avenue
New York, NY 10172
Attention:  Dave Ward
E-mail:  dward@smbc-lf.com

with a copy (which shall not constitute notice to Parent) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:  David Ingles
E-mail:  David.Ingles@Skadden.com

If to Sellers or, prior to the Initial Closing, the Company:

c/o Icahn Enterprises L.P.
767 Fifth Avenue, Suite 4700
New York, NY 10153
Attention:  Keith Cozza
E-mail:  Kcozza@sfire.com

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with a copy (which shall not constitute notice to Sellers or the Company, as applicable) to:

c/o Icahn Enterprises L.P.
767 Fifth Avenue, Suite 4700
New York, NY 10153
Attention:  Andrew Langham
E-mail:  Alangham@sfire.com
Attention:  Louie Pastor
E-mail:  LPastor@ielp.com

with a copy (which shall not constitute notice to Sellers or the Company, as applicable) to:

Thompson Hine LLP
335 Madison Avenue, 12th Floor
New York, NY 10017
Attention:  Stuart Welburn
E-mail:  Stuart.Welburn@ThompsonHine.com
Attention:  Todd Mason
E-mail:  Todd.Mason@ThompsonHine.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above. All such notices, requests and other communications shall be deemed duly given and received by the recipient thereof on the date of delivery if received prior to 5:00 p.m. New York time on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

Section 11.3           Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of New York.

Section 11.4           Fees and Expenses. Except as otherwise set forth in this Agreement (including Section 6.18), all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, however, that (a) Buyer shall pay all filing fees under the HSR Act, (b) Sellers shall bear all Transaction Expenses (it being understood that any Transaction Expense not paid in full prior to or at the Initial Closing shall be reflected as a liability in the calculation of the Closing Net Book Value or paid by Sellers after the Initial Closing), and (c) the premiums, penalties and other fees or other obligations and amounts due as a result of the consummation of the transactions contemplated by this Agreement in respect of the Change of Control Consent and, if applicable, the Guarantee Consent under any of the Designated Credit Agreements shall be governed by Section 6.18.

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Section 11.5           Construction; Interpretation. The term “this Agreement” means this Equity and Asset Purchase Agreement together with the Disclosure Schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against either Party. Unless otherwise indicated to the contrary herein by the context or use thereof, when used in this Agreement: (a) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Disclosure Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) “$” and “dollar” shall refer to U.S. dollars; (e) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (f) references to Articles, Sections, Exhibits and Schedules are references to the Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified; (g) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless such reference is specifically to “Business Days”; (h) a reference to any Person includes such Person’s permitted successors and assigns; (j) references to a statute means such statute as amended, modified or supplemented from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder, in each case through the date hereof; (j) references to any Contract or other document are to that Contract or other document as amended, restated, supplemented or otherwise modified in accordance with the terms thereof prior to the date hereof; and (k) each representation, warranty, covenant, agreement and condition contained in this Agreement shall have independent significance.

Section 11.6           Exhibits and Disclosure Schedules. All exhibits and Disclosure Schedules are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Disclosure Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent such disclosure sets forth information in sufficient detail so that the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Disclosure Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 11.7           Parties in Interest. This Agreement shall be binding upon and enforceable by and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.3, Section 6.9 and Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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Section 11.8           Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable under any Law or as a matter of public policy, all terms and other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 11.9           Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, and by different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, scanned pages or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.10         Amendment. This Agreement may be amended, modified or supplemented only by a written agreement executed and delivered by duly authorized officers of both Buyer and Sellers or their applicable successors in interest. This Agreement may not be amended, modified or supplemented except as provided in the immediately preceding sentence and any purported amendment modification or supplement by either Party effected in a manner which does not comply with this Section 11.10 shall be void.

Section 11.11         Extension; Waiver. Subject to Section 8.1(d), at any time prior to the Initial Closing or any Subsequent Closing, Sellers may (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein, or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. Subject to Section 8.1(d), at any time prior to the Initial Closing or any Subsequent Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of Sellers contained herein, or (iii) waive compliance by Sellers with any of the agreements or conditions contained herein. Any agreement on the part of either Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of either Party to exercise or assert any of its rights, powers or privileges hereunder shall not constitute a waiver of such rights nor shall any single or partial exercise preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 11.12         No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, Sellers and Buyer agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, partner, employee or member of Sellers or Buyer or of any of their Affiliates or assignees thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of Sellers or Buyer or any current or future member of Sellers or Buyer or any current or future director, officer, employee or member of Sellers or Buyer or of any of their Affiliates or assignees thereof, as such, for any obligation of Sellers or Buyer under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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Section 11.13         WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR FROM SUCH PARTIES PERFORMANCE UNDER THIS AGREEMENT OR FROM THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.14         Jurisdiction and Venue.

(a)            Each of the Parties irrevocably and unconditionally:

(i)          submits itself and its property to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the County of New York, in any Action or proceeding arising out of or in connection with or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement;

(ii)         agrees that all claims in respect of any Action or proceeding may be heard and determined in any such court and agrees not to bring any Action or proceeding arising out of or relating to this Agreement in any other court;

(iii)        waives any defense (including inconvenient forum) that it may now or hereafter have to the venue or jurisdiction or to the maintenance of any Action or proceeding so brought and agrees not to plead the same, and waives any bond, surety or other security that might be required of any other Party with respect thereto.

(b)            Each Party agrees that service of summons and complaint or any other process that might be served in any Action or proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 11.2. Nothing in this Section 11.14, however, shall affect the right of either Party to serve legal process in any other manner permitted by the Laws of the State of New York. Each Party agrees that a final, non-appealable judgment in any Action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

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Section 11.15            Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or at Law or in equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, on the understanding that termination pursuant to Section 8.1(d) shall not be deemed “valid” for purposes of this Section 11.15, the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Sellers’ or Buyer’s obligation to consummate the transactions contemplated by this Agreement if it is required to do so hereunder), in each case without posting a bond or other undertaking, this being in addition to any other remedy to which such Party is entitled at Law or in equity. Each of the Parties agrees that it will not oppose or raise any objection to the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or in equity. If any Party institutes any legal suit, action or proceeding against the other Party to obtain the remedy of specific performance as provided in Section 8.2 or this Section 11.15, the prevailing Party in such suit, action or proceeding shall be entitled to receive, and the non-prevailing Party shall pay, in addition to all other remedies to which the prevailing Party may be entitled, the reasonable costs and expenses incurred by the prevailing Party in conducting the suit, action or proceeding, including reasonable attorneys’ fees and expenses, court costs and other related expenses, even if not otherwise recoverable by Law; provided, that if the non-prevailing Party has failed to prevail in such action for specific performance on the basis that such Party had an adequate remedy at Law or an award of specific performance was not an appropriate remedy for any reason at Law or in equity and such non-prevailing Party subsequently prevails in a suit or action instituted to enforce such remedy at Law under this Agreement (the “Subsequent Action”), such Party shall be entitled to recover from the other Party all reasonable costs and expenses incurred in unsuccessfully seeking to enforce its rights for specific performance in addition to those incurred successfully enforcing its rights in the Subsequent Action.

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Section 11.16         Waiver of Conflicts.

(a)            Recognizing that Thompson Hine LLP and the other law firms listed on Section 11.16 of the Company Disclosure Schedule (each, including Thompson Hine LLP, an “Outside Counsel”) have acted as legal counsel to Sellers, the Group Companies and certain of their respective Affiliates prior to date hereof, and that the Outside Counsel intend to act as legal counsel to Sellers and their respective Affiliates after the Initial Closing (which will no longer include the Group Companies), Buyer (i) hereby waives, on its own behalf and agrees to cause its Affiliates and the Group Companies to waive, any conflicts that may arise in connection with any of the Outside Counsel representing Sellers or their respective Affiliates after the Initial Closing with respect to matters relating to the transactions contemplated hereby, including, but not limited to, the matters set forth in the Transition Agreement, and (ii) shall not, and shall cause its Affiliates and the Group Companies not to, seek to have or have Outside Counsel disqualified from any such representation based on the prior representation of the Group Companies by Outside Counsel.

(b)            Buyer further agrees, on behalf of itself and, after the Initial Closing, the Group Companies, that all communications in any form or format whatsoever between or among any of the Outside Counsel, Sellers, ARI and/or the Group Companies, or any of their respective Representatives, including internal counsel of the Group Companies, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by Sellers, shall be controlled by Sellers and shall not pass to or be claimed by Buyer or any of its Affiliates (including the Group Companies). All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Initial Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sellers, shall be controlled by Sellers and shall not pass to or be claimed by Buyer or any of its Affiliates (including the Group Companies). Notwithstanding the foregoing, if the Buyer or any of its Affiliates (including the Group Companies) intentionally or inadvertently comes into possession of Privileged Deal Communications and in the event that a dispute arises between Buyer or any of the Group Companies, on the one hand, and a third party other than either or both of Sellers, on the other hand, Buyer or the Group Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Buyer or any of the Group Companies may waive such privilege without the prior written consent of Sellers. In the event that Buyer or any of the Group Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall immediately (and, in any event, within two (2) Business Days) notify Sellers in writing (including by making specific reference to this Section 11.16(b)) so that Sellers can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.

(c)            To the extent that files or other materials maintained by Outside Counsel with respect to Deal Communications constitute property of their clients, only Sellers shall hold such property rights, and Outside Counsel shall have no duty to reveal or disclose any such files or other materials with respect to any Deal Communications by reason of any attorney-client relationship between Outside Counsel, on the one hand, and any of the Group Companies, on the other hand.

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(d)            Buyer agrees that it will not, and that it will cause each of the Group Companies not to, (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Sellers waive the attorney-client or other privilege, or by otherwise asserting that Buyer or any of the Group Companies has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Outside Counsel. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Initial Closing Sellers or any of the Group Companies, or any of their respective Representatives takes any action to protect from access or remove from the premises of the Group Companies (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by Sellers or the Group Companies prior to the Initial Closing, or any of their respective Representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Buyer (each, a “Residual Communication”), Buyer agrees that it will not, and that it will cause the Group Companies, and their respective Representatives not to intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.

(e)            For the avoidance of doubt, nothing in this Section 11.16 shall apply to any communication between the Group Companies and their Affiliates (including Buyer), on the one hand, and internal counsel of the Group Companies, on the other hand, from and after the Initial Closing. This Section 11.16 will be irrevocable, and no term of this Section 11.16 may be amended, waived or modified, without the prior written consent of such Outside Counsel.

Section 11.17         Parent Guarantee.

(a)            As of the date hereof and as of the Initial Closing Date, Parent represents and warrants to Sellers as follows:

(i)          Parent (A) is a joint stock corporation, duly organized, validly existing and in good standing under the Laws of Japan and (B) has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the transactions contemplated hereby.

(ii)         Parent has the requisite organizational power and authority to execute and deliver, consummate the transactions contemplated by and carry out its obligations under this Agreement. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent. Assuming due authorization, execution and delivery by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

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(iii)        Except for (A) the Governmental Approvals set forth in the Disclosure Schedules, (B) the Change of Control Consents and the Guarantee Consents and (C) the notification and waiting period requirements of the HSR Act, the execution and delivery by Parent of this Agreement and the performance by Parent of its obligations under this Agreement do not: (1) require any Governmental Approval to be obtained or made by Parent; or (2) require any Third Party Approval to be obtained by Parent, other than, in each case, (x) those that may be required solely by reason of Sellers or the Group Companies (as opposed to any other third party’s) participation in the transactions contemplated hereby and (y) as would not reasonably be expected to materially impair or delay the ability of Parent to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

(iv)        Provided that all consents, approvals, authorizations and other actions described in Section 11.17(a)(iii) have been obtained or taken, the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby will not (A) conflict with or result in any violation or breach of any provision of Parent’s Governing Documents, (B) conflict with or result in any violation or breach of, or cause the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or cause or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract or Permit or (C) conflict with or violate in any material respect any Law or Governmental Order applicable to Parent, except, in the case of clause (B) and (C), as would not reasonably be expected to materially impair or delay the ability of Parent to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

(b)            Subject to the conditions and limitations set forth below, Parent hereby absolutely, irrevocably and unconditionally guarantees, as principal and not as surety, to Sellers, the due and punctual payment of all payment obligations of Buyer under this Agreement, including the payment obligations contemplated under Articles II, VI, IX, and X, (collectively, the “Guaranteed Obligations”).

(c)            Parent guarantees that the Guaranteed Obligations will be duly and punctually paid in accordance with the terms of this Agreement. If for any reason Buyer shall fail or be unable duly and punctually to pay any of the Guaranteed Obligations as and when the same shall become due or otherwise required, then Parent shall, subject to the terms and conditions of this Agreement, forthwith duly and punctually pay such Guaranteed Obligation. Parent further agrees that this Agreement, to the extent it requires the payment of money, constitutes a guaranty of payment when due and not of collection and is in no way conditioned or contingent upon any attempt to collect from Buyer. Parent’s liability under this Agreement shall be absolute, unconditional, irrevocable and continuing irrespective, without limitation, of:

(i)          any lack of validity or enforceability of this Agreement as a result of the application of any bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity to Buyer;

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(ii)         any modification, amendment, consent, extension, forbearance or waiver of or any consent to departure from this Agreement that may be agreed to by Buyer;

(iii)        any action or inaction by any Seller under or in respect of this Agreement, or any failure, lack of diligence, omission or delay on the part of any Seller to enforce, assert or exercise any right, power or remedy conferred on Sellers in this Agreement;

(iv)        any merger or consolidation of Buyer, Parent or any of their respective Affiliates into or with any Person, or any sale, lease or transfer of any of the assets of the Parties or any other Person to any other Person;

(v)         any change in the ownership of any of the Parties or any Person; or

(vi)        any other occurrence, circumstance, happening or event, whether similar or dissimilar to the foregoing and whether foreseen or unforeseen, which otherwise might constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which otherwise might limit recourse against Parent or any other Person.

(d)          Parent hereby unconditionally waives (i) any and all notices, including promptness, diligence, notice of acceptance of this Agreement and any other notice with respect to any of the Guaranteed Obligations and this Agreement, (ii) any presentment, demand, performance, protest, notice of non-payment as the same pertains to Buyer, suit or the taking of other action by Sellers against, and any other notice to, Parent with respect to any of the Guaranteed Obligations, (iii) any right to require Sellers to proceed against Buyer or to exhaust any security held by a Buyer or to pursue any other remedy with respect to any of the Guaranteed Obligations, (iv) any defense based upon an election of remedies by Sellers, unless the same would excuse performance by Buyer under this Agreement with respect to any of the Guaranteed Obligations and (v) any duty of Sellers to advise Parent of any information known to any Seller regarding Buyer or its ability to perform under this Agreement with respect to any of the Guaranteed Obligations. Sellers may at any time and from time to time without notice to or consent of Parent and without impairing or releasing the obligations of Parent hereunder, with respect to any of the Guaranteed Obligations, (A) agree with Buyer to make any change in the terms of the Guaranteed Obligations, (B) take or fail to take any action of any kind in respect of any security for the Guaranteed Obligations, (C) exercise or refrain from exercising any rights against Buyer or others, or (D) compromise or subordinate the Guaranteed Obligations, including any security therefor. Any other suretyship defenses are hereby waived by Parent with respect to any of the Guaranteed Obligations.

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(e)            The provisions of this Section 11.17 shall continue to be effective or be reinstated, as the case may be, if (i) at any time and to the extent that any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the payee thereof to Buyer or Parent upon the insolvency, bankruptcy, reorganization or similar event of Buyer or Parent, all as though such payment had not been made or (ii) the obligations of Parent under this Section 11.17, with respect to any of the Guaranteed Obligations, are released in consideration of a payment of money or transfer of property by Buyer or any other Person and to the extent that such payment, transfer or grant is rescinded or must otherwise be returned by the recipient thereof to Buyer or Parent upon the insolvency, bankruptcy, reorganization or similar event of Buyer or Parent, all as though such payment, transfer or grant had not been made.

[signature page follows]

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IN WITNESS WHEREOF, each of the Parties has caused this Equity and Asset Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

COMPANY:

AMERICAN RAILCAR LEASING LLC

By:	/s/ John O’Bryan
Name: John O’Bryan
Title: Chief Executive Officer

SELLERS:

AMERICAN ENTERTAINMENT PROPERTIES CORP.

By:	/s/ Keith Cozza
Name: Keith Cozza
Title: President

AEP RAIL CORP.

By:	/s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer; Vice
President; and Secretary

BUYER:

SMBC RAIL SERVICES LLC

By:	/s/ Eugene T. Henneberry
Name: Eugene T. Henneberry
Title: President and Chief Executive
Officer

PARENT:

SUMITOMO MITSUI BANKING CORPORATION, solely for the purposes of Articles I and XI

By:	/s/ Nobuyuki Kawabata
Name: Nobuyuki Kawabata
Title: Managing Director, Chief
Executive Officer of America’s
Division

SCHEDULE I

SELLERS; PRO RATA PERCENTAGE

Sellers	Membership Interests	Pro Rata Percentage

AEPC	25%	25%

AEP Rail	75%	75%

	100%	100%

EXHIBIT A

FORM OF OPTION ASSIGNMENT AND ASSUMPTION AGREEMENT

A-1

EXHIBIT B

FORM OF COMPANY/REMAINCO ASSIGNMENT AND ASSUMPTION AGREEMENT

B-1

EXHIBIT C

ACCOUNTING PRINCIPLES

[see attached]

C-1

Exhibit D

Form of OPTION Bill of Sale

D-1

Exhibit E

Form of Company/RemainCO Bill of Sale

E-1

Exhibit F

FORM OF INSTRUMENT OF ASSIGNMENT

F-1

Exhibit G

FORM OF REMAINCO RAILCAR MANAGEMENT AGREEMENT

G-1

Exhibit H

FORM OF SUBSEQUENT CLOSING CERTIFICATE

H-1

Exhibit I

FORM OF OPTION EXERCISE NOTICE

I-1